UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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2023 PROXY STATEMENT

HALYARD
PROCEDURE
APRIA

Owens & Minor®

EMPOWERING OUR CUSTOMERS TO ADVANCE HEALTHCARE®

Street Address	Mailing Address
9120 Lockwood Boulevard	P.O. Box 27626
Mechanicsville, Virginia 23116	Richmond, Virginia 23261-7626

March 29, 2023

Dear Shareholders:

It is a pleasure to invite you to the Owens & Minor, Inc. Annual Meeting of Shareholders on Thursday, May 11, 2023 at 9:00 a.m. Eastern Daylight Time. The Annual Meeting will be held in a virtual meeting format only, via the Internet which allows us to make participation accessible for shareholders from any geographic location while reducing the costs and environmental impact associated with holding an in-person meeting. Information regarding attending the virtual Annual Meeting can be found on page 79 of the Proxy Statement.

The Notice of 2023 Annual Meeting of Shareholders and Proxy Statement describe the items of business for the meeting. In addition to considering these matters, we will review significant accomplishments and events since our last shareholders’ meeting as well as future opportunities and initiatives we intend to pursue. Our Board of Directors and management team will be present to discuss items of interest and to answer questions.

The Notice of 2023 Annual Meeting of Shareholders contains instructions on how to access our proxy materials and our 2022 Annual Report/Form 10-K over the Internet as well as how shareholders can receive paper copies of such documents, if they so desire.

You may vote your shares via the Internet or by telephone or, if you prefer, you may request paper copies of the proxy materials and submit your vote by mail by following the instructions on the proxy card. We encourage you to vote via the Internet. Whichever method you choose, your vote is important so please vote as soon as possible. All of us at Owens & Minor appreciate your continued interest and support.

Warm regards,

Mark A. Beck

Chair of the Board of Directors

Owens & Minor, Inc.

WHETHER OR NOT YOU PRESENTLY PLAN TO ATTEND THE MEETING,

THE BOARD OF DIRECTORS URGES YOU TO VOTE.

Proxy Statement

Your Vote Is Important

Whether or not you plan to attend the Annual Meeting, please vote your shares promptly, as instructed in the Notice Regarding the Availability of Proxy Materials, by the Internet or by telephone. You may also request a paper proxy card to submit your vote by mail, if you prefer. We encourage you to vote via the Internet.

Notice of Annual Meeting of Shareholders

To Be Held Thursday, May 11, 2023

TO THE SHAREHOLDERS OF OWENS & MINOR, INC.:

The Annual Meeting of Shareholders of Owens & Minor, Inc. (the “Company”, “Owens & Minor”, “we”, “us”, “our”, etc.) will be held virtually, via the Internet, on Thursday, May 11, 2023 at 9:00 a.m. Eastern Daylight Time (“EDT”). You will be able to attend the Annual Meeting online, listen to the meeting live, submit questions and vote. To be admitted to the Annual Meeting at www.meetnow.global/MC6GDAD you must enter the control number found on your proxy card, voting instruction form or notice you previously received. We encourage you to access the meeting in advance of the designated start time.

The purposes of the meeting are:

1.	To elect the nine directors named in the attached Proxy Statement, each for a one-year term and until their respective successors are elected and qualified;

2.	To approve the Owens & Minor, Inc. 2023 Omnibus Incentive Plan;

3.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023;

4.	To conduct an advisory vote to approve the compensation of the Company’s named executive officers; and

5.	To transact any other business properly before the Annual Meeting.

Shareholders of record as of March 17, 2023 will be entitled to vote at the Annual Meeting.

Your attention is directed to the attached Proxy Statement. The Notice Regarding the Availability of Proxy Materials is being distributed on or about March 29, 2023. This Proxy Statement, the proxy card and Owens & Minor’s 2022 Annual Report/Form 10-K are being furnished on the Internet on or about March 29, 2023.

BY ORDER OF THE BOARD OF DIRECTORS,

NICHOLAS J. PACE

Executive Vice President, General Counsel &

    Corporate Secretary

Owens & Minor, Inc.    ●    2023 Proxy Statement            i

Proxy Statement Summary

This summary highlights information contained in this Proxy Statement. This summary does not contain all the information that you should consider, and you should carefully read the entire Proxy Statement before voting.

Annual Meeting of Shareholders

•	Time and Date: Virtually at 9:00 a.m., EDT, Thursday, May 11, 2023

•	Place: Audio webcast at www.meetnow.global/MC6GDAD

•	Record Date: Close of business on March 17, 2023

•

Voting: Shareholders as of the record date are entitled to vote; each share of common stock (“Common Stock”) is entitled to one vote for each director nominee and one vote for each of the other proposals

Voting Matters and Recommendations

	Items of Business	Board Recommendation	Page

1	Election of nine director nominees to serve one-year terms	“FOR” Each Nominee	20

2	Approval of the 2023 Omnibus Incentive Plan	“FOR”	26

3	Ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2023	“FOR”	35

4	Advisory vote on the compensation of our named executive officers	“FOR”	77

Director Nominees

					Committee Memberships

Name	Primary Occupation	Age	Director Since	Independent	Audit	Exec	Gov & Nom	OP&C

Mark A. Beck	Chair of the Board, Owens & Minor, Inc. Chief Executive Officer, B-Square Precision, LLC	57	2019

Gwendolyn M. Bingham	Retired United States Army Lieutenant General (three stars)	63	2020

Kenneth Gardner-Smith	Chief People Officer, DaVita, Inc.	42	2022

Robert J. Henkel	Retired President and Chief Executive Officer, Ascension Healthcare	68	2019

Rita F. Johnson-Mills	President (Southern Region), CINQCARE	64	2022

Stephen W. Klemash	Retired Partner, Ernst & Young LLP Former Lead Partner, Ernst & Young Americas Center for Board Matters	62	2021

Teresa L. Kline	Retired President and Chief Executive Officer of Health Alliance Plan of Michigan and Executive Vice President of Henry Ford Health System	64	2022

Edward A. Pesicka	President & Chief Executive Officer, Owens & Minor, Inc.	56	2019

Carissa L. Rollins	Chief Information Officer, Illumina, Inc.	53	2022

Audit = Audit Committee    Exec = Executive Committee    Gov & Nom = Governance & Nominating Committee

OP&C = Our People & Culture Committee

Owens & Minor, Inc.    ●    2023 Proxy Statement            1

Proxy Statement Summary

Director Nominee Group Information

Our Corporate Governance Highlights

Director Independence and Board Leadership

•    All directors, including our Board Chair, are independent except for our CEO

•    Only independent directors serve on the Audit, Governance & Nominating and Our People & Culture Committees

•    The independent directors on our Board and our Board committees conduct regular executive sessions without management

Board Evaluation, Selection and Diversity

•    The Board and each of its committees conduct an annual self-evaluation to assess their respective performance

•    Governance & Nominating Committee identifies Board candidates based on selection criteria and considers candidates with diversity of experiences, gender, ethnicity and race for director vacancies

•    Our Bylaws provide that no director nominee can stand for election if the nominee is over age 72

•    5 of 9 director nominees are women and/or racially diverse

•    Average age of director nominees is 58

Board and Committee Oversight

•    The Board actively engages annually in comprehensive senior management succession planning

•    The Board and its committees perform risk oversight of our Company, including our ERM program, ESG framework and governance structure, cybersecurity and information security risks

•    Each Board committee oversees the specific financial, compensation and governance risks related to its functions and responsibilities

Governance Practices

•    Annual review of our Corporate Governance Guidelines and Board committee charters

•    Our insider trading policy prohibits hedging or pledging Owens & Minor stock

•    Recoupment (“clawback”) policy for incentive compensation, including performance-based cash compensation and all equity compensation

•    Maintain substantial stock ownership requirements for directors and executive officers

•    Our Code of Honor applies to our directors, executive officers and all teammates

•    Corporate Governance Guidelines limit director membership on other public company boards

Shareholder Rights

•    Declassified Board with annual election of our directors serving one-year terms

•    Majority voting standard for uncontested director elections (plurality voting in contested elections)

•    Proxy access allowing holders of 3% of our stock for at least three years to include the greater of two nominees or nominees representing 20% of board seats in our proxy statement if they satisfy the requirements in our Company Bylaws.

•    Annual shareholder advisory vote on the compensation of our named executive officers

2            Owens & Minor, Inc.    ●    2023 Proxy Statement

Proxy Statement Summary

Our Executive Compensation Highlights

Executive Compensation Philosophy

Our executive compensation program which is described in more detail in our “Compensation Discussion and Analysis” section is designed with a pay-for-performance philosophy that aligns with the business’s strategy and goals, both short and long-term, and pays for sustained performance, profitable growth, and achievement of results. We generally target the 50th percentile of our peer group and the relevant market as a reference point for positioning target total compensation for our executives,1 with the ability to earn above or below the 50th percentile based on Company and/or individual performance.

We designed our executive compensation program framework to reward for Company and individual performance and focus on the following objectives:

•	Reasonable but market-competitive base salaries to attract, motivate and retain executives.

•

Appropriate balance between short- and long-term incentives and fixed and at-risk incentive compensation, to weigh cost against expected benefit and to align with the creation of shareholder value, including:

•	Annual cash incentives to drive critical business results each year; and

•	Long-term incentive equity awards to retain management and focus executives on longer-term financial performance and execution of our operational and strategic plans.

•	Retirement, severance, and other market-competitive benefits to attract executive talent and encourage retention.

[1]	This is a reference point, not a policy, and actual compensation may be above or below the target level based on corporate and/or individual performance.

Compensation Components

We base a significant portion of compensation on the achievement of objective financial measures to create a strong link between pay and performance. We have no specific policies on the percentage of total compensation that should be “performance-based,” but consider this relationship in determining the overall balance and reasonableness of the executives’ total direct compensation packages. In 2022, our President & CEO’s total target compensation was 86% performance-based and 14% fixed, and our other named executive officers’ (“NEOs”) total target compensation was 79% performance-based and 21% fixed.

We believe our proportionate mix of compensation opportunities is appropriate in that we provide a slightly greater relative percentage of incentive-based compensation tied to financial performance and long-term compensation to the CEO versus other NEOs because the CEO is able to more directly impact financial results and creation of long-term shareholder value.

Owens & Minor, Inc.    ●    2023 Proxy Statement            3

Proxy Statement Summary

Compensation Factors and Governance

The Our People & Culture Committee (“OP&C Committee”) applies several corporate governance features related to executive compensation, which are summarized below. We believe that these mechanisms help to assure the alignment of executive and shareholder interests.

WHAT WE DO

Pay for Performance.    We link pay to performance and a significant portion of our executives’ potential total annual compensation, both cash and equity, is incentive-based on the achievement of objective, simple and transparent financial measures designed to enhance short- and long-term performance.

Performance-Based Equity Awards. At least half of our annual equity award grants are performance share units (“PSUs”) with multi-year performance requirements.

Share Ownership Guidelines.    We have established stock ownership guidelines for our officers, and our tenured NEOs meet or exceed the established ownership guidelines. Newly appointed NEOs are in the process of attaining the required ownership level.

Limited Perquisites. We tie perquisites to a legitimate business purpose and limit the value provided to executive officers.

Double-Trigger Change in Control Provisions.    Equity vesting and severance benefits resulting from a change in control are “double-trigger” and require a qualifying termination of employment following the change in control.

Recoupment Policy.    We maintain a recoupment policy to recover all performance-based cash compensation and all equity-based compensation (including both time- and performance-vesting equity awards) from our NEOs’ compensation paid under circumstances involving restatement of our financial statements.

Risk Mitigation.    We mitigate risks associated with compensation by establishing caps on incentive compensation, multiple performance targets for incentive compensation and ongoing processes to identify and manage risk.

Independent Compensation Consulting Firm.    The OP&C Committee receives advice about its compensation programs and practices from an independent consulting firm that provides no other services to the Company, and the Company is not aware of any conflicts of interest with respect to its work.

WHAT WE DON’T DO

No Employment Agreements. We do not have employment agreements with our executive officers.

No Hedging. We prohibit our executive officers and directors from hedging against the economic ownership of Company stock.

No Pledging. We prohibit our executive officers from pledging Company stock.

No Repricing of Equity Awards. Our stock plans do not permit the repricing of equity awards without shareholder approval.

No Tax Gross-Ups. We do not provide excise tax gross-ups.

4            Owens & Minor, Inc.    ●    2023 Proxy Statement

Proxy Statement

Annual Meeting of Shareholders

to be held on May 11, 2023

About the Meeting

When and Where the Annual Meeting Will Be Held

The Annual Meeting will be held virtually on Thursday, May 11, 2023 at 9:00 a.m. EDT at www.meetnow.global/MC6GDAD through a live audio webcast. We have adopted a virtual format for our Annual Meeting which allows us to make participation accessible for shareholders from any geographic location with Internet connectivity, while reducing costs and environmental impact associated with holding and arranging for an in-person meeting.

How to Attend the Virtual Annual Meeting

Shareholders at the close of business on March 17, 2023 (the “Record Date”) have a right to attend the Annual Meeting. In order to be admitted to the Annual Meeting at www.meetnow.global/MC6GDAD, registered shareholders must enter the 15-digit control number found in the shaded bar on your Notice of Internet Availability or proxy card. Further information regarding attending the virtual Annual Meeting can be found at page 79 of this Proxy Statement.

What You Are Voting On

Proxies are being solicited by the Board of Directors for purposes of voting on the following proposals and any other business properly brought before the meeting:

Proposal 1:	Election of the nine directors named in this Proxy Statement, each for a one-year term and until their respective successors are elected and qualified.
Proposal 2:	Approval of the Owens & Minor, Inc. 2023 Omnibus Incentive Plan.
Proposal 3:	Ratification of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023.
Proposal 4:	Advisory vote to approve the compensation of our named executive officers (the “Say-on-Pay Proposal”).

Who is Entitled to Vote

Shareholders of Owens & Minor, Inc. (the “Company” or “Owens & Minor”) as of the close of business on the Record Date are entitled to vote. Each share of the Company’s Common Stock is entitled to one vote with respect to each matter to be voted upon at the meeting. As of March 17, 2023, 76,192,213 shares of Common Stock were issued and outstanding.

Owens & Minor, Inc.    ●    2023 Proxy Statement            5

About the Meeting

How to Vote

You can vote via the Internet, by telephone or by mail.

By Internet.    You may vote via the Internet by following the specific instructions on the Notice of Internet Availability of Proxy Materials. Shareholders who have requested a paper copy of a proxy card by mail may submit proxies over the Internet by following the instructions on the proxy card. We encourage you to vote via the Internet. If your shares are held by your bank or broker in street name, please refer to the instruction form that you receive from your bank or broker or contact your bank or broker to determine whether you will be able to vote via the Internet.

By Telephone.    You may vote by telephone by calling the toll-free number on the proxy card and following the instructions. Shareholders will need to have the control number that appears on their proxy card or notice available when voting. If your shares are held by your bank or broker in street name, please refer to the instruction form that you receive from your bank or broker or contact your bank or broker to determine whether you will be able to vote by telephone.

By Mail.    Shareholders who have requested a paper copy of a proxy card by mail may submit proxies by completing, signing, and dating the enclosed proxy card and returning it in the postage-paid envelope provided.

However you choose to vote, you may revoke a proxy prior to the meeting by (1) submitting a subsequently dated proxy by any of the methods described above, (2) giving notice in writing to the Corporate Secretary of the Company or (3) voting at the virtual meeting (attendance at the meeting will not itself revoke a proxy).

What Happens if You Do Not Make Selections on Your Proxy

If your proxy contains specific voting instructions, those instructions will be followed. However, if you sign and return your proxy card by mail or submit your proxy by telephone or via the Internet without making a selection on one or more proposals, you give authority to the individuals designated on the proxy card to vote on the proposal(s) for which you have not made specific selections or given instructions and any other matter that may arise at the meeting. If no specific selection is made or instructions given, it is intended that all proxies that are signed and returned or submitted via telephone or Internet will be voted “FOR” the election of all nominees for director, “FOR” approval of the 2023 Omnibus Incentive Plan, “FOR” the ratification of KPMG LLP as our independent registered public accounting firm in 2023, and “FOR” the approval of the Say-on-Pay Proposal.

Whether Your Shares Will be Voted if You Don’t Provide Your Proxy

Whether your shares will be voted if you do not provide your proxy depends on how your ownership of shares of Common Stock is registered. If you own your shares as a registered holder, which means that your shares of Common Stock are registered in your name, and you do not provide your proxy, your shares will not be represented at the meeting, will not count toward the quorum requirement, which is explained below, and will not be voted.

If you own your shares of Common Stock in street name, your shares may be voted even if you do not provide your broker with voting instructions. Brokers have the authority under New York Stock Exchange (“NYSE”) rules to vote shares for which their beneficial owner customers do not provide voting instructions on certain “routine” matters. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a broker non-vote.

The Company believes that only the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2023 is a routine matter for which brokerage firms will have discretionary voting power if you do not give voting instructions with respect to this proposal. The proposal to elect directors, the proposal to approve the 2023 Omnibus Incentive Plan and the Say-on-Pay Proposal are non-routine matters for which brokerage firms will not have discretionary voting power and for which specific voting instructions from their customers are required. As a result, brokerage firms will not be allowed to vote on these non-routine matters on behalf of their customers if the customers do not return specific voting instructions.

6            Owens & Minor, Inc.    ●    2023 Proxy Statement

About the Meeting

What Constitutes a Quorum

A majority of the outstanding shares of Common Stock present or represented by proxy constitutes a quorum. A quorum is required to conduct the Annual Meeting. If you vote your proxy, you will be considered part of the quorum. Abstentions and shares held by brokers or banks in street name (“broker shares”) that are voted on any matter are included in the quorum.

The Vote Required to Approve Each Item

Election of Directors.    The affirmative vote of a majority of the votes cast at the meeting is required for the election of each director. A majority of votes cast means that the number of votes cast “FOR” a nominee’s election must exceed the number of votes cast “AGAINST” that nominee’s election. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the results of this vote.

Approval of 2023 Omnibus Incentive Plan.    The approval of the 2023 Omnibus Incentive Plan requires the affirmative vote of a majority of the votes cast on this proposal. A majority of votes cast means that the number of votes cast “FOR” this proposal must exceed the number of votes cast “AGAINST” this proposal. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the results of this vote.

Ratification of Appointment of KPMG LLP.    The appointment of KPMG LLP will be ratified if the votes cast “FOR” this proposal exceed the number of votes cast “AGAINST” this proposal. Abstentions will not be counted as votes cast on this proposal and will have no effect on the results of this vote. There should be no broker non-votes because this is considered a routine matter under the rules of the NYSE.

Advisory Vote to Approve the Say-on-Pay Proposal.    The compensation of our executive officers named in the Summary Compensation Table will be approved on an advisory basis if the votes cast “FOR” this proposal exceed the number of votes cast “AGAINST” this proposal. Abstentions and broker non-votes will not be counted as votes cast on this proposal and will have no effect on the results of this vote.

How to Obtain a Paper Copy of the Proxy Materials

Shareholders will find instructions about how to obtain a paper copy of the proxy materials on the notice they received in the mail about the Internet availability of proxy materials.

What it Means if You Get More Than One Notice about the Internet Availability of Proxy Materials

Your shares are probably registered differently or are held in more than one account. Please vote all proxies to ensure that all your shares are voted. Also, please have all your accounts registered in the same name and address. You may do this by contacting our transfer agent, Computershare, Inc., at 1-866-252-0358.

Costs of Soliciting Proxies

Owens & Minor will pay all costs of this proxy solicitation. The Company has retained Georgeson, LLC to aid in the distribution and solicitation of proxies for approximately $8,300 plus expenses. The Company will reimburse brokers and other custodians, nominees, and fiduciaries for their expenses in forwarding proxy and solicitation materials.

Owens & Minor, Inc.    ●    2023 Proxy Statement            7

Corporate Governance

General.    The Company is managed under the direction of the Board of Directors (also, the “Board”), which has adopted Corporate Governance Guidelines to set forth certain corporate governance practices applicable to the Board. Each year, we review our corporate governance policies and practices relative to applicable laws, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes-Oxley Act of 2002 and rules and regulations promulgated thereunder or adopted by the Securities and Exchange Commission (“SEC”) and the NYSE, the exchange on which the Common Stock is listed, as well as the policies and practices recommended by groups and authorities active in corporate governance.

Corporate Governance Materials.    The Company’s Bylaws, Corporate Governance Guidelines, Code of Honor, and the charters of the Audit Committee, the OP&C Committee, and the Governance & Nominating Committee are available on our website at http://www.owens-minor.com under “Corporate Governance” in the “Investor Relations” tab. The information available on, or that can be accessed through, our website is not a part of, or incorporated by reference into, this Proxy Statement.

Code of Honor.    The Board of Directors has adopted a Code of Honor that is applicable to all teammates of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer, as well as the members of the Board of Directors. We would post any amendments to or waivers from our Code of Honor (to the extent applicable to the Company’s principal executive officer, principal financial officer, principal accounting officer, any other executive officer, or any director) on our website http://www.owens-minor.com under “Corporate Governance” in the “Investor Relations” tab.

Director Independence.    The Board of Directors has determined that the following Board members and/or nominees are “independent” within the meaning of the NYSE listing standards and the Company’s Corporate Governance Guidelines: Mark A. Beck, Gwendolyn M. Bingham, Kenneth Gardner-Smith, Robert J. Henkel, Rita F. Johnson-Mills, Stephen W. Klemash, Teresa L. Kline, and Carissa L. Rollins. To assist it in making determinations of independence, the Board has adopted categorical standards which are included in the Company’s Corporate Governance Guidelines available on our website at http://www.owens-minor.com under “Corporate Governance” in the “Investor Relations” tab. The Board has determined that all directors and/or nominees identified as independent in this Proxy Statement meet these standards.

Structure and Leadership of the Board.    The Board of Directors does not have a firm policy with respect to the separation of the offices of Chair of the Board and the Chief Executive Officer. Instead, the Board believes that it is in the best interests of the Company for the Board to make this determination from time to time taking into account many factors including the make-up of the Board, the performance of the business, the tenure of the CEO, or as part of the succession planning process when it selects a new Chief Executive Officer or when a Chair ceases his or her service on the Board. Currently, the Board believes that the separation of the Chair and Chief Executive Officer roles currently serves the best interests of the Company by allowing a non-executive, independent director to lead the Board while our current Chief Executive Officer focuses on the Company’s performance, day-to-day operations, customer service, teammate engagement and Company culture, leadership, and the implementation of strategic initiatives.

Our Corporate Governance Guidelines also provide for the annual election of a lead independent director by our non-management directors if the Chair is not independent. The lead independent director primarily presides at Board meetings in the absence of the Chair, presides at meetings of the independent directors, serves as the principal liaison between the independent directors and the Chair and Chief Executive Officer, and advises the Chair with respect to agendas and information requirements relating to the Board and committee meetings. The Board believes that the lead independent director, when the Chair is not independent, enhances communications between Board members (including the Chair) and committees as well as the overall functioning of the Board’s leadership.

Majority Vote Requirement for Election of Directors.    The Company’s Bylaws and Corporate Governance Guidelines provide for the election of directors by majority vote in uncontested elections. Under the Company’s Corporate Governance Guidelines, with respect to director nominations, the Board will only nominate those incumbent directors who submit irrevocable resignations effective upon the failure of such director nominee to receive the required vote for re-election and the Board’s acceptance of such resignation. In the event an incumbent director fails to receive a majority of the votes cast, the Governance & Nominating Committee (or such other committee designated by the Board) will make a recommendation to the Board as to whether to accept or reject the resignation. The Board must act on the resignation, considering the Governance & Nominating Committee’s recommendation, and publicly disclose its decision regarding the resignation, including, if applicable, its rationale for rejecting a resignation, in a press release and an appropriate disclosure with the SEC within 90 days following certification of the election results. The Governance & Nominating Committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant.

8            Owens & Minor, Inc.    ●    2023 Proxy Statement

Corporate Governance

The Board’s Role in Risk Oversight.    The Board of Directors currently administers its risk oversight function through the full Board and not through a separate risk committee of the Board. However, each of the Audit Committee, the OP&C Committee and the Governance & Nominating Committee oversees the specific financial, compensation, and governance risks, respectively, relating to its functions and responsibilities and reports on these matters to the full Board. The Board performs its risk oversight function through regular reporting by the Board committees as well as the officers and management-level personnel who supervise the day-to-day risk management activities of the Company, including an enterprise risk steering committee comprised of senior leaders of the Company that is one component of the Company’s enterprise risk management (“ERM”) program.

Cybersecurity Risks.    The Board recognizes the importance of oversight of cybersecurity and information security risks and at least annually receives a comprehensive presentation and report from management on the state of the Company’s cybersecurity program and systems protection. The presentation and report address topics and updates on all layers of cybersecurity, technology, applications, threat environment, and processes to prevent, detect and respond to threats. Cybersecurity and information security monitoring, mitigation and threat assessment are also part of the Company’s ERM program. Additionally, the Audit Committee monitors our information security programs and receives quarterly updates on the cybersecurity program and matters related to cybersecurity incidents, as well as one-on-one discussions with the Chief Information Officer and Chief Information Security Officer.

We model our cybersecurity program to align with practices and standards referenced within the NIST Cybersecurity Framework. Our information security program includes, but is not limited to:

•	Following the methodology of Identify, Protect, Detect, Respond, and Recover;

•	Mandatory annual cybersecurity awareness training for all teammates accessing the Company’s network;

•	Monthly Company-wide phishing prevention and awareness exercises;

•

Identification and remediation of information security risks and vulnerabilities in our information technology (“IT”) systems, including regular scanning of both internal and externally facing systems and annual third-party penetration testing;

•	Implementation of security technologies intended to identify and assist in containing and remediating malware risks;

•	Active monitoring of logs and events for our network perimeter and internal systems;

•	Due diligence of information security programs for third-party vendors that handle our data; and

•

Partnering with Cybersecurity and Infrastructure Security Agency (“CISA”)/United States Department of Homeland Security/Federal Bureau of Investigation, to leverage their provided sensitive/confidential threat intel and with CISA for weekly vulnerability scans of our key public facing servers.

The Company also maintains a cyber insurance policy that provides coverage for security breach recovery and response.

Environmental, Social and Governance (“ESG”).    The Governance & Nominating Committee reviews and has oversight of the Company’s ESG programs and practices. The Governance & Nominating Committee and full Board regularly receive reports on the progress of our ESG program.

Annual Performance Evaluation.    The Board conducts an annual self-evaluation (for the full Board and for each of its committees) to determine whether it and its committees are functioning effectively. The Governance & Nominating Committee receives comments from all directors and reports annually to the Board with an assessment of the Board’s performance. The assessment focuses on the Board’s contribution to the Company and specifically focuses on areas in which the Board or management believes that the Board can improve.

Board Diversity.    Consistent with the Company’s Corporate Governance Guidelines, the Governance & Nominating Committee seeks to select directors who reflect a diverse set of skills, technical expertise, educational and professional backgrounds, industry experiences and public service. While the Board has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees, the Governance & Nominating Committee and the Board believe that considering diversity is consistent with the goal of creating a Board that best serves the needs of the Company and the interests of its shareholders, and it is one of the many factors that they consider when identifying individuals for Board membership. The table on page 20 sets forth the diversity, experience, and tenure of our director nominees.

Owens & Minor, Inc.    ●    2023 Proxy Statement            9

Corporate Governance

Report of the Governance & Nominating Committee

The Governance & Nominating Committee is composed of five directors, all of whom the Board has determined are independent. The Governance & Nominating Committee met four times during 2022. In performing the various duties and responsibilities outlined in its charter, the Governance & Nominating Committee, among other things, received regular reports on the Company’s ESG programs; conducted the annual review of its charter and the Corporate Governance Guidelines; reviewed and assessed the Company’s director compensation program relative to comparable peer companies, including appropriate compensation for the non-executive Chair of the Board; and led the annual Board and committee assessment process. During 2022, the Governance & Nominating Committee reviewed and along with the full Board devoted time to management succession planning, including the review and approval of updates to the CEO emergency replacement plan and, in conjunction with the OP&C Committee, reviewed the performance of the Chief Executive Officer.

Additionally, in 2022, the Governance & Nominating Committee devoted considerable time and attention to director succession planning, which included continued engagement with an outside consulting firm to assist in the identification and strategic recruitment of diverse directors possessing the qualities, character, experience, and expertise that would contribute to the leadership and success of the Company.

THE GOVERNANCE & NOMINATING COMMITTEE

Gwendolyn M. Bingham, Chair
Kenneth Gardner-Smith
Robert J. Henkel
Rita F. Johnson-Mills
Teresa L. Kline

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Shareholder Engagement

Our Board of Directors and our leadership value our shareholders’ perspectives. Shareholder engagement is an integral part of the Company’s strategy. To help ensure that we understand and focus on the priorities that matter most to our shareholders, our Board of Directors and senior management proactively conduct investor outreach throughout the year.

We engage with shareholders through various outreach initiatives, including:

•	Quarterly earnings releases with corresponding conference calls and webcasts;

•	Regular reports filed with the SEC, including annual and quarterly reports;

•	Participation in investor conferences and non-deal roadshows;

•	In-person and virtual meetings with current and prospective investors and research analysts;

•	Proactive outreach to institutional investors, pension funds and governance professionals; and

•	Our annual shareholders’ meeting.

In addition to discussing business results and initiatives, strategy, and capital structure, we engage with investors on various other matters essential to our business and the Company, such as governance practices, risk management and ESG. Our senior executives regularly share with our Board the feedback received from our shareholders.

Specific Ways We Engaged with Shareholders in 2022

Our first shareholder engagement of 2022 was the announcement of the acquisition of Apria, Inc. This acquisition was the largest in the Company’s 140-year history, and as such we conducted a special webcast via our investor relations website, which was available to all interested stakeholders to discuss the acquisition. In addition to managements’ prepared remarks, the webcast included a Q&A session with members of the investment community.

The year proved to be an active one as related to shareholder engagement. In total, we held over 200 meetings with the investment community. We engaged with current shareholders holding over 50% of our shares, while also reaching out to prospective shareholders. We conducted outreach through a variety of initiatives including our quarterly earnings presentations, attendance at eight industry conferences, a non-deal roadshow and several in-person meetings with institutional investors both at the Company and at investor locations. Presentation materials from our attendance at investor conferences are available to our shareholders generally through our filings with the SEC or on the “Investors” section of our website at www.investors.owens-minor.com.

Additionally in 2022, we published our second annual ESG report. The report provides an update to the initiatives we outlined in our inaugural report last year and further outlines the Company’s ESG focus and contributions. It also provides visibility to our shareholders into the performance metrics and achievements that support the Company’s ESG focus.

Environmental, Social and Governance

Introduction.    Since our founding in 1882, Owens & Minor has remained committed to our teammates, customers, and communities where we do business. We recognize the need to identify, prioritize, and manage ESG impacts from our operations.

In 2021, we completed our first ESG materiality assessment to identify and prioritize topics most relevant to our key stakeholders. Using the results of the materiality assessment, we developed a framework to align ESG risks and opportunities with our overall business strategy while striving to improve our ESG-related impacts. To effectively manage the implementation of our strategy, we developed a governance structure designed to define our framework and deliver on our commitments. Since inception, our ESG governance framework has grown to include our expanded Patient Direct offerings and ensure representation across Owens & Minor.

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Owens & Minor’s ESG Framework.    Our ESG Framework forms the basis of our ESG program, integrating the priorities identified in our materiality assessment into key aspects of our operations and overall business strategy.

Our ESG Framework is grounded in our Mission of Empowering Our Customers to Advance Healthcare and emphasizes the importance of incorporating ESG commitments into our Company culture and IDEAL (Integrity, Development, Excellence, Accountability, Listening) Values. Our Framework is supported by the following four focus areas:

Ensuring Environmental Stewardship:    Minimize the impact of our operations on the environment

Caring for our Customers and Communities:    Deliver superior and easily acceptable care for customers and the communities we support

Operating Responsibly:    Demonstrate sound governance, accountability, and responsible sourcing

Empowering our Teammates:    Foster an empowering, safe, diverse, and inclusive work environment where all teammates can thrive

Ensuring Environmental Stewardship

Managing Physical Climate Risk.    Owens & Minor remains dedicated to serving our customers and communities and protecting teammate safety during times of emergency and natural disasters to ensure reliability of product supply and patient care. We honor this commitment by working to implement continuous improvement as an integral part of the process. Our planning starts with an insurer partnership to proactively identify recommendations that will provide resiliency for our facilities during severe weather events. This includes, but is not limited to, roofing reinforcements, securement of HVAC systems and other equipment on roofs, installing high-wind rated dock doors where needed, implementing flood control plans, and other actions to mitigate inherent risks for the specific geography. Our emergency response and business continuity plans provide a framework for other proactive actions, life and property safety, and recovery. We complete an after-action review and incorporate lessons learned into our standard operating procedures. As new data and climate trends emerge, our process is designed to remain agile, with the goal of increasing our resilience and reducing our risks.

Minimizing Carbon Footprint: Sites & Fleet Efficiency.    At our manufacturing sites, we have adopted practices to reduce our environmental impact including efforts to eliminate waste, reduce our carbon footprint, and increase renewable energy usage. We measure greenhouse gas (“GHG”) emissions, water usage, and waste at our manufacturing sites to set and implement site-specific goals that are intended to reduce our environmental footprint.

Our transportation team remains committed to the fleet efficiency targets set out for our strategic logistics partners, continuing to share fuel efficiency and freight routing information with EPA SmartWay to develop more environmentally friendly shipping methods. As our logistics footprint expands, our team collaborates on methods to best consolidate Patient Direct shipments to provide the best service to our customers in need while mitigating the environmental impact of logistics. Owens & Minor continues to evaluate freight strategies for electric vehicles, optimizing transportation mode and delivery routes, updating, and upgrading equipment as they apply to our organization and climate risk strategy.

Waste & Water Management.    Our facilities continue to maintain a focus on the waste generated in conjunction with the products created at the sites. Our commitment to protecting the environment is demonstrated in the following areas:

•	Largely landfill-free operations across our manufacturing sites

•	Implementing and maintaining recycling programs at our distribution centers and manufacturing sites

•	Focusing on the impact of downstream waste by converting more packaging to FSC-certified materials

•	Increasing consumer awareness of our product takeback and repair programs

•	Working to enhance recyclability of our distributed products and packaging materials

Capital investments and facility enhancements in our two largest manufacturing facilities resulted in improvements to our resource efficiency, and we continue to maintain treatment and monitoring standards for effluent water in product manufacturing. In 2022, we sought to underscore stewardship of this important resource by supporting charitable organizations through The Owens & Minor Foundation that are working to ensure sustainable access to healthy waterways, an initiative that we plan to continue and expand in the coming year.

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Caring for Our Customers and Communities

Product Quality and Safety.    One of our main priorities is to provide the highest quality products to support customer and patient care. To maintain product quality and meet regulatory requirements, we have a dedicated team of Quality Assurance and Regulatory Affairs personnel to oversee the product lifecycle. We strive to continuously improve our product quality and safety processes using the Plan, Do, Check, Act process by establishing annual quality objectives, monitoring key performance indicators, and initiating improvement projects using the Owens & Minor Business System methodology.

We manage our internal quality system audits as required by the Federal Drug Administration (“FDA”) and International Organization for Standardization (“ISO”), as well as through third party audits.

Supporting Our Communities.    We invest in the communities where we operate through charitable contributions from The Owens & Minor Foundation and by encouraging our teammates’ volunteerism. Launched in May 2021 with a $10 million endowment, The Owens & Minor Foundation is dedicated to making impactful investments to charitable and civic organizations in the communities we serve and focuses primarily in the three areas of: Environment, with particular attention to the stewardship of waterways; Healthcare; and Diversity & Inclusion. Since inception, The Owens & Minor Foundation has contributed over $1 million to organizations focused on these three important areas.

In 2021, The Owens & Minor Foundation selected Ronald McDonald House Charities® (“RMHC”) as its first flagship charity partner, contributing $600,000 in 2022 including for multi-year support of RMHC programming that directly improves the health and well-being of children and their families. The Foundation also contributed to the National Association of Free and Charitable Clinics, a non-profit organization dedicated to ensuring that the medically underserved have access to affordable quality healthcare, to include funding for health equity scholarships. Additional grants to the Chesapeake Bay Foundation and the James River Association serve to protect clean water and support access to the educational and environmental benefits of healthy waterways. These contributions continue formalizing Owens & Minor’s longstanding legacy of service to customers, teammates, and the communities in which it operates.

Innovative Healthcare Solutions.    As a product manufacturer, our business model gives us a competitive advantage. We have a strong Americas manufacturing footprint, which enables a stronger continuity of products to the United States healthcare market during supply chain crises impacting products sourced from outside the United States. We believe that this consistency and reliability is valued by our customers.

DMEscripts, a Patient Direct segment initiative to reduce use of paper prescriptions in favor of electronic prescriptions, eliminates unnecessary paperwork by automating the medical equipment ordering process to help hospitals, providers, and suppliers remain focused on patients. A fast and easy step-by-step process can help physicians complete more than 90% of orders the first time, reducing errors and giving time back to healthcare providers to focus on patients.

Our Patient Direct segment also expanded curbside services for patients in 2022, enabling them to stop by their local site to pick up medical supplies, which are brought directly to their car by a teammate. This expanded service offering provides another convenient option for customers, increases delivery capacity, and reduces costs while enabling technicians to focus on key products and complex patient equipment needs.

Operating Responsibly

Regulatory Compliance.    We are committed to conducting business in compliance with applicable environmental laws and regulations as well as through practices that are environmentally responsible. We comply with relevant regulatory standards pertaining to air emissions, storm water, and pollution prevention under the U.S. Environmental Protection Agency (“EPA”) and other global authorities applicable to where we operate. We also develop and maintain environmental objectives that focus on reducing our impact across our manufacturing sites and vehicle fleets.

Governance & Transparency.    We maintain a Code of Honor as part of our comprehensive Ethics and Compliance Program that aligns with the fundamental elements of an effective compliance program, as outlined by the U.S. Government and healthcare industry best practices. Our Code of Honor creates a standard for ethical behavior that is required of all our teammates and business partners. We require all teammates and our Board of Directors to annually pledge to uphold the Code’s standards. The Code outlines expectations surrounding specific topics including anti-bribery and anti-corruption.

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Corporate Governance

We monitor corruption and bribery through our corporate internal audit, procurement, compliance, and vendor relations teams, who review various reports from all aspects of our business. Owens & Minor prohibits all forms of bribery and corruption and maintains policies and procedures to mitigate unethical business practices. Our Ethics and Compliance Program helps ensure that we protect our teammates, customers, shareholders, and all other stakeholders. To maintain compliance with all laws and regulations, our internal audit, procurement, and vendor relations teams hold various compliance trainings. We also maintain a hotline to report compliance concerns.

Ethical Supply Chain.    The Company’s social compliance programs strive to uphold human rights in all our business activities. Owens & Minor supports this program with elements including but not limited to:

•	Oversight from our Board of Directors, Executive Leadership Team, Human Resources, Legal, Ethics & Compliance, Privacy, and Supply Chain leadership & oversight

•	Risk Analysis

•	Policies & Procedures

•	Training & Communication

•	Auditing & Monitoring

•	Whistleblower Hotline

•	Anti-bribery & Anti-corruption Standards

•	Modern Slavery Assessments & Safeguards – Including all forms of involuntary labor, trafficked labor, forced labor and child labor

•	Environmental Protections

In addition to compliance with the law and basic ethics, we work to ensure that both Owens & Minor and our vendors adhere to business integrity basics including:

•	Privacy Laws & Regulations

•	Healthcare Law

•	Import/Export Compliance

•	Security—Both Physical and Cyber

•	Conflict Minerals Policies

•	Antitrust

•	Industry Standards

•	Transparency

Advancing Supplier Diversity.    We advance a responsible supply chain that includes qualified businesses with women-owned, minority, LGBTQ+, disabled and veteran representation. In addition to our Supplier Diversity Council, Owens & Minor has expanded our program to include Tier 1 and 2 diversity mentoring, adding dedicated leadership for diversity programs, and implemented private label products to be utilized by diverse suppliers.

Empowering Our Teammates

In alignment with our IDEAL Values, Owens & Minor strives to empower our teammates by ensuring there are open channels of communication across all levels of the organization. Our teammates are supported with development programs and a healthy work environment, and we aim to realize success together through Diversity & Inclusion. In 2022, we held regular virtual Town Hall meetings with our Executive Leadership Team and global teammates, extended an internal pulse survey across the company to gauge progress since our larger Global Engagement Survey in 2021, and encouraged all managers to align action plans across their teams with survey responses. We provided Learning Pathways, designed to support teammates in developing skills for their role and planning their career paths. Through our annual talent review, we

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offered leadership development opportunities to increase the readiness of top talent leaders to assume greater responsibility at Owens & Minor. And finally, to support Diversity & Inclusion, we continued to grow our Teammate Resource Groups to provide support and help in personal and career development while creating a safe space where teammates can bring their authentic selves to work every day.

Supporting Our Teammates.    The health and safety of our teammates is a foundational priority at Owens & Minor. We take care of our teammates, and our teammates take care of our customers. We pursue a “safety as a lifestyle” approach, which was demonstrated in 2022, as we achieved a total-company recordable incident rate of 0.91—67% lower than the industry average for private industry. Additionally, in 2022 we achieved a DART rate (cases with Days Away, Restricted, or Transfer of duty) of 0.46. Several of our sites routinely work millions of hours without a recordable injury, which reflects our commitment and overall target of zero. During 2022, we achieved several Environment, Health and Safety milestones including, but not limited to:

•	Sixteen of our manufacturing plants and distribution centers worked the entire year free of recordable injuries.

•	Our Thailand glove manufacturing facility installed significant manufacturing footprint additions, while achieving over 15 million hours recordable injury-free.

•	Two of our facilities achieved ISO14001 Environmental Management System certification.

•

We hosted Global Safety Week in August, involving all Products & Healthcare Services, (e.g., manufacturing, distribution), Patient Direct and Corporate Functions in a coordinated, structured week to celebrate the safety of our teammates and educate them for continued well-being.

•	Several of our sites were recognized for excellence in sustainability by outside vendors/customers.

Overall, we seek strengthening and continuous improvement in all of our Environment, Health, and Safety program initiatives with the goal of providing an optimal environment to achieve our Mission.

Promoting Diversity and Inclusion (“D&I”).    We encourage a working environment that promotes the success and well-being of all our teammates. We advocate for D&I across our business to help succeed in delivering on our Mission.

Our Culture & Inclusion Steering Committee oversees initiatives in support of our D&I strategy. Our Teammate Resource Groups (“TRGs”), created in 2020, promoting engagement and support for underrepresented identity groups including African American/Black, Veteran and Military, LGBTQ, Women in Healthcare, Hispanic, Asian American/Pacific Islanders, and Women in Tech, continued to grow membership and allyship, increasing 56.7% in 2022. Also, in 2022, a new TRG was approved focusing on teammates with or care for family members with Diverse Abilities. This TRG will launch Q2 of 2023. The Culture & Inclusion Steering Committee also manages the development of D&I metrics as well as relationship development with historically black colleges and universities to hire more diverse talent. We are committed to working to increase D&I across all levels of our workforce. To succeed in this area, we track representation across gender and ethnic minority groups.

Board Meetings

The Board of Directors held 14 meetings during 2022 which included regular meetings and special meetings to provide oversight related to, among other things, the Company’s strategic planning, the acquisition of Apria, Inc., certain executive management changes and navigating macro-economic conditions during 2022. All directors attended at least 75% of the meetings of the Board and committees on which they served. Our directors attend our Annual Meeting of Shareholders unless there is compelling reason why they cannot. All our directors in office at that time attended our 2022 Annual Meeting of Shareholders.

Under the Company’s Corporate Governance Guidelines, the independent directors meet in executive session after each regularly scheduled Board meeting. These meetings are chaired by our Chair who is elected annually by the non-management directors following the Annual Meeting of Shareholders. Shareholders and other interested parties may contact the Chair by following the procedures set forth in “Communications with the Board of Directors” on page 19 of this Proxy Statement.

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Corporate Governance

Committees of the Board

The Board of Directors currently has the following committees, which the Board established to assist it with its responsibilities:

Audit Committee:    The Audit Committee oversees:

•	Integrity of the Company’s financial statements;

•	The Company’s compliance with legal and regulatory requirements;

•	Qualification and independence of the Company’s independent registered public accounting firm;

•	Performance of the Company’s independent registered public accounting firm and internal audit functions;

•	Certain aspects of the Company’s ERM program, including cybersecurity risk; and

•	Issues involving the Company’s ethical and legal compliance responsibilities.

The Audit Committee has sole authority to appoint, retain, compensate, evaluate, and terminate the Company’s independent registered public accounting firm. The Board of Directors has determined that Committee Chair, Stephen Klemash, is an “audit committee financial expert,” as defined by SEC regulations and that each member of the Audit Committee is financially literate under NYSE listing standards. All members of the Audit Committee are independent as such term is defined under the enhanced independence standards for audit committees in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder as incorporated into the NYSE listing standards and under the Company’s Corporate Governance Guidelines. The Audit Committee met six times during 2022.

Our People & Culture Committee:    The OP&C Committee:

•	Administers executive compensation programs, policies and practices;

•	Advises the Board on salaries and compensation of the executive officers;

•	Conducts studies and recommendations concerning compensation and compensation policies;

•

May delegate authority for day-to-day administration and interpretation of compensation plans to certain senior officers of the Company (other than for matters affecting executive officer compensation and benefits); and

•	Exercises oversight over other matters affecting our culture and our teammates such as D&I, teammate satisfaction, teammate health and well-being, job satisfaction and turnover.

All members of the OP&C Committee are independent within the meaning of the enhanced NYSE listing standards and the Company’s Corporate Governance Guidelines and are “non-employee directors” as defined in Rule 16b-3 under the Exchange Act. The OP&C Committee met eight times during 2022.

Governance & Nominating Committee:    The Governance & Nominating Committee:

•	Considers and recommends nominees for election as directors and officers and nominees for each Board committee;

•	Reviews and recommends changes to director compensation;

•	Reviews and evaluates the procedures, practices and policies of the Board and its members and leads the Board in its annual self-review;

•	Oversees the governance of the Company, including reviewing and recommending changes to the Corporate Governance Guidelines;

•	Conducts succession planning for senior management; and

•	Reviews the Company’s ESG programs and practices.

All members of the Governance & Nominating Committee are independent within the meaning of the NYSE listing standards and the Company’s Corporate Governance Guidelines. The Governance & Nominating Committee met four times during 2022.

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Executive Committee:    Exercises limited powers of the Board when the Board is not in session. The Executive Committee did not meet during 2022.

Board Committee Membership

Director	Board	Audit	Executive	Governance & Nominating	Our People & Culture

Mark A. Beck	C	•	C

Gwendolyn M. Bingham	•		•	C	•

Kenneth Gardner-Smith	•	•		•

Robert J. Henkel	•		•	•	C

Rita F. Johnson-Mills	•			•	•

Stephen W. Klemash**	•	C	•		•

Teresa L. Kline	•	•		•

Edward A. Pesicka*	•		•

Carissa L. Rollins	•	•			•

No. of Meetings in 2022	14	6	0	4	8

C Chair        • Member        * Non-Independent Director        ** Financial Expert

Director Compensation

The Governance & Nominating Committee reviews director compensation annually, and it is the responsibility of this committee to recommend to the Board of Directors any changes in director compensation. The Board of Directors makes the final determination with respect to director compensation. The Governance & Nominating Committee has the authority under its charter to retain outside consultants or advisors to assist it in gathering information and making decisions.

The Company uses a combination of cash and equity compensation to attract and retain qualified candidates to serve on its Board of Directors. In setting director compensation, the Company considers the time commitment that directors must make in performing their duties, the level of skills required by the Company of its Board members and the market competitiveness of its director compensation levels. Additionally, from time to time, the Company performs a market review with respect to other leading companies of similar size to the Company and with respect to the Company’s peer group, under the supervision of the Governance & Nominating Committee, and upon recommendation of the Company’s independent compensation consultant, to determine the compensation arrangements for the independent directors of the Company. In April 2022, after conducting a market review with respect to other leading companies of similar size to the Company and with respect to the Company’s peer group, under the supervision of the Governance & Nominating Committee, and upon recommendation of the Company’s independent compensation consultant, the Board approved an increase in the annual equity retainer for the independent directors of the Company. The Board also increased the annual retainer for the non-executive Chair of the Board. These changes align director compensation with the approximate median director compensation of the Company’s peer group.

The table below sets forth the schedule of fees paid to non-employee directors for their annual retainer and service in various capacities on Board committees and in Board leadership roles. Employee directors do not receive any additional compensation for serving on the Board or any of its committees.

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Corporate Governance

Schedule of Director Fees

Type of Fee	Cash	Equity

Annual Retainer	$125,000	$175,000	(1)

Additional Annual Retainer for Independent Board Chair	110,000	N/A

Additional Annual Retainer for Audit Committee Chair	30,000	N/A

Additional Annual Retainer for OP&C Committee Chair	25,000	N/A

Additional Annual Retainer for Governance & Nominating Committee Chair	25,000	N/A

(1)	Restricted stock grant with one-year vesting period.

Directors may defer the receipt of all or part of their director fees under the Directors’ Deferred Compensation Plan. Amounts deferred are “invested” in bookkeeping accounts that measure earnings and losses based on the performance of a particular investment. Directors may elect to defer their fees into the following two subaccounts: (i) an account based upon the price of the Common Stock and (ii) an account based upon the current interest rate of the Company’s fixed income fund in its Retirement and Savings Plan (the “401(k) Plan”). Subject to certain restrictions, a director may take cash distributions from a deferred fee account either prior to or following the termination of his or her service as a director.

2022 Director Compensation Table

The table below summarizes the actual compensation paid by the Company to non-employee directors who served during the year ended December 31, 2022.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)(2)(3)	Total ($)

Aster Angagaw(4)	31,250	—	31,500

Mark A. Beck	232,500	175,000	407,500

Gwendolyn M. Bingham	150,000	175,000	325,000

Kenneth Gardner-Smith(5)	114,583	200,000	314,583

Robert J. Henkel	150,000	175,000	325,000

Rita F. Johnson-Mills(5)	83,333	160,417	243,750

Stephen W. Klemash	147,500	175,000	322,500

Teresa L. Kline(5)	83,333	160,417	243,750

Mark F. McGettrick(6)	70,000	175,000	245,000

Carissa L. Rollins(5)	69,221	140,655	209,876

(1)	Includes amounts deferred by the directors under the Directors’ Deferred Compensation Plan.

(2)	The amounts included in the “Stock Awards” column are the aggregate grant date fair value of the awards computed in accordance with the FASB ASC Topic 718.

(3)

The Stock Award amount of $175,000 equated to 4,931 shares of restricted stock based on the closing stock price of $35.49 on April 29, 2022, the date of grant. These shares vest on April 29, 2023. Upon his appointment to the Board on March 1, 2022, Mr. Gardner-Smith received a Stock Award in the amount of $25,000 which equated to 579 shares of restricted stock based on the closing price of $43.21 on that date. These shares vested on March 1, 2023. Upon their appointment to the Board on June 1, 2022, Mses. Johnson-Mills and Kline each received a Stock Award in the amount of $160,417 which equated to 4,713 shares of restricted stock based on the closing price of $34.04 on that date. These shares vest on June 1, 2023. Upon her appointment to the Board on July 12, 2022, Ms. Rollins received a Stock Award in the amount of $140,655 which equated to 4,490 shares of restricted stock based on the closing price of $31.33 on that date. These shares vest on July 12, 2023.

(4)	Ms. Angagaw ended service on the Board on April 29, 2022.

(5)

Mr. Gardner-Smith was elected to the Board of Directors on March 1, 2022. Mses. Johnson-Mills and Kline were elected to the Board of Directors on June 1, 2022 and Ms. Rollins was elected to the Board on July 12, 2022. Each of these directors received pro-rated compensation during the year ended December 31, 2022.

(6)	Mr. McGettrick retired from the Board on July 12, 2022 and forfeited 3,922 shares of the 4,931 shares of restricted stock awarded to him on April 29, 2022.

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Stock Ownership Guidelines for Directors

The Company maintains stock ownership guidelines for its directors and modified those guidelines in 2021 to provide that each director shall attain, within five years after his or her service on the Board begins (or by July 30, 2026 for directors serving as of July 30, 2021), a level of equity ownership of Common Stock having a value of at least four times the director’s annual cash retainer. Currently, the annual cash retainer is $125,000 and the equity ownership guideline value is $500,000.

Director Nominating Process

Director Candidate Recommendations and Nominations by Shareholders.    The Governance & Nominating Committee charter provides that the Governance & Nominating Committee will consider director candidate recommendations by shareholders. Shareholders should submit any such recommendations to the Governance & Nominating Committee through the method described under “Communications with the Board of Directors” below. In addition, our Bylaws provide that any shareholder of record entitled to vote for the election of directors at the applicable meeting of shareholders may nominate directors by complying with the procedures and requirements set forth in the Bylaws. For more information, see “Shareholder Proposals” on page 78 of this Proxy Statement.

Process for Identifying and Evaluating Director Candidates.    The Governance & Nominating Committee evaluates all director candidates in accordance with the director qualification standards and the criteria described in our Corporate Governance Guidelines. These guidelines require the Governance & Nominating Committee on an annual basis to review and evaluate the requisite skills and characteristics of individual Board members and nominees as well as the composition of the Board as a whole. This assessment includes whether the member or candidate is independent and includes considerations of diversity, age, skills, and experience in the context of the Board’s needs. The goal of the Governance & Nominating Committee is to have a Board whose membership reflects a mix of diverse skill sets, technical expertise, educational and professional backgrounds, industry experiences and public service as well as perspectives of different genders and ethnicities. The Governance & Nominating Committee reviews its annual assessment with the Board each year and, as new member candidates are sought, attempts to maintain, and enhance the level of diverse backgrounds and viewpoints of directors constituting the Board. As part of the Board’s annual self-assessment process, the Board will consider the effectiveness of its overall composition and structure as well as its performance and functioning.

There are no differences in the way the Governance & Nominating Committee evaluates director candidates based on whether the candidate is recommended by a shareholder. The Governance & Nominating Committee did not receive any nominations from shareholders for the 2023 Annual Meeting.

Our Bylaws provide that no director nominee can stand for election if, at the time of appointment or election, the nominee is over the age of 72; however, on exceptional circumstances, the Board may waive on a temporary basis the director age limitations to allow a director to be appointed, elected, and serve past age 72.

Communications with the Board of Directors

The Board of Directors has approved a process for shareholders and other interested parties to send communications to the Board. Shareholders and other interested parties can send written communications to the Board, any committee of the Board, non-management directors as a group, the Chair, the lead director or any other individual director by one of the following means: (1) postal mail to P.O. Box 2076, Mechanicsville, VA 23116-2076, or (2) on our website at http://www.owens-minor.com under “Corporate Governance” in the “Investor Relations” tab. All communications will be relayed directly to the applicable director(s).

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Proposal 1: Election of Directors

Nine directors have been nominated for election to the Board of Directors for a one-year term expiring at the 2024 Annual Meeting of Shareholders or until their respective successors are elected. Each nominee has agreed to serve if elected and qualified. If any nominee is not able to serve, the Board may designate a substitute or reduce the number of directors serving on the Board. Proxies will be voted for the nominees shown below (or if not able to serve, such substitutes as may be designated by the Board). The Board has no reason to believe that any of the nominees will be unable to serve.

Our Bylaws currently provide that the number of directors constituting the Board of Directors shall from time to time be set by resolution adopted by the affirmative vote of a majority of the Directors in office. In 2022, the Board approved that the Board of Directors would consist of nine directors. The Governance & Nominating Committee has recommended to the Board of Directors, and the Board of Directors has approved, nine persons as nominees for election to the Board of Directors. Proxies cannot be voted for a greater number of directors than the number of nominees named.

Information on each nominee, including the particular experience, qualifications, attributes or skills that led the Board to conclude that he or she should serve as a director of the Company, is set forth below in the following tables and in nominee specific disclosures.

Experience & Skills of Director Nominees

Significant Leadership Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓

Healthcare Experience	✓		✓	✓	✓	✓	✓	✓	✓

Manufacturing/ Operations Experience	✓	✓	✓			✓		✓	✓

Global, Emerging Markets Experience	✓	✓			✓	✓		✓	✓

Supply Chain & Logistics Experience	✓	✓		✓		✓		✓	✓

Technology, Cybersecurity or IT Oversight	✓	✓	✓	✓	✓	✓	✓	✓	✓

Financial Literacy & Reporting	✓	✓	✓	✓	✓	✓	✓	✓	✓

Risk Oversight/ Risk Management	✓	✓	✓	✓	✓	✓	✓	✓	✓

Public Company Governance	✓	✓	✓	✓	✓	✓	✓	✓	✓

Environmental, Social & Governance (ESG)	✓	✓	✓	✓	✓	✓	✓	✓	✓

Background of Director Nominees

Gender	Male	Female	Male	Male	Female	Male	Female	Male	Female

Race/Ethnicity	White	African American	African American	White	African American	White	White	White	White

Age	57	63	42	68	64	62	64	56	53

20            Owens & Minor, Inc.    ●    2023 Proxy Statement

Proposal 1: Election of Directors

Nominees for Election

Mark A. Beck
Principal Occupation: Co-founder and CEO of B-Square Precision, LLC Age 57 Director since 2019 Independent Director, Chair of the Board Committees: Audit, Executive

Background:

Mr. Beck serves as the Board’s Chair, a position he has held since September 2020, and is the co-founder and CEO of B-Square Precision, LLC, a private company engaged in the acquisition and management of companies that manufacture high-precision tools, dies, molds and components. Previously, Mr. Beck served as President and Chief Executive Officer of JELD-WEN Holding, Inc. (JELD-WEN), one of the world’s largest door and window manufacturers, from November 2015 to February 2018, and was a director of JELD-WEN from May 2016 to February 2018. Prior to JELD-WEN, Mr. Beck served as an Executive Vice President at Danaher Corporation, leading Danaher’s water quality and dental platforms, beginning in April 2014. Previously, he spent 18 years with Corning Incorporated in a series of management positions with increasing responsibility, culminating in his appointment as Executive Vice President overseeing Corning’s environmental technologies and life science units in July 2012. Mr. Beck currently serves on the board of directors of IDEX Corporation where he chairs the Nominating and Corporate Governance Committee. He formerly served on the board of directors of Dow-Corning Corporation from 2010 to 2014.

Qualifications:

The Board of Directors has nominated Mr. Beck to continue his service as a director based on his experience as a chief executive officer of a public company with significant international operations and his track-record of innovation and successfully integrating acquired businesses. His insights into the manufacturing industry, both domestic and international, bring a unique perspective to Owens & Minor’s Board that assists us strategically as we grow our proprietary product manufacturing and sales capabilities and seek to manage our many relationships with the manufacturing community globally.

Gwendolyn M. Bingham

Principal Occupation:

Retired United States Army
Lieutenant General

(three-stars)

Age 63

Director since March 2020

Independent Director

Committees:

Our People & Culture,
Executive, Governance &

Nominating (Chair)

Background:

Lieutenant General (three-stars) Bingham retired in September 2019 from the United States Army following a 38-year career in the military. During her military career, LTG (retired) Bingham served as Department of the Army Assistant Chief of Staff for Installation Management from 2016 through her retirement in 2019. Previously, she was Commanding General, U.S. Army Tank-Automotive and Armaments Lifecycle Management Command from 2014 to 2016; Commanding General, White Sands Missile Range from 2012 to 2014; Commandant, U.S. Army Quartermaster School from 2010 to 2012; and Chief of Staff, Combined Arms Support Command and Sustainment Center of Excellence from 2008 to 2010. LTG (retired) Bingham holds numerous civic and military honors and was the first woman to hold numerous positions as a U.S. Army General Officer including: the Army’s 51st Quartermaster General and Commandant of the U.S. Army Quartermaster School, Fort Lee, Virginia; the Commanding General, White Sands Missile Range, New Mexico and as Commanding General, Tank-Automotive and Armaments Life Cycle Management Command, Warren, Michigan.

Qualifications:

The Board of Directors has nominated LTG (retired) Bingham to continue her service as a director of the Company based on her over 20 years of senior executive leadership experience in complex logistics and supply chain management, resource management, environmental and energy matters, talent management and strategic planning. Additionally, LTG (retired) Bingham has unique experience in leading the Army’s most significant integrated material management center with manufacturing centers in multiple locations and personnel worldwide to support the Army’s efforts to sustain, prepare and transform its operations, which provides insight into the challenges faced in the business of global distribution and supply chain management.

Owens & Minor, Inc.    ●    2023 Proxy Statement            21

Proposal 1: Election of Directors

Kenneth Gardner-Smith
Principal Occupation: Chief People Officer, DaVita Inc. Age 42 Director since March 2022 Independent Director Committees: Audit; Governance & Nominating

Background:

Mr. Gardner-Smith has served as the Chief People Officer since 2020 for DaVita, Inc., a Fortune 500 kidney dialysis service provider. Prior to that Mr. Gardner-Smith has held the following positions with DaVita, including Regional Group VP, Field Operations - Southeast from 2015 to 2019, Division VP from 2014 to 2015, Group Director from 2013 to 2014, and Regional Director, Operations from 2011 to 2013. Prior to his employment with DaVita from 2008 to 2011, Mr. Gardner-Smith worked as an investment banker at Morgan Stanley focused on mergers and acquisitions. From 2003 to 2006, Mr. Gardner-Smith was Relationship Manager for Wells Fargo.

Qualifications:

The Board of Directors has nominated Mr. Gardner-Smith to continue his service as a director of the Company based on his extensive experience and business management leadership in the healthcare industry, including home healthcare, as well as his experience developing process innovation, transformation, and talent strategies. His experience and range of perspectives as a senior healthcare executive in compensation, succession planning and diversity and inclusion will benefit the Company as it continues to develop talent and invest in human capital resources and expand as a medical product manufacturer and healthcare solutions partner for the healthcare industry.

Robert J. Henkel

Principal Occupation:

Retired, President & Chief
Executive Officer of

Ascension Healthcare

Age 68

Director since 2019

Independent Director

Committees:

Our People & Culture

(Chair), Executive,

Governance & Nominating

Background:

Mr. Henkel was the President, Healthcare Transformation at the THEO Executive Group, from January 2019 to March 2021. Previously, Mr. Henkel served as President and Chief Executive Officer of Ascension Healthcare from 2012 until his retirement in July 2017. Prior to that Mr. Henkel was the Chief Operating Officer of Ascension Healthcare from 2004 to 2011. Ascension Health, Inc. is the largest non-profit healthcare system in the United States and the world’s largest Catholic health system. During his 25-year tenure with Ascension Health, Mr. Henkel was Chair of the Ascension Innovation Counsel for Ascension Health, Inc. from July 2017 to 2019, and served in a number of different roles including President of the Great Lakes and Mid-Atlantic States Operating Group. Prior to Ascension Health, Mr. Henkel held numerous executive leadership positions with other healthcare organizations, including the Daughters of Charity National Health System, St. Louis; Mount Sinai Medical Center, Miami Beach, Fla.; SSM Health Care in St. Louis; and Montefiore Medical Center, Bronx, New York. Mr. Henkel is a Life Fellow with the American College of Healthcare Executives and an adjunct professor of health policy and management with the University of Pittsburgh Graduate School of Public Health.

Qualifications:

The Board of Directors has nominated Mr. Henkel to continue his service as a director of the Company based on his extensive experience in the healthcare industry. Mr. Henkel brings deep leadership and management experience and insight both generally and specific to the healthcare industry, including unique strategic and operational experience from the healthcare industry. His unique perspective will benefit Owens & Minor as it continues to expand as a full-service partner for customers that focus on global healthcare solutions and understand the challenges faced at multiple levels within the global healthcare marketplace.

22            Owens & Minor, Inc.    ●    2023 Proxy Statement

Proposal 1: Election of Directors

Rita F. Johnson-Mills
Principal Occupation: President, (Southern Region), CINQCARE Age 64 Director since June 2022 Independent Director Committees: Our People & Culture; Governance & Nominating

Background:

Ms. Johnson-Mills has served as President (Southern Region) of CINQCARE since March 2022. Prior to that, Ms. Johnson-Mills served as founder and CEO of consulting firm RJM Enterprises from January 2018 to February 2022. From August 2014 to December 2017, she served as President and Chief Executive Officer of UnitedHealthcare Community Plan of Tennessee, a health plan serving more than 500,000 government sponsored healthcare consumers with over $2.5 billion of annual revenue, after having previously served as Senior Vice President, Performance Excellence and Accountability for UnitedHealthcare Community & State since 2006, and was a founding member of UnitedHealthGroup’s Diversity and Inclusion Council. Ms. Johnson-Mills also previously served as the Director of Medicaid Managed Care for the Centers for Medicare and Medicaid Services and as Chief Executive Officer of Managed Health Services Indiana and Buckeye Health Plan, wholly owned subsidiaries of Centene Corporation. Ms. Johnson-Mills currently serves on the public company board of directors of Nyxoah SA and previously served on the board of Brookdale Senior Living, Inc. Ms. Johnson-Mills also serves as a director on the private boards of Quest Analytics, LLC and Ellipsis Health, and is a Governance Fellow with the National Association of Corporate Directors (NACD). She is a Hogan Certified Executive Coach and a Senn Delaney Certified Corporate Culture Facilitator.

Qualifications:

The Board of Directors has nominated Ms. Johnson-Mills to continue her service as a director of the Company based on her experience as a healthcare executive with more than 25 years of combined federal, state, and private industry experience. Her leadership experience and success in driving profitable, sustainable growth and implementation of programs to improve employee engagement and build strategic relationships in the public and private healthcare insurance sectors will benefit Owens & Minor as it continues to expand as a full-service partner for customers that focus on global healthcare solutions and offer indispensable guidance to our organization.

Stephen W. Klemash
Principal Occupation: Retired Partner, Ernst & Young and EY Americas Center for Board Matters Age 62 Director since 2021 Independent Director Committees: Audit, Executive, Our People & Culture

Background:

Mr. Klemash retired in June 2021 as a Partner with Ernst & Young LLP (EY), a position he held since 1997. Mr. Klemash served in a limited consulting capacity with EY through June 2022. In addition, Mr. Klemash also previously served as the Lead Partner with the EY Americas Center for Board Matters (CBM), from 2016 to December 2021. Prior to that Mr. Klemash held multiple Managing Partner positions for EY including from 2011 to 2016 East Central and Central Managing Partner of Accounts, from 2009 to 2011 East Central Region Managing Partner of Advisory, from 2007 to 2009 North Central Region Managing Partner of Assurance and Advisory Business Services and from 2002 to 2007 Pittsburgh Office Managing Partner. Prior to 2002, Mr. Klemash was an assurance practitioner, from the date of his hire by EY in 1984, serving clients in a variety of industries. Mr. Klemash is a certified public accountant and member of the American Institute of Certified Public Accountants.

Qualifications:

The Board of Directors has nominated Mr. Klemash to continue to serve as a director of the Company based on his extensive experience working with public companies, strong financial knowledge, and breadth of experience in business consulting, accounting, risk management, technology and cybersecurity, and corporate governance. The Board believes that the Company will benefit from Mr. Klemash’s comprehensive knowledge of board governance including ESG criteria along with his accounting, general business advisory skills and background in risk management and information security programs.

Owens & Minor, Inc.    ●    2023 Proxy Statement            23

Proposal 1: Election of Directors

Teresa L. Kline

Principal Occupation:

Retired, President and Chief

Executive Officer of

Health Alliance Plan of

Michigan and Executive

Vice President of Henry

Ford Health System

Age 64

Director since June 2022

Independent Director

Committees:

Audit;

Governance & Nominating

Background:

Ms. Kline retired in 2019 as President and Chief Executive Officer of Health Alliance Plan of Michigan and Executive Vice President of Henry Ford Health System, positions she held since 2016. Ms. Kline also previously served as the Senior Vice President & Chief Health Care Management Officer from 2015 to 2016. Prior to that, her 35+ years of experience in healthcare include executive roles at Health Care Service Corporation (Senior Vice President and Chief Health Care Management Officer), HealthSouth (Senior Vice President), CHA Health (Chief Executive Officer), United Health Group (Chief Executive Officer of UHC-GA), OnCare (Senior Vice President) and Aetna Health Plans (Regional Vice President). Ms. Kline currently serves on the public company board of directors of Amedisys, Inc., a home health and hospice company; and private company board of directors of SaVida Health, an outpatient opioid use disorder treatment provider, and Presbyterian Health Plan, Inc., a health insurer. Ms. Kline also serves on the boards of the Grand Canyon Conservancy, the official nonprofit partner of the Grand Canyon National Park, and Kalamazoo College. Previously, Ms. Kline served as the Chairman of two private health care technology companies, Medecision and Availity. Ms. Kline formerly served on the board of directors of Apria, Inc., until it was acquired in March 2022 by Owens & Minor, Inc., and Intersect ENT, until it was acquired in May 2022 by Medtronic, Inc.

Qualifications:

The Board of Directors has nominated Ms. Kline to continue her service as a director of the Company based on her extensive knowledge in many different aspects of the healthcare industry including payor and provider experience, insurance, managed care, consulting, and outpatient facility management, and has successfully driven financial and operational turnaround, growth, mergers and acquisitions. Additionally, Ms. Kline is a seasoned healthcare executive with more than 35 years’ experience and deep knowledge of healthcare market dynamics and regulations, as well as healthcare technology and cybersecurity oversight. Ms. Kline has significant outside board experience, including other public company boards.

Edward A. Pesicka
Principal Occupation: President and Chief Executive Officer of Owens & Minor, Inc. Age 56 Director since 2019 Committees: Executive

Background:

Mr. Pesicka is the President and Chief Executive Officer of Owens & Minor, Inc. a position he has held since March 2019. Previously Mr. Pesicka served as an independent consultant and advisor in the healthcare, life sciences and distribution industries since January 1, 2016. From January 2000 through April 2015, Mr. Pesicka served in various roles of increasing responsibility at Thermo Fisher Scientific Inc., including, Chief Commercial Officer and Senior Vice President from January 2014 to April 2015. Prior to that, he was President, Customer Channels at Thermo Fisher from July 2008 to January 2014 and President, Research Market from November 2006 to July 2008. Earlier in his career, Mr. Pesicka held various Vice President-level roles in Thermo Fischer Scientific’s finance department, serving as Chief Financial Officer of numerous divisions. Prior to Thermo Fisher Scientific, Mr. Pesicka spent eight years with TRW, Inc. in its finance department and three years with PricewaterhouseCoopers as an auditor.

Qualifications:

The Board of Directors has nominated Mr. Pesicka to continue to serve as a director of the Company based upon his unique ability as President and Chief Executive Officer to communicate to and inform the Board about the Company’s day-to-day operations, implementation of strategic initiatives, and industry developments. The Board believes that Mr. Pesicka brings an important perspective on the Company’s current operations and ongoing relationships with customers and suppliers. Mr. Pesicka’s substantial experience and expertise in distribution, as well as the healthcare and life sciences industries, allow him to contribute valuable industry perspectives and strategic leadership to the Board.

24            Owens & Minor, Inc.    ●    2023 Proxy Statement

Proposal 1: Election of Directors

Carissa L. Rollins
Principal Occupation: Chief Information Officer, Illumina, Inc. Age 53 Director since July 2022 Independent Director Committees: Audit; Our People & Culture

Background:

Ms. Rollins has served as the Chief Information Officer (“CIO”) at Illumina, Inc. since March 2022. Before joining Illumina, Ms. Rollins was CIO at UnitedHealthcare from 2017 to 2022. Prior to that from 2015 to 2017, Ms. Rollins held the positions of CIO and Executive Vice President, Human Resources at Gander Mountain, and from 2010 to 2015 in senior roles at Kohl’s Corporation. Prior to that, Ms. Rollins held management roles of increasing responsibility at Manpower Global and Miller-Coors. Ms. Rollins has served on the Board of Directors for the YWCA, Minneapolis, and is currently the Board Chair. She also serves on the Grand Canyon Conservancy board.

Qualifications:

The Board of Directors has nominated Ms. Rollins to continue her service as a director of the Company based on her extensive knowledge of global information systems strategy, operations, risk and compliance, infrastructure, enterprise architecture, cybersecurity, employee, and business-facing applications. Additionally, her vast information technology knowledge includes leadership of strategy, roadmap, and technology investments in support of the commercial, Medicare and retirement, and government programs technology business. Ms. Rollins’ strategic mindset, strong technical skills and information systems acumen will be positive factors in Owens & Minor’s continued growth and success.

The Board of Directors recommends a vote FOR the election of each nominee as Director.

Owens & Minor, Inc.    ●    2023 Proxy Statement            25

Proposal 2: Approval of the Owens & Minor, Inc. 2023 Omnibus Incentive Plan

In this Proposal 2, the Company’s shareholders are being asked to approve the Owens & Minor, Inc. 2023 Omnibus Incentive Plan (the “2023 Plan”) a copy of which is attached as Annex A. If the Company’s shareholders approve this Proposal 2, the 2023 Plan will become effective and no further awards will be granted under the Owens & Minor, Inc. 2018 Stock Incentive Plan (including the shares that were assumed under the Apria, Inc. 2021 Omnibus Incentive Plan, the “Prior Plan”). If the 2023 Plan is not approved by the Company’s shareholders, it will not become effective, and no awards will be granted thereunder and the Prior Plan will remain in effect. Whether the 2023 Plan is approved by the Company’s shareholders or not, each award granted under the Prior Plan will continue to be subject to the terms and conditions applicable to such award under the Prior Plan and the applicable award agreement.

Background and Rationale for Replacing the Prior Plan

The Prior Plan authorizes awards to be granted covering up to 9,566,608 shares of our Common Stock, subject to adjustment in accordance with the terms of the Prior Plan upon certain changes in capitalization and similar events. As of March 17, 2023, there were 2,757,430 shares of our Common Stock remaining available for new awards under the Prior Plan after counting outstanding performance-based awards at the target payout level. The Company has not granted any awards under the Prior Plan since March 1, 2023, and will not grant any future awards under the Prior Plan after March 17, 2023 if the 2023 Plan is approved by our shareholders at the Annual Meeting. Any awards granted after March 17, 2023, will reduce the 2023 Plan reserve, assuming shareholder approval.

If the 2023 Plan is approved by our shareholders, 4,025,000 shares of our Common Stock will be authorized for issuance thereunder, subject to the share recycling and adjustment provisions of the 2023 Plan described below. As of March 17, 2023, the capital structure consisted of 76,192,213 common shares outstanding. Assuming approval of the 2023 Plan, the potential dilution and overhang would be as follows:

Assuming Approval of the 2023 Omnibus Incentive Plan

Options Outstanding as of March 17, 2023	0

Weighted Average Exercise Price of Options Outstanding	N/A

Weighted Average Remaining Term of Options Outstanding	N/A

Restricted Stock Unit Awards Outstanding as of March 17, 2023	2,791,682

Restricted Stock Awards Outstanding as of March 17, 2023, Assuming Maximum Performance	541,881

Performance Stock Unit Awards Outstanding as of March 17, 2023, Assuming Target Performance	732,384

Performance Share Awards Outstanding as of March 17, 2023, Assuming Maximum Performance	0

Total Equity Awards Outstanding as of March 17, 2023 (Including Restricted Stock Units, Restricted Stock, Performance Stock Units and Performance Shares)	4,065,947

Common Shares Outstanding as of March 17, 2023	76,192,213

Overhang as of March 17, 2023(1)	5.34%

Shares Available for Future Grant under the 2023 Omnibus Incentive Plan(2)	4,025,000

Dilution under the 2023 Omnibus Incentive Plan, as a Percentage of Common Stock Outstanding as of March 17, 2023(3)	10.62%

1)	Overhang consists of the number of shares subject to equity awards outstanding as of March 17, 2023, divided by the number of common shares outstanding as of March 17, 2023.

2)	There were 2,757,430 shares available for issuance under the Prior Plan, which will be frozen and no longer available upon approval of the 2023 Plan.

3)

Dilution consists of the number of shares subject to equity awards outstanding as of March 17, 2023, and the number of shares available for future grant under the 2023 Plan (assuming approval of this Proposal 2), divided by the number of common shares outstanding as of March 17, 2023.

26            Owens & Minor, Inc.    ●    2023 Proxy Statement

Proposal 2: Approval of the Owens & Minor, Inc. 2023 Omnibus Incentive Plan

We believe that aligning the interests of teammates and other service providers with those of long-term shareholders is a key element of compensation at the Company; accordingly, it is essential that Company maintain the flexibility and sufficient share reserve to appropriately incentivize teammates and other service providers. The 2023 Plan is intended to replace the Prior Plan and is needed to continue our equity compensation program, which is an important element in our ability to remain competitive in attracting and retaining experienced talent. We believe that our ability to recruit, retain and incentivize top talent will be adversely affected if the 2023 Plan Proposal is not approved.

2023 Plan Best Practices

The 2023 Plan includes several features that are consistent with the interests of shareholders and corporate governance best practices, including the following:

•	No new awards will be granted under the Prior Plan following the Annual Meeting if the 2023 Plan is approved by our shareholders;

•	No automatic award grants are promised to any eligible individual;

•

Shares of Common Stock that are subject to options or stock appreciation rights under the 2023 Plan or the Prior Plan will not again be available for issuance if such shares of Common Stock are (a) tendered, withheld or surrendered in payment of the exercise or purchase price of such options or stock appreciation rights or taxes relating to such options or stock appreciation rights, (b) not issued or delivered as a result of the net settlement or net exercise of such options or stock appreciation rights or (c) repurchased on the open market with the proceeds of an option’s exercise price;

•

Awards assumed by a successor in connection with a change in control will not vest solely as a result of the change in control (unless specifically provided otherwise in an award agreement or any applicable employment agreement or similar agreement);

•	No tax gross-ups under the 2023 Plan;

•	No evergreen for the 2023 Plan share reserve;

•	Ten-year term for the 2023 Plan;

•

No repricing, replacement or re-granting of options, stock appreciation rights or other stock awards without shareholder approval (except in the event of certain equitable adjustments or a change in control, as further described below);

•

Any award (or portion thereof) granted under the 2023 Plan will vest no earlier than the first anniversary of the date the award is granted (subject to an exception equal to no more than 5% of the shares reserved for issuance under the 2023 Plan);

•	Awards, including time-based awards, are subject to potential reduction, cancellation or recoupment pursuant to the Company’s clawback policy, as discussed in more detail on page 58;

•	Awards are generally nontransferable;

•	Meaningful annual limits on total director compensation; and

•

Dividend and dividend equivalents are subject to restrictions and risk of forfeiture to the same extent as the award with respect to which such dividends or dividend equivalents are accrued and will not be paid unless and until such award has vested.

Summary of the 2023 Plan

The 2023 Plan will provide for the grant of both incentive stock options (“ISOs”), which are intended to qualify for favorable tax treatment under Section 422 of the Code, and non-qualified stock options, as well as the grant of stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalents, other stock-based awards, cash awards and substitute awards intended to align the interests of our service providers with those of our shareholders. This section summarizes material features of the 2023 Plan. The summary is qualified in its entirety by reference to the complete text of the 2023 Plan, which is attached as Annex A to this proxy statement.

Owens & Minor, Inc.    ●    2023 Proxy Statement            27

Proposal 2: Approval of the Owens & Minor, Inc. 2023 Omnibus Incentive Plan

Securities to be Offered

A total of 4,025,000 shares of Common Stock have been reserved for issuance pursuant to awards under the 2023 Plan (the “Share Reserve”). The aggregate number of shares that may be issued or used with respect to any ISO will not exceed a number equal to the Share Reserve. The closing price per share of our Common Stock on March 17, 2023 was $12.66. Any shares subject to an award that expires or is canceled, forfeited, or terminated without issuance of the full number of shares to which the award related will again be available for issuance under the 2023 Plan. Shares subject to an award outstanding under the Prior Plan that was granted pursuant to an exception under Section 303A.08 of the NYSE Listed Company Manual that become available for issuance under the 2023 Plan will remain subject to the terms and conditions set forth in such exception. The number of shares of Common Stock available for issuance under the 2023 Plan will not be reduced by shares issued pursuant to awards issued or assumed in connection with a merger or consolidation, except that shares acquired by exercise of substitute ISOs will count against the maximum number of shares that may be issued pursuant to the exercise of ISOs under the 2023 Plan. Shares of Common Stock (i) subject to awards under the 2023 Plan or Prior Plan that expire or are canceled, forfeited, or terminated without issuance of the full number of shares of Common Stock to which the awards related or (ii) subject to awards under the 2023 Plan or Prior Plan (other than options or stock appreciation rights) that are delivered, withheld or surrendered to satisfy any tax withholding obligations, will, in each case, again be available for issuance under the 2023 Plan. Shares of Common Stock that are subject to options or stock appreciation rights under the 2023 Plan or the Prior Plan will not again be available for issuance if such shares of Common Stock are (a) tendered, withheld or surrendered in payment of the exercise or purchase price of such options or stock appreciation rights or taxes relating to such options or stock appreciation rights, (b) not issued or delivered as a result of the net settlement or net exercise of such options or stock appreciation rights or (c) repurchased on the open market with the proceeds of an option’s exercise price.

Administration

The 2023 Plan will be administered by a committee of the Board that has been authorized to administer the 2023 Plan, except if no such committee is authorized by the Board, the Board will administer the 2023 Plan (as applicable, the “Committee”). The Committee will have broad discretion to administer the 2023 Plan, including the power to determine the eligible individuals to whom awards will be granted, the number of awards to be granted and the terms and conditions of awards. The Committee may also accelerate the vesting or exercise of any award and make all other determinations and take all other actions necessary or advisable for the administration of the 2023 Plan. To the extent the Committee is not the Board, the Board will still retain the authority to take all actions permitted by the Committee under the 2023 Plan.

Eligibility

Teammates, consultants and non-employee directors of our Company and its affiliates will be eligible to receive awards under the 2023 Plan. As stated above, the basis for participation in the 2023 Plan is the Committee’s decision to select, in its sole discretion, participants from among those eligible. The Company and its affiliates have approximately 345 teammates, and eight non-employee directors who will be eligible to participate in the 2023 Plan.

Non-Employee Director Compensation Limits

The fair value of any awards granted under the 2023 Plan to a non-employee director as compensation for services on the Board, during any one calendar year, taken together with any cash fees paid to such non-employee director during such period in respect of the non-employee director’s services as a member of the Board during such year, may not exceed $750,000, provided that (i) the Committee may make exceptions to this limit, except that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous decisions involving compensation for non-employee directors and (ii) for any calendar year in which a non-employee director serves as lead director or non-executive chair of the Board, such limit will be increased to $1,500,000; provided, further, that such limit will be applied without regard to awards or other compensation, if any, provided to a non-employee director during any period in which such individual was an employee of the Company or any affiliate or was otherwise providing services to the Company or to any affiliate other than in the capacity as a non-employee director.

28            Owens & Minor, Inc.    ●    2023 Proxy Statement

Proposal 2: Approval of the Owens & Minor, Inc. 2023 Omnibus Incentive Plan

Minimum Vesting Term

A vesting period of at least one year will apply to all awards issued under the 2023 Plan; provided that (i) up to 5% of the shares of Common Stock reserved for issuance under the 2023 Plan may be issued pursuant to awards that do not comply with such minimum one year vesting period and (ii) an award granted to a non-employee director may vest on the earlier of (a) the date that is one year following the date on which such award is granted or (b) the first annual meeting of the Company’s shareholders that occurs following the date such award is granted, provided that such vesting period may not be less than 50 weeks following the date such award is granted. Notwithstanding the foregoing, the Committee retains the ability to accelerate the vesting of any award for any reason.

Prohibition on Repricing

Except in the event of certain equitable adjustments or a change in control, as described in the 2023 Plan, without the approval of the shareholders of the Company, no amendment may be made to the 2023 Plan that would (i) increase the aggregate number of shares of Common Stock that may be issued under the 2023 Plan; (ii) change the classification of individuals eligible to receive awards under the 2023 Plan; (iii) reduce the exercise price of any option or stock appreciation right; (iv) grant any new option, stock appreciation right, or other award in substitution for, or upon the cancellation of, any previously granted option or stock appreciation right that has the effect of reducing the exercise price thereof; (v) exchange any option or stock appreciation right for Common Stock, cash, or other consideration when the exercise price per share under such option or stock appreciation right exceeds the fair market value of a share; or (vi) take any action that would be considered a “repricing” of an option or stock appreciation right under the applicable listing standards of the national exchange on which the Common Stock is listed.

Types of Awards

Options

The 2023 Plan provides for the grant of both ISOs intended to qualify under Section 422 of the Code and non-qualified stock options. We may grant options to eligible persons, except that ISOs may only be granted to persons who are our teammates or teammates of one of our subsidiaries, in accordance with Section 422 of the Code. The exercise price of an option cannot be less than 100% of the fair market value of a share of Common Stock on the date on which the option is granted and the option must not be exercisable for longer than ten years following the date of grant. However, in the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our equity securities, the exercise price of the option must be at least 110% of the fair market value of a share of Common Stock on the date of grant and the option must not be exercisable more than five years from the date of grant.

Options granted under the 2023 Plan generally must be exercised by the optionee before the earlier of the expiration of such option or at such time or times as will be determined by the Committee at the time of grant. The exercise price for the option may be paid upon such terms and conditions as established by the Committee and set forth in the applicable award agreement. The Committee may establish payment terms for the exercise of options pursuant to which the Company may withhold a number of shares that otherwise would be issued to the participant in connection with the exercise of the option having a fair market value on the date of exercise equal to the exercise price, or that permit the participant to deliver cash or shares with a fair market value equal to the exercise price on the date of payment, or through a simultaneous sale through a broker of shares acquired on exercise, all as permitted by applicable law.

Stock Appreciation Rights

A stock appreciation right is the right to receive an amount equal to the excess of the fair market value of one share of Common Stock on the date of exercise over the grant price of the stock appreciation right. The grant price of a stock appreciation right cannot be less than 100% of the fair market value of a share of Common Stock on the date on which the stock appreciation right is granted. The term of a stock appreciation right may not exceed ten years. The Committee has the discretion to determine other terms and conditions of a stock appreciation right award.

Owens & Minor, Inc.    ●    2023 Proxy Statement            29

Proposal 2: Approval of the Owens & Minor, Inc. 2023 Omnibus Incentive Plan

Restricted Stock Awards

A restricted stock award is a grant of shares of Common Stock subject to the restrictions on transferability and risk of forfeiture imposed by the Committee. Unless otherwise determined by the Committee and specified in the applicable award agreement, the holder of a restricted stock award has rights as a shareholder, including the right to vote the shares of Common Stock subject to the restricted stock award or to receive dividends on the shares of Common Stock subject to the restricted stock award during the restriction period. In the discretion of the Committee, dividends distributed prior to vesting may be subject to the same restrictions and risk of forfeiture as the restricted shares with respect to which the distribution was made.

Restricted Stock Units

A restricted stock unit is a right to receive cash, shares of Common Stock or a combination of cash and shares of Common Stock at the end of a specified period equal to the fair market value of one share of Common Stock on the date of vesting. Restricted stock units may be subject to the restrictions, including a risk of forfeiture, imposed by the Committee. The Committee may determine that a grant of restricted stock units will provide a participant a right to receive dividend equivalents, which entitles the participant to receive the equivalent value (in cash or shares of Common Stock) of dividends paid on the underlying shares of Common Stock. Dividend equivalent rights may be paid currently or credited to an account, settled in cash or shares, and may be subject to the same restrictions as the restricted stock units with respect to which the dividend equivalent rights are granted.

Performance Awards

A performance award is an award that vests and/or becomes exercisable or distributable subject to the achievement of certain performance goals during a specified performance period, as established by the Committee. Performance awards may be granted alone or in addition to other awards under the 2023 Plan, and may be paid in cash, shares of Common Stock, other property, or any combination thereof, in the sole discretion of the Committee.

Other Stock-Based Awards

Other stock-based awards are awards payable in, valued in whole or in part by reference to, or otherwise based on or related to, the value of shares of Common Stock.

Cash Awards

Cash awards may be granted in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by applicable law, as determined by the Committee. Cash awards may be granted subject to the satisfaction of vesting conditions or may be awarded purely as a bonus and not subject to restrictions or conditions, and if subject to vesting conditions, the Committee may accelerate the vesting of such awards at any time in its sole discretion.

Substitute Awards

In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Committee may grant awards in substitution for any options or other stock, or stock-based awards granted before such merger or consolidation by such entity or its affiliate.

Dividends and Dividend Equivalents Rights

Dividends and dividend equivalent rights may be granted at the discretion of the Committee. Dividend equivalent rights represent the right to receive the value of dividends, if any, paid by in respect of the number of shares of Common Stock underlying an award. Any dividend or dividend equivalent rights credited with respect to an award (except for dividends paid following the grant of an award of unrestricted (i.e., fully vested) shares) will be subject to the same restrictions on

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Proposal 2: Approval of the Owens & Minor, Inc. 2023 Omnibus Incentive Plan

transferability and forfeitability to the same extent as the award with respect to which such shares of Common Stock or other property has been distributed and subject to such other terms and conditions as set forth in the relevant award agreement. Any dividends or dividend equivalent rights granted with respect to an award will be payable to the participant only if, when and to the extent such underlying award vests. The dividend equivalent rights granted with respect to awards that do not vest will be forfeited.

Certain Transactions

If the Company effects any merger, consolidation, statutory exchange, spin-off, reorganization, sale or transfer of all or substantially all the Company’s assets or business, or other corporate transaction or event in such a manner that the Company’s outstanding shares of Common Stock are converted into the right to receive (or the holders of Common Stock are entitled to receive in exchange therefor), securities or other property of the Company or other entity, then, (i) the aggregate number or kind of securities that thereafter may be issued under the 2023 Plan, (ii) the number or kind of securities or other property (including cash) to be issued pursuant to awards granted under the 2023 Plan, or (iii) the exercise or purchase price thereof, will be adjusted by the Committee to prevent dilution or enlargement of the rights granted to, or available for, participants under the 2023 Plan.

Change in Control

The 2023 Plan does not provide for the automatic acceleration of vesting of outstanding awards upon a change in control event solely with respect to the occurrence of the change in control unless the successor company fails to assume or replace the awards in connection with that change in control event, unless otherwise provided in an award agreement or any applicable employment agreement, or similar agreement. To the extent the successor company fails to assume or replace the awards, any performance-based awards will be deemed earned at the greater of (i) the target level of performance as set forth in the award agreement, and (ii) the actual performance achieved, measured and calculated as of the date of the change in control pursuant to a shortened performance period ending on the occurrence of the change in control.

Unless the individual award agreement or any applicable employment agreement, or similar agreement provides otherwise, if the successor company assumes the awards, vesting of the award will be accelerated upon a subsequent termination of the participant’s service, consulting relationship or employment without cause, or, if the participant resigns for good reason, in each case, within 24 months following the change in control, with any performance-based awards will be deemed earned at the greater of (i) the target level of performance as set forth in the award agreement, and (ii) the actual performance achieved, measured and calculated as of the date of the change in control pursuant to a shortened performance period ending on the occurrence of the change in control.

Tax Withholding

The Company and any of its affiliates have the right to withhold, or require payment of, the amount of any applicable income tax, social insurance contribution or other applicable taxes that are required to be withheld in respect of an award. The Committee may, in its sole discretion, permit or require a participant to satisfy all or any portion of the applicable taxes that are required to be withheld with respect to an award by (i) the delivery of shares that have been both held by the participant and vested for at least six months (or such other period as established by the Committee) having an aggregate fair market value equal to such withholding liability (or portion thereof); (ii) having the Company withhold from the shares otherwise issuable or deliverable to, or that would otherwise be retained by, the participant upon the grant, exercise, vesting, or settlement of the award, as applicable, a number of shares with an aggregate fair market value equal to the amount of such withholding liability; or (iii) by any other means specified in the applicable award agreement or otherwise determined by the Committee.

Limitations on Transfer of Awards

Participants may not transfer options or stock appreciation rights granted under the 2023 Plan other than by will or by the laws of descent and distribution, and all options and stock appreciation rights will be exercisable, during the participant’s lifetime, only by the participant. The Committee may determine, in its sole discretion, that a non-qualified stock option that is otherwise not transferable is transferable to a family member of the participant under certain circumstances.

Owens & Minor, Inc.    ●    2023 Proxy Statement            31

Proposal 2: Approval of the Owens & Minor, Inc. 2023 Omnibus Incentive Plan

Restricted stock awarded under the 2023 Plan may not be transferred by participants during the period or periods set by the Committee, commencing on the date of such award, as set forth in the applicable award agreement.

Shares of Common Stock subject to other stock-based awards may not be transferred prior to the date on which the shares are issued or, if later, the date on which any applicable restriction, performance, or deferral period lapses, subject to the applicable provisions of the relevant award agreement and the 2023 Plan.

All certificates for shares delivered under the 2023 Plan will be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the SEC, any stock exchange upon which the Common Stock is then listed or any national securities exchange system upon whose system the Common Stock is then quoted, and any applicable law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

Clawback

All awards granted under the 2023 Plan are subject to the Company’s clawback policy, as described in more detail on page 58.

Plan Amendment and Termination

The Board or the Committee may amend or terminate any award, award agreement or the 2023 Plan at any time, provided that the rights of a participant granted an award prior to such amendment or termination may not be materially impaired without such participant’s consent. In addition, shareholder approval will be required for any amendment to the extent necessary to comply with applicable law or exchange listing standards. The Committee will not have the authority, without the approval of shareholders, to amend any outstanding option or share appreciation right to reduce its exercise price per share. The 2023 Plan will remain in effect for a period of ten years (unless earlier terminated by the Board).

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal U.S. federal income tax consequences related to awards under the 2023 Plan. This summary describes the general federal income tax principles that apply, as based on current law and interpretational authorities which are subject to change at any time and is provided only for general information. This summary does not purport to be complete discussion of all potential tax effects relevant to recipients of awards under the 2023 Plan. No attempt has been made to discuss any potential non-U.S., state, or local tax consequences. This summary is not intended as tax advice to participants, who should consult their own tax advisors. Non-qualified stock options or stock appreciation rights with an exercise price less than the fair market value of shares of our Common Stock on the date of grant, stock appreciation rights payable in cash, restricted stock units, and certain other awards that may be granted pursuant to the 2023 Plan, could be subject to additional taxes unless they are designed to comply with certain restrictions set forth in Section 409A of the Code and guidance promulgated thereunder.

Tax Consequences to Participants under the 2023 Plan

Non-Qualified Stock Options and Stock Appreciation Rights

If a participant is granted a non-qualified stock option or stock appreciation right under the 2023 Plan, the participant should not have taxable income on the grant of the non-qualified stock option or stock appreciation right. Upon the exercise of a non-qualified stock option or stock appreciation right, a participant will recognize ordinary compensation income, subject to withholding obligations for a teammate, in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The participant’s basis in the Common Stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our Common Stock on the date the participant exercises such option or stock appreciation right. When a participant sells the Common Stock acquired as a result of the exercise of a non-qualified stock option or stock appreciation right, any appreciation or depreciation in the value of the Common Stock after the exercise date will be taxable as a long-term or short-term capital gain or loss for federal income tax purposes, depending on the holding period. The Common

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Proposal 2: Approval of the Owens & Minor, Inc. 2023 Omnibus Incentive Plan

Stock must be held for more than twelve months to qualify for long-term capital gain treatment. Subject to the discussion under “Tax Consequences to the Company” below, the Company and its subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.

Incentive Stock Options

A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our Common Stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. The Company and its subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

Other Awards

A participant will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or, if earlier, at the time the cash is otherwise made available for the participant to draw upon. Individuals will not have taxable income at the time of grant of a restricted stock unit, but rather, will generally recognize ordinary compensation income at the time he or she receives cash or a share of Common Stock in settlement of the restricted stock unit, as applicable, in an amount equal to the cash or the fair market value of the Common Stock received. The current federal income tax consequences of other awards authorized under the 2023 Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the award recipient recognizes ordinary income.

A participant who is a teammate will be subject to withholding for federal, and generally for state and local, income taxes at the time he or she recognizes income under the rules described above. The tax basis in the Common Stock received by a participant will equal the amount recognized by the participant as compensation income under the rules described in the preceding paragraph, and the participant’s capital gains holding period in those shares will commence on the later of the date the shares are received or the restrictions lapse. Subject to the discussion below under “Tax Consequences to the Company,” we will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules.

Tax Consequences to the Company

Reasonable Compensation

For the amounts described above to be deductible by the Company, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

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Proposal 2: Approval of the Owens & Minor, Inc. 2023 Omnibus Incentive Plan

Golden Parachute Payments

The Company’s ability (or the ability of one of our subsidiaries) to obtain a deduction for future payments under the 2023 Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.

Compensation of Covered Employees

Our ability to obtain a deduction for amounts paid under the 2023 Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits our ability to deduct compensation, for federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1,000,000.

New Plan Benefits

Grants under the 2023 Plan will be made at the discretion of the Committee, and therefore, the benefits or number of shares subject to awards that may be granted in the future to our executive officers, teammates and directors is not currently determinable. Therefore, a New Plan Benefits Table is not provided.

Vote Required for Approval

Approval of this Proposal 2 requires the affirmative vote of a majority of the votes cast on this proposal. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the results of this vote.

The Board of Directors recommends a vote FOR the approval of the Owens & Minor, Inc. 2023 Omnibus Incentive Plan.

34            Owens & Minor, Inc.    ●    2023 Proxy Statement

Proposal 3: Ratification of Independent Registered Public Accounting Firm

The Audit Committee (with confirmation of the Board) has selected KPMG LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2023, and has directed that management submit such appointment of KPMG LLP for ratification by the shareholders at the Annual Meeting. Representatives of KPMG LLP will be present at the Annual Meeting to answer questions and to make a statement if they desire to do so.

Under the Sarbanes-Oxley Act of 2002 and the rules of the SEC promulgated thereunder, the Audit Committee is solely responsible for the appointment, compensation, and oversight of the work of the Company’s independent registered public accounting firm. Shareholder ratification of this appointment is not required by the Company’s Bylaws or otherwise. If shareholders fail to ratify the appointment, the Audit Committee will take such failure into consideration in future years. If shareholders ratify the appointment, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of the Company.

Prior to selecting KPMG LLP for fiscal 2023, the Audit Committee evaluated KPMG LLP’s performance with respect to fiscal 2022. In conducting this annual evaluation, the Audit Committee considered management’s assessment of KPMG LLP’s performance in areas such as (i) independence, (ii) the quality and the efficiency of the services provided, including audit planning and coordination, (iii) industry knowledge and (iv) the quality of communications, including KPMG LLP staff accessibility and keeping management and the Committee apprised of issues. The Audit Committee also considered KPMG LLP’s tenure, the impact on the Company of changing auditors and the reasonableness of KPMG LLP’s rates. The Audit Committee is responsible for the audit fee negotiations associated with the retention of KPMG LLP. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered accounting firm. Further, in conjunction with the rotation of the auditing firm’s lead engagement partner every five years, the Audit Committee and its chair will continue to be directly involved in the selection of KPMG LLP’s new lead engagement partner. The members of the Audit Committee and the Board believe that the continued retention of KPMG LLP to serve as our independent external auditor is in the best interests of us and our shareholders.

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2023.

Fees Paid to Independent Registered Public Accounting Firm

For each of the years ended December 31, 2022 and 2021, KPMG LLP billed the Company the fees set forth below in connection with professional services rendered by that firm to the Company:

	Year 2022	Year 2021

Audit Fees(1)	$4,457,000	$3,299,000

Audit-Related Fees(2)	38,000	31,000

Tax Fees(3)	310,000	286,000

All Other Fees(4)	9,000	2,000

Total	$4,814,000	$3,618,000

(1)

Fees for professional services performed for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s filings on Forms 10-K and 10-Q, Sarbanes-Oxley compliance, and services normally provided in connection with statutory, regulatory filings or engagements and services related to the Apria acquisition.

(2)	Fees primarily for the annual audits of the Company’s employee benefit plan financial statements.

(3)	Fees primarily for advice and consulting services related to the structuring of international operations and sales and use tax returns.

(4)	All other fees in 2022 and 2021 include fees for online resources provided by KPMG LLP.

Owens & Minor, Inc.    ●    2023 Proxy Statement            35

Proposal 3: Ratification of Independent Registered Public Accounting Firm

The Audit Committee has established policies and procedures for the pre-approval of audit services and permitted non-audit services to ensure the services do not impair the auditor’s independence. The Audit Committee will pre-approve on an annual basis the annual audit services engagement terms and estimated fees and will also pre-approve certain audit-related services that may be performed by the independent auditors up to the estimated pre-approved fee levels, as well as permissible tax planning and compliance services. The Audit Committee may delegate pre-approval authority to one or more of its members, but any pre-approval decision by such member or members must be presented to the full Audit Committee at its next scheduled meeting. All services provided by, and fees paid to, KPMG LLP in 2022 were pre-approved by the Audit Committee in accordance with the pre-approval policies, and there were no instances of waiver of approval requirements or guidelines during this period.

Report of the Audit Committee

The Audit Committee is composed of five directors, each of whom is independent under the enhanced independence standards for audit committees in the Exchange Act and the rules thereunder as incorporated into the listing standards of the NYSE and under the Company’s Corporate Governance Guidelines, and one of whom have been determined by the Board of Directors to be an audit committee financial expert. The Audit Committee met six times during 2022. The Audit Committee operates under a written charter adopted by the Board of Directors, which the Audit Committee reviews at least annually and revises as necessary to ensure compliance with current regulatory requirements and industry changes.

As its charter reflects, the Audit Committee has a broad array of duties and responsibilities and assists the Board in fulfilling its oversight responsibility related to the preparation of financial statements, compliance with legal and regulatory requirements, the Company’s independent registered public accounting firm, including its qualifications, performance and independence, the Company’s internal audit function, treasury and finance matters, and the Company’s enterprise risk management and data and cybersecurity risks.

With respect to financial reporting and the financial reporting process, management, the Company’s independent registered public accounting firm and the Audit Committee have the following respective responsibilities:

Management is responsible for:

•	Establishing and maintaining the Company’s internal control over financial reporting;

•	Assessing the effectiveness of the Company’s internal control over financial reporting as of the end of each year; and

•	Preparation, presentation and integrity of the Company’s consolidated financial statements.

The Company’s independent registered public accounting firm is responsible for:

•	Performing an independent audit of the Company’s consolidated financial statements and the Company’s internal control over financial reporting;

•	Expressing an opinion as to the conformity of the Company’s consolidated financial statements with U.S. generally accepted accounting principles; and

•	Expressing an opinion as to the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee is responsible for:

•	Selecting the Company’s independent registered public accounting firm;

•	Overseeing and reviewing the consolidated financial statements and the accounting and financial reporting processes of the Company; and

•	Overseeing and reviewing management’s evaluation of the effectiveness of internal control over financial reporting.

In this context, the Audit Committee has met and held discussions with management and KPMG LLP, the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements for the year ended December 31, 2022 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed these consolidated financial statements

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Proposal 3: Ratification of Independent Registered Public Accounting Firm

with management and KPMG LLP, including the scope of the independent registered public accounting firm’s responsibilities, critical accounting policies and practices used, and significant financial reporting issues and judgments made in connection with the preparation of such financial statements.

The Audit Committee has discussed with KPMG LLP the matters required to be discussed pursuant to Public Company Accounting Oversight Board Auditing Standard No. 1301 (Communications with Audit Committees). The Audit Committee has also received the written disclosures and communications from KPMG LLP required by the PCAOB regarding the independence of that firm and has discussed with KPMG LLP the firm’s independence from the Company.

In addition, the Audit Committee has discussed with management its assessment of the effectiveness of internal control over financial reporting and has discussed with KPMG LLP its opinion as to the effectiveness of the Company’s internal control over financial reporting.

Based upon its discussions with management and KPMG LLP and its review of the representations of management and the report of KPMG LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.

THE AUDIT COMMITTEE

Stephen W. Klemash, Chair Mark A. Beck Kenneth Gardner-Smith Teresa L. Kline Carissa L. Rollins

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Stock Ownership Information

Stock Ownership by Management and the Board of Directors

The following table shows, as of March 17, 2023, the number of shares of Common Stock beneficially owned by each director and director nominee, the executive officers identified as our “NEOs” in the Summary Compensation Table in this Proxy Statement and all current directors and executive officers of the Company as a group.

Name of Beneficial Owner	Sole Voting and Investment Power(1)	Other(2)	Aggregate Percentage Owned

Mark A. Beck(3)	—	—	*

Gwendolyn M. Bingham	22,184	—	*

Kenneth Gardner-Smith	5,510	—	*

Robert J. Henkel(3)	28,000	—	*

Rita F. Johnson-Mills	4,713	—	*

Stephen W. Klemash	9,639	—	*

Teresa L. Kline	4,713	—	*

Edward A. Pesicka	1,325,329	—	1.74%

Carissa L. Rollins	4,490	—	*

Alexander J. Bruni	59,313	—	*

Tammy L. Gomez	48,288	—	*

Andrew G. Long	352,841	—	*

Jeffrey T. Jochims	111,050	—	*

Nicholas J. Pace	279,228	—	*

Daniel J. Starck	74,222	—	*

All Executive Officers and Directors as a group (18 persons)	2,731,660		3.59%

*	Represents less than 1% of the total number of shares outstanding.

(1)

No officer or director of the Company has the right to acquire any shares through the exercise of stock options within 60 days following March 17, 2023. There are no outstanding options, warrants or rights as of December 31, 2022.

(2)

Includes: (a) shares held by certain relatives or in estates; (b) shares held in various fiduciary capacities; and (c) shares for which the shareholder has shared power to dispose or to direct disposition. These shares may be deemed to be beneficially owned under the rules and regulations of the SEC, but the inclusion of such shares in the table does not constitute an admission of beneficial ownership.

(3)	The following directors hold shares in the common stock account of the Directors’ Deferred Compensation Plan: Mr. Beck 49,343 shares and Mr. Henkel 48,074 shares.

Stock Ownership by Certain Shareholders

The following table shows, as of March 17, 2023, any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who, to our knowledge, was the beneficial owner of more than 5% of our Common Stock.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage Owned

BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	12,310,205(1)	16.16%

FMR LLC 245 Summer Street, Boston, MA 02210	11,435,145(2)	15.01%

The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	8,582,472(3)	11.26%

Wellington Management Group LLP 280 Congress Street, Boston, MA 02210	7,468,216(4)	9.8%

(1)	Based upon a Schedule 13G report or amendment filed by BlackRock Inc. with the SEC on January 23, 2023.

38            Owens & Minor, Inc.    ●    2023 Proxy Statement

Stock Ownership Information

(2)	Based upon a Schedule 13G report or amendment filed by FMR LLC with the SEC on February 9, 2023.

(3)	Based upon a Schedule 13G report or amendment filed by Vanguard Group, Inc. with the SEC on February 9, 2023.

(4)

Based upon a Schedule 13G amendment (“Schedule 13G/A”) that was jointly filed with the SEC on February 6, 2023 pursuant to a joint filing agreement by and among Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP. The address for each of Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP c/o Wellington Management Group LLP is 280 Congress Street, Boston, MA 02210. Beneficial ownership information is the same for Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP. Wellington Management Company LLP beneficially owns 7,081,251 shares (9.29%).

According to exhibits filed with the Schedule 13G/A, the following lists the identity and classification of each relevant entity that beneficially owns shares of the security class being reported on the Schedule 13G/A: Wellington Group Holdings LLP – HC, Wellington Investment Advisors LLP – HC, Wellington Management Global Holdings, Ltd. – HC. One or more of the following investment advisers (the “Wellington Investment Advisers”): Wellington Management Company LLP – IA, Wellington Management Canada LLC – IA, Wellington Management Singapore Pte Ltd – IA, Wellington Management Hong Kong Ltd – IA, Wellington Management International Ltd – IA, Wellington Management Japan Pte Ltd – IA, Wellington Management Australia Pty Ltd – IA. The securities as to which the Schedule 13G/A is filed by Wellington Management Group LLP, as parent holding Company of certain holding companies and the Wellington Investment Advisers, are owned of record by clients of the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP controls directly, or indirectly through Wellington Management Global Holdings, Ltd., the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP. Wellington Group Holdings LLP is owned by Wellington Management Group LLP.

Equity Compensation Plan Information

The following table shows, as of December 31, 2022, information with respect to compensation plans under which shares of Common Stock are authorized for issuance.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	(b) Weighted-average exercise price of outstanding options, warrants and rights(1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by shareholders(2)	974,074	—	5,067,392(3)

Equity compensation plans not approved by shareholders(4)	—	—	—

Total	974,074	—	5,067,392

(1)	There are no outstanding options, warrants or rights as of December 31, 2022. The total in column (a) above relate to performance shares.

(2)

These equity compensation plans are the 2018 Stock Incentive Plan (the “2018 Plan”) adopted and approved by shareholders on May 8, 2018 (as amended May 10, 2019 and May 1, 2020) and the 2015 Stock Incentive Plan. No additional awards may be made under the 2015 Stock Incentive Plan. The Company assumed shares from the Apria, Inc. 2021 Omnibus Incentive Plan (the “Apria Plan”) that became available as of March 29, 2022 under the 2018 Stock Incentive Plan. Of the 974,074 shares of Common Stock reflected in column (a), none represent outstanding performance stock units granted with respect to shares that were assumed from the Apria Plan.

(3)

Includes 3,216,759 shares of Common Stock that were assumed from the Apria Plan under the 2018 Stock Incentive Plan pursuant to an exception under Section 303A.08 of the NYSE Listed Company Manual that remain subject to the terms and conditions set forth in such exception.

(4)	The Company does not have any equity compensation plans that have not been approved by shareholders.

Owens & Minor, Inc.    ●    2023 Proxy Statement            39

Executive Compensation

A Message from Our People & Culture Committee

The OP&C Committee of the Board of Directors oversees Owens & Minor’s executive compensation philosophy and reviews and approves compensation programs, opportunities, and awards for our named executive officers (“NEOs”). While Owens & Minor management and our independent compensation consultant provide input to the OP&C Committee, it is the sole responsibility of the OP&C Committee to approve our executive compensation philosophy, plans, policies, programs, and decisions.

Guided by our executive leadership team, 2022 was a year of accomplishments as well as ongoing challenges. Our Patient Direct segment demonstrated exceptional performance and closed an outstanding year, growing at above-market rates and overachieving its Apria-related acquisition synergies. Our acquisition of Apria, Inc. closed in March of 2022, and its successful integration with our Byram Healthcare business has created a leading offering in the fast-growing home health space. At the same time, greater than expected macro-economic and industry-related forces challenged our Products & Healthcare Services (“P&HS”) segment as many acute care customers delayed reorders, instead utilizing their stockpiled items, resulting in a year where this segment did not meet its performance goals. Even with these challenges, the Company achieved strong cash flow and EBITDA, and our executive leadership team demonstrated continued leadership in navigating these challenges and solidifying the culture of Owens & Minor.

The OP&C Committee’s compensation determinations for our NEOs reflect the Company’s 2022 performance. As we did not fully meet the financial targets developed for our 2022 annual incentive plan, the overall annual bonus pool was funded at up to 21% of the target performance level. However, the 2021-2022 performance share awards, which were granted in 2021 and included a two-year cumulative adjusted EPS goal, were achieved at 200% reflecting strong multi-year performance and shareholder return.

In 2022, the OP&C Committee approved annual equity award grants to executive management in a mix of 50% time-based vesting restricted stock units (“RSUs”) that vest over a three-year period and 50% performance share units (“PSUs”). The 2022 PSU grant design was updated from a two-year to a three-year performance period and the PSU metric is three-year cumulative adjusted EPS; in addition, the OP&C Committee added relative TSR as a modifier to further enhance alignment of our executives with shareholder returns relative to that of other companies in the performance index.

In response to performance challenges in 2022 for our P&HS segment, Mr. Pesicka demonstrated decisive leadership in making changes to the leadership team that are expected to drive execution and improve results. Effective in October of 2022, Mr. Long, the Company’s Executive Vice President & Chief Financial Officer (“CFO”), replaced the leader of the Company’s P&HS segment, and Mr. Bruni began in the role as Executive Vice President & CFO. We also strengthened our leadership talent during the year by adding Mr. Starck and Ms. Gomez. Mr. Starck joined the Company and assumed the role of Executive Vice President, President – Patient Direct & CEO of Apria, Inc. effective March 29, 2022 as a result of the acquisition of Apria, Inc. and Ms. Gomez joined the Company and assumed the role of Executive Vice President & Chief Human Resources Officer (“CHRO”) effective July 11, 2022.

To address the evolving market, our executive leadership team has launched a company-wide Operating Model Realignment Program with a dedicated team to accelerate profit improvement and reduce costs. The OP&C Committee will continue to evaluate our compensation and governance practices to support the objectives of the business, including the Operating Model Realignment Program, align with our compensation philosophy and prevailing market practices, and provide incentive to deliver key financial metrics that are explicitly linked with shareholder value creation. We are committed to ensuring that our executive compensation programs evolve as necessary to support our business strategy and organizational structure.

More details are provided on the following pages, and we look forward to getting shareholder feedback in the future. Thank you for your continued engagement.

The Our People & Culture Committee

Robert J. Henkel, Chair

Gwendolyn M. Bingham

Rita F. Johnson-Mills

Stephen W. Klemash

Carissa L. Rollins

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Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation philosophy and programs, the role of our OP&C Committee and its independent consultant, the compensation decisions made by the OP&C Committee under these programs and the considerations that went into our decisions as a result of the Company’s operational and financial performance in 2022, all as they relate to our NEOs.

  Our Executive Compensation Philosophy

Our executive compensation program is designed with a pay-for-performance philosophy that aligns with the business’s strategy and goals, both short and long-term, and pays for sustained performance, profitable growth, and achievement of results. We generally target the 50th percentile of our peer group and the relevant market as a reference point for positioning target total compensation for our executives,1 with the ability to earn above or below the 50th percentile based on Company and/or individual performance.

We designed our executive compensation program framework to reward for Company and individual performance and focus on the following objectives:

•	Reasonable but market-competitive base salaries to attract, motivate and retain executives.

•

Appropriate balance between short- and long-term incentives and fixed and at-risk incentive compensation, to weigh cost against expected benefit and to align with the creation of shareholder value, including:

•	Annual cash incentives to drive critical business results each year; and

•	Long-term incentive equity awards to retain management and focus executives on longer-term financial performance and execution of our operational and strategic plans.

•	Retirement, severance, and other market-competitive benefits to attract executive talent and encourage retention.

[1]	This is a reference point, not a policy, and actual compensation may be above or below the target level based on corporate and/or individual performance.

2022 CD&A At-a-Glance

The following highlights our NEOs, our 2022 performance and the resulting compensation approved by the OP&C Committee. We believe the actions taken by the OP&C Committee in 2022 and outcomes of the 2022 incentive programs were in-line with the Company’s compensation philosophy. Further, we believe the 2022 pay results illustrate and emphasize the strong link between actual pay and the results of our Company.

2022 Named Executive Officers

Named Executive Officer	Role	2022 Time in Role

Edward A. Pesicka	President and Chief Executive Officer (CEO)	Full Year

Andrew G. Long	Executive Vice President & Chief Financial Officer (CFO) Executive Vice President, CEO, Products & Healthcare Services	January – October October – December

Alexander J. Bruni[1]	Executive Vice President & CFO	October – December

Nicholas J. Pace	Executive Vice President, General Counsel & Corporate Secretary	Full Year

Daniel J. Starck[2]	Executive Vice President, President – Patient Direct & CEO of Apria, Inc.	March – December

Tammy L. Gomez[3]	Executive Vice President & Chief Human Resources Officer	July – December

Jeffrey T. Jochims[4]	Executive Vice President, Chief Operating Officer & President, Products & Healthcare Services	January-October

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Executive Compensation

[1]

Mr. Bruni was appointed Executive Vice President & CFO of the Company replacing Mr. Long effective October 12, 2022. Mr. Bruni served as the Senior Vice President, Finance – Patient Direct segment from August 2022 to October 2022. Prior to that, Mr. Bruni served as Senior Vice President, Finance – Products & Healthcare Services segment from January 2022 to August 2022, and Senior Vice President, Finance – Global FP&A, Medical Distribution, Services, and Outsourced Logistics from April 2020 to January 2022.

[2]

Mr. Starck joined the Company and assumed the Executive Vice President, President – Patient Direct & CEO of Apria, Inc. role effective March 29, 2022, as a result of the acquisition of Apria by Owens & Minor.

[3]	Ms. Gomez joined the Company and assumed the role of Executive Vice President & CHRO effective July 11, 2022.

[4]

Mr. Jochims, at the request of the Company, resigned from his position as an officer of the Company, effective October 12, 2022. Mr. Jochims continued to serve the Company until January 1, 2023, to support a transition of his leadership duties. Resignation at the request of the Company is considered termination without cause which provides for benefits under the Company’s Officer Severance Policy.

2022 Business Highlights

Even in the face of challenges, the Company achieved strong cash flow and EBITDA in 2022 and continued to build on our culture as well as focus on diversity & inclusion. Highlights for 2022 include:

Income

•	Generated Revenue of $9.955 billion in 2022

•	Achieved Adjusted EBITDA of $518 million in 2022[1]

Balance Sheet and Cash Flows

•	Reduced total debt by $143 million since the funding of the Apria acquisition

•	Generated $325 million of cash from operations for 2022, an increase of 162% year-over-year

Business Achievements

•	Owens & Minor’s Supplier Diversity Award celebrated its 10th consecutive year

•	Our Byram Healthcare division was awarded Verywell Health’s “Best Overall Diabetic Supply Company” for the fourth year in a row

•	The Owens & Minor Foundation and Ronald McDonald House Charities© partner to help build healthier communities

Compensation Components

Short-Term Compensation Cash	• Base salary • Annual Incentive Plan (AIP)

Long-Term Compensation Equity	• Stock Incentive Plan • 50% restricted stock units (RSUs) • 50% performance stock units (PSUs)

Other	• Retirement Savings (401(k)) & Executive Deferred Compensation & Retirement Plan • Health & Welfare benefits • Termination-related pay

We base a significant portion of compensation on the achievement of objective financial measures to create a strong link between pay and performance. We have no specific policies on the percentage of total compensation that should be “performance-based,” but consider this relationship in determining the overall balance and reasonableness of the executives’ total direct compensation packages. In 2022, our President & CEO’s total target compensation was 86% performance-based and 14% fixed, and our other NEOs’ total target compensation was 79% performance-based and 21% fixed.

[1]

Adjusted (non-GAAP) earnings, or AOI, and other non-GAAP financial measures included in this Proxy Statement and a reconciliation to the most comparable GAAP equivalent financial measure are described in the Company’s Current Report on Form 8-K filed with the SEC on February 28, 2023.

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Because the successful operation of our business requires a long-term approach, our executive compensation program is designed to enhance short- and long-term performance. We consider the relationship of short-term to long-term compensation in determining the overall balance and reasonableness of our executives’ total direct compensation packages. We believe that short-term compensation is necessary in conjunction with long-term compensation to provide remuneration for performance of short-term goals that ultimately lead to achievement of our long-term objectives and strategic initiatives. In 2022, our President & CEO’s total target compensation was comprised of 68% long-term and 32% short-term compensation, and our other NEOs’ total target compensation was comprised of 61% long-term and 39% short-term compensation.

We believe our proportionate mix of compensation opportunities is appropriate in that we provide a slightly greater relative percentage of incentive-based compensation tied to financial performance and long-term compensation to the CEO versus other NEOs because the CEO is able to more directly impact financial results and creation of long-term shareholder value.

Performance Goals and Results

		Target	Actual[1]	Achievement

2022 AIP (Paid in March 2023)	2022 Revenue (50%) 2022 Adjusted Operating Income (AOI) (50%)	$10,283.0 million $454.0 million	$9,981.2 million $379.6 million	41% 0%

2021 performance shares (Vest in March 2024)	2021 and 2022 Cumulative Adjusted Earnings Per Share (EPS)	$5.85	$6.57[2]	200%

[1]

Shown on a constant currency basis. Revenue was $9,955 million for the year-ended December 31, 2022 and was unfavorably impacted by foreign currency of $25.7 million based on foreign currency rates as of December 31, 2021 and AOI was $369 million for the year-ended December 31, 2022 and was unfavorably impacted by foreign currency of $10.5 million based on foreign currency rates as of December 31, 2021. Adjusted (non-GAAP) earnings, or AOI, and other non-GAAP financial measures included in this Proxy Statement and a reconciliation to the most comparable GAAP equivalent financial measure are described in the Company’s Current Report on Form 8-K filed with the SEC on February 28, 2023.

[2]

Shown on a constant currency basis. Cumulative Adjusted EPS was $6.52 for the years-ended December 31, 2022 and 2021 and was unfavorably impacted by foreign currency of $0.05 based on foreign currency rates as of December 31, 2020.

Say-on-Pay Voting History

2020	92%
2021	98%
2022	96%

Learn more about recent shareholder input on compensation on page 47.

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Executive Compensation

Summary of Our 2022 Decisions

The OP&C Committee makes decisions regarding NEO total compensation (base salary, annual bonus objectives and payments, and annual equity grants) in connection with our annual performance review process. The table below summarizes their decisions, as well as updates to the compensation programs for 2022 and 2023.

Factors That Guided Compensation Decisions

•   Executive compensation philosophy

•   Degree of achievement of key strategic financial and operational goals for 2021 (for base salary, annual bonus payments and equity grant decisions made in early 2022) and for 2022 (for base salary, annual bonus payments and equity grant decisions made in early 2023)

•   Recommendations of our President and CEO (other than with respect to his own compensation)

•   Advice of an independent compensation consultant

•   Shareholder input

•   Market pay practices

•   Current and historical Owens & Minor compensation

2022 Compensation Program Changes

Equity Grants: The 2022 PSU grant design was updated from a two-year to a three-year performance period. The PSU metric is three-year cumulative adjusted EPS; in addition, the OP&C Committee added relative total shareholder return (TSR) as a modifier to further enhance alignment of our executives with shareholder returns relative to that of the Russell 3000 Medical Equipment and Services Sector Index.

Key 2022 Compensation Decisions

Base Salary Decisions

Effective April 1, 2022, Messrs. Pesicka, Long, Pace and Jochims received base salary increases of 9.65%, 10.17%, 2.91% and 10.17%, respectively, as a result of their accomplishments in 2021 and responsibilities in 2022, and to keep their salaries generally aligned with the 50th percentile.

Mr. Bruni’s base salary was set in October 2022 when he was appointed the Executive Vice President & CFO, replacing Mr. Long, who moved into the role of Executive Vice President, CEO, Products & Healthcare Services, replacing Mr. Jochims, who, at the request of the Company, resigned his position as an officer of the Company in October 2022. Mr. Starck’s base salary and incentive compensation targets were set when he joined the Company in March 2022. Ms. Gomez’s base salary was set when she joined the Company in July 2022.

Annual Incentive Plan Decisions

As a result of business performance in 2022, the overall annual bonus pool was funded at up to 21% of the target performance level. The NEOs were awarded annual bonus payments of approximately 21% of their individual target opportunities, paid in March 2023. Mr. Pesicka’s target annual bonus opportunity increased from 125% of base salary to 130% to align with the market.

Equity Grant Decisions

In 2022, the Company granted RSUs and PSUs to Messrs. Pesicka, Long, Pace and Jochims that can be earned in an amount ranging from 0% to 200% of the number of awarded shares based on the Company’s adjusted EPS performance for the three-year period from January 1, 2022 through December 31, 2024, and modified based on relative TSR as measured by the Russell 3000 Medical Equipment and Services Sector Index.

The Company granted Mr. Starck RSU and PSU awards on May 10, 2022, following the closing of the acquisition of Apria, Inc. by Owens & Minor in connection with his offer of employment. In addition to his annual equity grant, and as part of his agreement to join Owens & Minor, Mr. Starck received a one-time, three-year PSU award on May 10, 2022, with a grant value of $2,400,000. Mr. Starck’s one-time PSU award is based on Patient Direct segment three-year AOI, modified by the Owens & Minor PSU achievement levels achieved over that same three-year period.

The Company granted Ms. Gomez sign-on RSUs and PSUs on July 11, 2022, as an incentive to join Owens & Minor.

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Executive Compensation

Aligning Pay with Performance

In 2022, our executive compensation structure consisted of three primary components: base salary, annual cash incentives and long-term incentives. We emphasize variable pay rather than fixed pay, with target opportunities based on market practices and payments based on performance. Further, the structure of our executive compensation program ensures that as an executive’s scope of responsibility increases, a greater portion of his or her compensation comes from performance-based pay. For 2022, the performance-based components of our executive compensation program were designed as follows:

	Short-term Incentive	Long-term Incentive

	Annual Bonus	Performance-based Equity	Time-based Equity

Objective	Reward achievement of short-term (annual) corporate performance goals	Reward long-term financial results and drive shareholder value creation	Reinforce ownership in the Company Support retention of executives

Form	Cash	PSUs (50%)	RSUs (50%)

Time Horizon	1 year	3 years	3 years

Metrics	Revenue growth (50% weighting) Adjusted AOI (50% weighting)	Cumulative adjusted EPS Relative TSR as a modifier	Stock price appreciation Continued employment

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Executive Compensation

Compensation Factors and Governance

The OP&C Committee applies several corporate governance features related to executive compensation, which are summarized below. We believe that these mechanisms help to assure the alignment of executive and shareholder interests.

WHAT WE DO

Pay for Performance.    We link pay to performance and a significant portion of our executives’ potential total annual compensation, both cash and equity, is incentive-based on the achievement of objective, simple and transparent financial measures designed to enhance short- and long-term performance.

Performance-Based Equity Awards. At least half of our annual equity award grants are PSUs with multi-year performance requirements.

Share Ownership Guidelines.    We have established stock ownership guidelines for our officers, and our tenured NEOs meet or exceed the established ownership guidelines. Newly appointed NEOs are in the process of attaining the required ownership level.

Limited Perquisites. We tie perquisites to a legitimate business purpose and limit the value provided to executive officers.

Double-Trigger Change in Control Provisions.    Equity vesting and severance benefits resulting from a change in control are “double-trigger” and require a qualifying termination of employment following the change in control.

Recoupment Policy.    We maintain a recoupment policy to recover all performance-based cash compensation and all equity-based compensation (including both time- and performance-vesting equity awards) from our NEOs’ compensation paid under circumstances involving restatement of our financial statements.

Risk Mitigation.    We mitigate risks associated with compensation by establishing caps on incentive compensation, multiple performance targets for incentive compensation and ongoing processes to identify and manage risk.

Independent Compensation Consulting Firm.    The OP&C Committee receives advice about its compensation programs and practices from an independent consulting firm that provides no other services to the Company, and the Company is not aware of any conflicts of interest with respect to its work.

WHAT WE DON’T DO

No Employment Agreements. We do not have employment agreements with our executive officers.

No Hedging. We prohibit our executive officers and directors from hedging against the economic ownership of Company stock.

No Pledging. We prohibit our executive officers from pledging Company stock.

No Repricing of Equity Awards. Our stock plans do not permit the repricing of equity awards without shareholder approval.

No Tax Gross-Ups. We do not provide excise tax gross-ups.

The OP&C Committee also considers several factors in designing and implementing compensation programs and setting pay for executives, outlined in more detail below.

Market Compensation Survey Data.    In addition to peer data, the OP&C Committee also considers broader survey data with a focus on executives within healthcare and distribution industries in benchmarking and setting compensation.

Executive Summary Compensation Statements.    To review total compensation levels for executive officers, the OP&C Committee reviews executive summary compensation statements that quantify each element of direct compensation provided to individual executives and the portion of the executive’s total compensation represented by each element of compensation. This review also includes information on the value of executives’ outstanding equity awards, as well as an evaluation of the payments and benefits that would be paid to executive officers in the event of termination of employment, including following a change in control of the Company.

Total Program Cost.    We consider the cost (including aggregate share usage and dilution) of the various components of our compensation program in evaluating the overall balance and reasonableness of our executives’ total direct compensation packages.

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Risk Considerations.    In setting executive compensation, the OP&C Committee structures the various components of our program to promote the achievement of our business goals without encouraging the taking of unnecessary risks. We believe that several elements of our program mitigate risks associated with performance-based compensation, including the following:

•

Limits on Incentive Compensation.    We cap our AIP awards at 200% of the executive’s target award to protect against excessive short-term incentives, and the OP&C Committee has discretion to reduce awards based on factors it deems appropriate, including whether officers took unnecessary risks.

•

Performance Metrics.    We use financial performance metrics for our AIP that emphasize profitable and disciplined growth and require responsible and risk-based decision-making by our executives. We also use operational metrics and specific Management by Objectives (MBOs) to reward executives for appropriate decision-making and accomplishment of non-financial goals.

•

PSUs/Long-Term Equity Awards.    At least half of an executive’s annual equity compensation consists of PSUs with a multi-year performance cycle which focuses management on sustaining the Company’s long-term performance. The other portion of an executive’s annual equity compensation consists of RSU awards that vest over a period of three years and, accordingly, further encourage a focus on long-term performance.

•	Share Ownership Guidelines. Our share ownership guidelines ensure that our executives have a substantial stake tied to long-term holdings in Owens & Minor stock.

•

Recoupment Policy.    Performance-based cash compensation and equity-based compensation (including both time- and performance-vesting equity awards) granted or paid to our NEOs is subject to recoupment under circumstances involving a restatement of our financial statements.

Shareholder Input on Executive Compensation

We value the opinions of our shareholders and regularly solicit input on our executive compensation program. In evaluating the design of our executive compensation and the compensation decisions for each of our NEOs, the OP&C Committee considers shareholder input including the advisory “say-on-pay” vote at our annual meeting.

In 2022, approximately 96% of the “say-on-pay” shareholder votes cast approved the compensation for our NEOs.

In 2022, approximately 96% of the votes cast approved the compensation for our NEOs. We believe that this support resulted largely from the improvements that we have made and continue to make to our executive compensation program and the effect that they have had on the Company’s performance.

Over the course of 2022, we gathered feedback with respect to our executive compensation program in several different settings. Owens & Minor’s management team participated in eight institutional investor conferences at which we discussed our strategic plans and growth prospects and had over 200 meetings with institutional investors. Key feedback included:

•	Understanding the primary drivers behind the macro-economic conditions impacting the P&HS Segment in the second half of 2022

•	Acknowledgement of the strong organic growth and strong operational execution in the Patient Direct Segment

•	Recognition that the acquisition of Apria, Inc. meaningfully changed the growth and earnings profile of our overall business

To strengthen our pay-for-performance culture, the OP&C Committee considered the feedback obtained from our investor outreach when making decisions relating to compensation for our NEOs for 2022.

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Executive Compensation

Role of the OP&C Committee

The OP&C Committee establishes, approves, and administers the Company’s executive compensation programs. This process ensures that performance metrics are consistent with the financial, operational, and strategic goals set by the Board. The following table provides the steps the OP&C Committee follows to ensure the total compensation for our NEOs is competitive, appropriately tied to performance, and does not promote undue risk taking.

Role of the Independent Compensation Consultant

The OP&C Committee has the authority under its charter to retain independent consultants to assist it in making compensation and compensation-related decisions. In 2022, the OP&C Committee engaged Willis Towers Watson (“WTW”) as its independent consultant to, among other things:

•	Analyze competitive levels of each element of compensation and total compensation for each of the NEOs relative to our peer group and industry trends;

•	provide information regarding executive compensation trends and regulatory changes and developments; and

•	provide input on annual and long-term incentive design.

Our consultant reports directly to the OP&C Committee, and aside from its work with the OP&C Committee and Governance & Nominating Committee provides no other work for the Company. The OP&C Committee has analyzed whether the work of WTW raised any conflict of interest and has concluded that the work of our advisors, including the individuals employed by our advisors who provide consulting services to the OP&C Committee, have not created any conflict of interest. The OP&C Committee also considered and confirmed the independence of legal advisors retained by the OP&C Committee during 2022.

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Risk Assessment in Compensation Programs

In December 2022, the OP&C Committee reviewed a comprehensive global risk assessment of our compensation policies and practices conducted by management, and based on this review, determined that the Company’s compensation programs encourage and reward prudent business judgment without encouraging undue risk. The risk assessment included a global inventory of incentive plans and programs and considered factors such as plan eligibility, the variety of plan metrics, threshold and maximum payments, and the mix of short- and long-term compensation. Based on the review, the OP&C Committee concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Role of the Executive Compensation Peer Group

Each year, we evaluate our compensation levels and programs through comparisons to available information for a group of peer companies selected by the OP&C Committee based in part on recommendations from and analyses prepared by the OP&C Committee’s independent consultant. This evaluation helps us to assess whether our level and mix of executive pay is competitive and reasonable when compared to certain industry standards.

The OP&C Committee periodically reviews the peer group to ensure it remains appropriate and relevant as a market reference and modifies the peer group as necessary to reflect changes at the Company, among the peers or within the industry. In 2022, the following primary considerations were evaluated when reviewing existing peers and developing recommendations:

•   Refine focus on distribution companies. Focus comparisons to health care distribution and/or broader distribution companies as relevant.

•   Recognize broader healthcare industry. The Company’s long-term focus on the growth of its Global Products and Patient Direct businesses increases the relevance of healthcare equipment/supplies companies, including from an executive talent market perspective.

•   Balance financials/size criteria. Ensure comparability of peer companies across a range of relevant financial criteria to ensure the Company is appropriately positioned relative to the peer group.

Owens & Minor is reasonably aligned with median revenues when compared to the peer group.

We generally target total compensation packages for NEOs to reflect the 50th percentile of our peer group of companies when financial and operational goals are achieved.

We design our total compensation packages to provide pay above or below the 50th percentile compared to our peer group when results exceed or do not meet financial and operational goals.

The 14 peer companies we used to inform 2022 compensation decisions are outlined below:

2022 Peer Companies

New Additions	Companies Retained	Removals

Baxter International Inc.	C.H. Robinson Worldwide, Inc.	Genuine Parts Company

Boston Scientific Corporation	DENTSPLY SIRONA Inc.	Premier, Inc.

Covetrus, Inc.[2]	Henry Schein, Inc.	The Cooper Companies, Inc.

Quest Diagnostics Incorporated	Hill-Rom Holdings, Inc.[1]	United Natural Foods, Inc.

WESCO International, Inc	Patterson Companies, Inc.	Univar Solutions Inc.

Zimmer Biomet Holdings, Inc.	ResMed Inc.	WestRock Company

STERIS PLC

TD SYNNEX Corporation

[1]	Hill-Rom was removed from our peer group during 2022 as a result of its acquisition by Baxter in late 2021.

[2]	Covetrus, Inc. was acquired in October 2022 and is no longer a publicly-traded company; as a result, it will be removed from our peer group in 2023.

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Executive Compensation

Elements of the Executive Compensation Program

Owens & Minor executive compensation consists of fixed pay and variable pay, including cash and non-cash components. The chart below summarizes the various elements of Owens & Minor’s executive compensation and their purpose:

Element	Objective	Key Features

Base Salary Cash	Provide competitive fixed pay that is tied to the market and allows us to attract, retain and motivate executives within the medical technology industry and broader market	• Reflects individual skills, experience, responsibilities and performance over time • Influences annual bonus opportunity

Short-Term Incentives Cash	Encourage focus on short-term business performance and motivate executive officers’ performance in achieving our current-year business goals	• Performance-based reward tied to achievement of short-term corporate and individual performance goals • Pays only if threshold performance levels (or above) are met

Long-Term Incentives Equity	Rewards performance that enhances shareholder value using equity-based awards that link compensation to the value of our Common Stock and the achievement of multi-year performance goals, and strengthens the alignment of management and shareholder interests by creating meaningful levels of Company stock ownership by management

•   Links value to stock price

•  Comprised of 50% PSUs and 50% RSUs

•   PSUs are tied to achievement of long-term corporate performance goals; executives earn shares if the Company meets certain operational, financial or shareholder return metrics as selected by the OP&C Committee over a three-year period

•   RSUs vests over three years from date of grant

Retirement Savings & Deferred Compensation Plan Benefit	Provides a tax efficient opportunity to save for retirement and to ensure that our executive compensation program remains competitive in the marketplace for key executive talent

•   Executives may participate in the Company’s 401(k) Plan, and may defer salary and cash bonuses into an executive deferred compensation plan that provides for investment options similar to the Company’s 401(k) Plan

Post-Termination Compensation Benefit	Provides for severance in the event of not-for-cause termination. Additionally, executives are parties to change in control agreements that provide “double-trigger” severance benefits in connection with a qualifying termination following a change in control	• Severance provisions to protect the Company and NEOs in the event of a termination without cause

NEO Employment Events

Mr. Starck and Ms. Gomez Employment Arrangements

Mr. Starck joined the Company and assumed the Executive Vice President, President – Patient Direct & CEO of Apria, Inc. role effective March 29, 2022, as a result of the acquisition of Apria, Inc. by Owens & Minor. Ms. Gomez joined the Company and assumed the role of Executive Vice President & CHRO effective July 11, 2022.

Mr. Jochims Severance Event

Mr. Jochims, at the request of the Company, resigned from his position as an officer of the Company, effective October 12, 2022, and entered into an agreement with customary broad form releases, as well as confidentiality, non-disparagement,

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noncompetition, and non-solicitation restrictive covenants to the Company in connection with his separation. Mr. Jochims continued to serve the Company until January 1, 2023, to support a transition of his leadership duties. Mr. Jochims’ termination constituted a “termination without cause” and therefore the Company provided payments and benefits in January 2023 under the Company’s Officer Severance Policy as a “Severance Event” (as defined in the Officer Severance Policy), which included:

•	a lump-sum payment equal to 1.5 times the sum of his final base salary of $650,000 plus his average target annual bonus for 2020, 2021 and 2022;

•	a lump-sum payment of $25,000 to cover 18 months of the employer portion of COBRA health benefit premiums; and

•	a lump-sum payment of $15,250 for outplacement services and tax and financial advisory services.

Additionally, in connection with his separation, a pro-rata portion of the outstanding but unvested restricted stock, RSUs and earned performance shares held by Mr. Jochims vested as of January 1, 2023, pursuant to the terms of the applicable Restricted Stock Agreement, Restricted Stock Unit Agreement, Performance Share Award Agreement and/or Performance Stock Unit Award Agreement.

Analysis of 2022 Compensation Decisions

Base Salary

We review base salaries annually or in connection with promotion. The OP&C Committee generally considers the following factors when making base salary decisions:

•	Individual attributes of each NEO (such as responsibilities, skills, leadership, and experience),

•	Individual and overall Company performance levels,

•	The officer’s expected future contributions to the Company, and

•	Overall market-competitiveness of the officer’s base salary.

In April 2022, the OP&C Committee increased base salaries of the NEOs as shown below.

2022 Base Salary Decisions

Effective April 1, 2022, Messrs. Pesicka, Long, Pace and Jochims received base salary increases as shown below, as a result of their accomplishments in 2022, and to keep their salaries aligned with market.

Mr. Bruni’s base salary was increased in October when he was appointed the Executive Vice President & CFO, replacing Mr. Long, who moved into the role of Executive Vice President, CEO, Products & Healthcare Services, replacing Mr. Jochims.

Mr. Starck’s base salary was set when he joined the Company in March 2022. Ms. Gomez’s base salary was set when she joined the Company in July 2022.

NEO	2021 Salary		2022 Salary	Percent Change

Edward A. Pesicka	$912,000		$1,000,000	9.65%

Andrew G. Long	$590,000		$ 650,000	10.17%

Alexander J. Bruni	n/a	[1]	$ 525,000	n/a

Nicholas J. Pace	$515,000		$ 530,000	2.91%

Daniel J. Starck	n/a	[2]	$ 650,000	n/a

Tammy L. Gomez	n/a	[3]	$ 500,000	n/a

Jeffrey T. Jochims	$590,000		$ 650,000	10.17%

[1]	Mr. Bruni became an NEO in October 2022.

[2]	Mr. Starck joined the Company effective March 29, 2022.

[3]	Ms. Gomez joined the Company effective July 11, 2022.

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Executive Compensation

Annual Performance-Based Cash Incentives

We provide annual performance-based cash incentive opportunities to executive officers to incentivize them to achieve our current-year business and financial goals. Each year, the Board approves an annual operating plan, or AOP, that includes financial, strategic, and other goals, and we base annual incentive goals for the executive officers on the approved plan. The goals include both Company performance and individual MBOs specific to each executive. For 2022, the OP&C Committee again selected a blend of Company financial goals for our NEOs:

•	2022 revenue, and

•	2022 AOI.

The OP&C Committee again structured our 2022 AIP to include MBOs as performance metrics that allow for a modifier of incentive compensation earned by the NEOs.

	Corporate Performance			Individual Performance

Measure	Revenue	AOI	modified by	MBOs

Weighting	50%	50%		+/- 20%

2022 Company Financial Metrics and Performance

The OP&C Committee selected revenue and AOI as the primary performance metrics because they are:

•	Common metrics to all our business units,

•	Widely understood by our teammates and are the internal metrics of greatest focus,

•	Among the most important underlying drivers of business performance and other financial metrics (such as adjusted EPS, operating cash flow and return on invested capital);

•

Aligned with creating shareholder value as sustained AOI and revenue growth are both highly correlated with share price growth and are key drivers of free cash flow, which is also highly correlated to equity value;

•	Aligned with our investor communications and the area of focus of our investor base; and

•	In part driven by our performance against our NEOs’ MBOs.

In setting 2022 annual cash incentive program revenue and AOI goals, the OP&C Committee considered several factors including:

•	2021 full-year revenue and AOI performance;

•	2022 first quarter revenue and AOI performance and the trajectory of the Company’s business at that time;

•	Rising inflation and macroeconomic factors in the first quarter of 2022;

•	Infrastructure, technology, and other investments in the business planned for 2022; and

•	The Company’s 2022 AOP, which the OP&C Committee believed at the time it approved 2022 goals represented the Company’s best estimate of 2022 performance.

In April 2022, the OP&C Committee revised the revenue and AOI goals to reflect the acquisition of Apria, considering the projected financial performance of the post-closing combined Company in its 2022 incentive compensation metrics.

The OP&C Committee approved the 2022 revenue and AOI goals and related compensation levels in a manner it believed provided reasonable opportunity to achieve a bonus at the target level and an appropriately challenging stretch opportunity for performance in excess of target. The approved annual cash incentive program included a threshold level of performance that must be attained to receive any cash incentive payout, a target level of performance, which, if attained, would result in a 100% of target cash incentive payout, and a maximum level of 200% of target for any cash incentive

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award. For achievement levels above threshold but below target, or above target but below maximum, payout amounts are calculated based on a straight-line interpolation of the achievement level above threshold or target, as applicable.

The threshold, target, and maximum levels of the 2022 AIP and associated 2022 AOI performance are set forth in the table below. In 2022, our revenue and AOI resulted in performance at the 21% level. These financial goals are set on a constant currency basis so performance can be measured without positive or negative impact from currency fluctuations that are largely outside of the NEOs’ control.

Performance Metric	Threshold (AIP 0%)	Target (AIP 100%)	Maximum (AIP 200%)	Actual[1]	Actual AIP Achievement

2022 Revenue (50%)	$9,768.8 million	$10,283.0 million	$10,797.1 million	$9,981.2 million	41%

2022 AOI (50%)	$ 408.6 million	$ 454.0 million	$ 499.4 million	$ 379.6 million	0%

[1]

Shown on a constant currency basis. Revenue was $9,955 million for the year-ended December 31, 2022 and was unfavorably impacted by foreign currency of $25.7 million based on foreign currency rates as of December 31, 2021 and AOI was $369 million for the year-ended December 31, 2022 and was unfavorably impacted by foreign currency of $10.5 million based on foreign currency rates as of December 31, 2021. Adjusted (non-GAAP) earnings, or AOI, and other non-GAAP financial measures included in this Proxy Statement and a reconciliation to the most comparable GAAP equivalent financial measure are described in the Company’s Current Report on Form 8-K filed with the SEC on February 28, 2023.

2022 NEO MBOs and Performance

MBOs are performance metrics that allow for a modifier (+/- 0-20%) to the annual incentive earned by the NEOs, to be based on an assessment of the NEO’s job performance against position-specific financial, operational, or other goals, strategic focus, management skills, and other quantitative or qualitative goals. The OP&C Committee believes it is important to include MBOs as performance metrics that either:

•

Reward for strong performance and leadership, given these metrics are leading indicators of successful execution of financial, strategic, and operational initiatives that contribute to current and future value creation, or

•	Allow for negative discretion to reduce a bonus award where the NEO has not successfully performed his or her MBOs.

While each NEO had unique 2022 MBOs applicable to his or her respective span of control and duties, all MBOs were designed to advance the Company’s four primary areas of focus for 2022:

•	Enhance the Customer Experience

•	Develop, Retain and Attract Top Talent

•	Operational Excellence

•	Profitable Growth

For 2022, Mr. Pesicka’s MBOs included a new ESG-focused goal regarding strengthening our culture of diversity & inclusion to deliver results.

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Executive Compensation

The following table summarizes the MBOs and key achievements of each NEO in 2022:

Summary of 2022 MBOs[1]

Edward A. Pesicka

•   Increase customer interactions to further build relationships and understand their needs

•   Strengthen our culture of diversity & inclusion to deliver results

•   Meet key financial metrics set forth in the 2022 AOP

•   Support deployment of the OM Business System across the organization

•   Increase shareholder engagement activities and frequency

•   Successfully complete the Apria integration and realize associated revenue and cost synergies

Andrew G. Long

•   Meet key financial metrics set forth in the 2022 AOP

•   Utilize the OM Business System to deliver certain savings, increase shareholder engagement activities and frequency

•   Increase finance team talent through rotational program and competency development program

•   Increase proprietary product penetration

•   Reduce manufacturing costs/increasing efficiency

•   Profitable growth initiatives

Alexander J. Bruni	• Meet key financial metrics set forth in the 2022 AOP • Utilize the OM Business System to deliver savings

Nicholas J. Pace

•   Successfully serve as executive sponsor of the Apria integration

•   Enhance and streamline the Company’s commercial contracting process

•   Successfully integrate the Quality Assurance & Regulatory Affairs functions of the P&HS segment

Daniel J. Starck	• Integration of Apria & Byram business as Patient Direct segment • Attain revenue and cost synergies associated with the Apria acquisition • Deliver 2022 annual operating plan of Apria & Byram

Tammy L. Gomez	• Enhance the organization ability to develop, retain and attract top talent • Strengthen our culture of diversity and inclusion to deliver results • Support the integration of the Apria acquisition

[1]	Mr. Jochims was not eligible for a 2022 bonus.

Considering the performance of our NEOs against their specific MBOs, the OP&C Committee determined that each of our NEOs had successfully achieved, in aggregate, the NEO’s respective MBOs. Following the financial achievement of 21% for the 2022 AIP, the OP&C Committee chose not to apply further modifications to the 2022 AIP achievement based on MBO performance.

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2022 AIP Awards

In early 2023, considering the Company’s financial performance and MBO performance by the NEOs as discussed above, the OP&C Committee approved cash incentive payments as follows:

	Target as a % of Base Salary	Target Award Opportunity	Actual Amount Awarded	Actual as a % of Target

Edward A. Pesicka	130%	$1,300,000	$273,000	21%

Andrew G. Long	90%	$ 585,000	$122,850	21%

Alexander J. Bruni[1]	80%	$ 420,000	$ 62,646	15%

Nicholas J. Pace	80%	$ 424,000	$ 89,040	21%

Daniel J. Starck[2]	120%	$ 780,000	$122,850	16%

Tammy L. Gomez[3]	70%	$ 350,000	$ 73,500	21%

Jeffrey T. Jochims[4]	90%	$ 585,000	n/a	n/a

[1]

Mr. Bruni had a lower target annual incentive opportunity of 50% of annual base salary prior to becoming an NEO in October 2022, at which time, his target annual incentive opportunity was increased to 80% of his annual base salary. The actual amount awarded reflects his weighted target percentages for 2022 based on relative portions of the 2022 fiscal year in which he served in each role.

[2]	Mr. Starck received a pro-rated award for his service to the Company in 2022.

[3]

As an incentive to join Owens & Minor and in consideration of Ms. Gomez’s forfeiture of her potential annual bonus from her prior employer for 2022 performance, the OP&C Committee awarded Ms. Gomez a sign-on cash bonus of $400,000 when she joined the Company, which is not reflected in the chart above. $150,000 of the sign-on bonus was paid on the first regular payroll date after her date of hire, and the remaining $250,000 of the sign-on bonus was paid on the first regular payroll date after 90 days of employment. A repayment agreement requires Ms. Gomez to repay the bonus in the event she resigns from her position voluntarily or is terminated for cause prior to the second anniversary of her date of hire.

[4]	Mr. Jochims was not eligible for a bonus for 2022 performance.

Long-Term Incentives

Equity grants help to align executive interests with those of our shareholders. The OP&C Committee considers Company performance, individual performance, long-term potential, and market practice when determining the value and type of equity. We award a mix of RSUs and PSUs.

Our Equity Granting Practices

Our 2018 Stock Incentive Plan, as amended, permits us to award grants of non-qualified stock options, incentive stock options, stock awards, performance share awards, PSU awards, stock units and stock appreciation rights. Except in instances of initial executive hiring, promotions, retention concerns and similar circumstances, we grant equity awards to executive officers one-time each year (generally at the time we review prior year’s performance and set current year compensation). This process occurs in the first quarter of the year and the grant date is typically after the release of prior year’s earnings and filing of our Annual Report on Form 10-K with the SEC. The OP&C Committee’s decision to grant equity-based awards is discretionary and based upon the executive’s position, performance, expected future performance and span of control in his or her role. We strive to maintain an appropriate balance between the aggregate number of shares used for equity grants (relative to the competitive landscape) and shareholder interests.

Our 2022 Awards

In 2022, we made annual equity award grants to executive management in two forms:

•	50% time-based vesting RSUs that vest over a three-year period during which the officer is continuously employed by or service to the Company; and

•	50% PSUs that are earned based on achievement of designated performance metrics over a three-year period, subject to the officer’s continued employment by or service to the Company.

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Executive Compensation

We believe that the mix between RSUs and PSUs helps provide a balance between linking compensation to the achievement of multi-year performance goals and strengthening the alignment of management and shareholder interests by creating meaningful levels of Company stock ownership by management. Grant values are based on the closing price of the Company’s stock on the date of grant.

The 2022 PSU grant design was updated from a two-year to a three-year performance period. The PSU metric is three-year cumulative adjusted EPS; in addition, the OP&C Committee added relative TSR as a modifier to further enhance alignment of our executives with shareholder returns relative to that of other companies in the performance index.

On March 3, 2022, the Company granted RSUs to Messrs. Pesicka, Long, Bruni, Pace and Jochims.

Following the acquisition of Apria and considering the projected financial performance of the post-closing combined Company, on April 29, 2022, the Company granted 2022 PSU awards to Messrs. Pesicka, Long, Pace and Jochims. The PSUs can be earned in an amount ranging from 0% to 200% of the number of awarded shares based on the Company’s adjusted EPS performance for the three-year period January 1, 2022 through December 31, 2024. The OP&C Committee will determine if any shares have been earned following completion of 2024 and calculation of the three-year cumulative adjusted EPS and relative TSR as measured by the Russell 3000 Medical Equipment and Services Sector Index, the results of which will be reported in our 2025 Proxy Statement.

The Company granted Mr. Starck RSUs and PSUs on May 10, 2022 following the acquisition of Apria, Inc. by Owens & Minor. In addition to his annual equity grant, and as part of his agreement to join Owens & Minor, Mr. Starck received a one-time, three-year PSU award on May 10, 2022, with a target grant value of $2,400,000. Mr. Starck’s PSU award is based on Patient Direct segment three-year AOI, modified by the Owens & Minor PSU achievement levels achieved over that same three-year period.

The Company granted Ms. Gomez sign-on RSUs and PSUs on July 11, 2022 as an incentive to join Owens & Minor.

The following table shows the annual long-term incentive awards granted to the NEOs in 2022:

2022 Long-Term Incentive Target Annual Award Values

Name	($) RSUs	No. of RSUs	($) PSUs	No. of PSUs	($) Total
Edward A. Pesicka	2,500,000	58,453	2,500,000	58,453	5,000,000
Andrew G. Long	1,150,000	26,889	1,150,000	26,889	2,300,000
Alexander J. Bruni[1]	300,000	7,015	—	—	300,000
Nicholas J. Pace	650,000	15,198	650,000	15,198	1,300,000
Daniel J. Starck[2]	812,500	21,598	812,500	21,598	1,625,000
Tammy L. Gomez	500,000	15,904	500,000	15,904	1,000,000
Jeffrey T. Jochims	1,150,000	26,889	1,150,000	26,889	2,300,000

[1]	In addition to his annual equity grant, Mr. Bruni received a one-time RSU award with a target grant value of $100,000.

[2]

In addition to his annual equity grant, and as part of his agreement to join Owens & Minor, Mr. Starck received a one-time, three-year PSU award with a target grant value of $2,400,000. Mr. Starck’s PSU award is based on Patient Direct segment three-year AOI, modified by the Owens & Minor PSU achievement levels achieved over that same three-year period.

Prior Year Performance Share Awards Earned in 2022

The Company granted 2021 performance shares to our executives that could be earned in an amount ranging from 0% to 200% of the number of awarded performance shares based on the Company’s cumulative adjusted EPS performance for the two-year period from January 1, 2021 through December 31, 2022. Following the end of 2022, the OP&C Committee determined that the Company’s adjusted EPS was $6.57, resulting in achievement of 200% of the performance shares. The earned performance shares will vest following a one-year holding period, on March 15, 2024.

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2021 Performance Shares Metric Performance

Performance Metric	Threshold 0%	Target 100%	Maximum 200%	2021-2022 Actual	Achievement

2021 and 2022 Cumulative Adjusted EPS	$5.27	$5.85	$6.44	$6.57[1]	200%

[1]

Shown on a constant currency basis. Cumulative Adjusted EPS was $6.52 for the years-ended December 31, 2022 and 2021 and was unfavorably impacted by foreign currency of $0.05 based on foreign currency rates as of December 31, 2020.

Common Stock Ownership Guidelines

We have established Common Stock ownership guidelines for our executive officers that are expected to be achieved and maintained. Under these guidelines, officers have approximately five years to reach the full target ownership amount with interim targets to meet each year. As of December 31, 2022, Messrs. Pesicka, Long and Pace had exceeded their applicable target ownership level. Recently appointed NEOs, Messrs. Bruni and Starck and Ms. Gomez, are in the process of attaining the required ownership levels. Because of the historical success of these guidelines in maintaining meaningful stock ownership levels among management, the Company has not imposed any further stock retention requirements on its executive officers in connection with stock option exercises or vesting of restricted stock. Eligible holdings in meeting these targets include direct holdings, indirect holdings, shares held through Company plans such as the Teammate Stock Purchase Plan, and restricted stock holdings (but excluding any stock options).

The ownership guidelines are as follows:

Officer	Value of Common Stock

Chief Executive Officer	6.0 x Base Salary

Executive Vice Presidents	2.0 x Base Salary

Senior Vice Presidents	1.5 x Base Salary

The CEO’s higher ownership target reflects the larger portion of his total compensation represented by long-term incentive award value.

Hedging, Pledging and Derivatives Trading Prohibition

The Company has policies that prohibit directors, officers, and other teammates with access to confidential information of the Company from engaging in certain transactions relating to our Common Stock, including buying or selling options and short sales. We also prohibit these individuals from hedging the economic risk of ownership of our Common Stock and holding our Common Stock in a margin account or pledging our Common Stock as collateral for a loan.

Impact of Accounting and Tax Requirements on Compensation

The OP&C Committee considers certain tax implications when designing the Company’s executive compensation programs. Section 162(m) of the Internal Revenue Code (the “Code”) generally precludes a tax deduction by any publicly-traded company for compensation paid to any “covered employee” to the extent the compensation paid to such covered employee exceeds $1 million during any taxable year of the company. “Covered Employees” include any employee (i) serving as the CEO or the CFO of the Company at any time during the taxable year, (ii) whose total compensation is required to be reported to the shareholders of the Company by reason of being among the three highest paid officers of the Company (other than the CEO and the CFO) for the applicable taxable year, or (iii) any employee who qualified as a “covered employee” for any previous taxable year of the company (or any predecessor) beginning after December 31, 2016. While we prefer to maximize the deductibility of any compensation we pay, we also believe that it is important to preserve flexibility in administering our compensation programs to promote various corporate goals. Accordingly, we have not adopted a policy that all compensation must be deductible in full. Certain of the amounts paid under our compensation and other executive programs will not likely be deductible as the result of Section 162(m). We intend to continue to design our executive compensation arrangements to be consistent with our best interests and the interests of our shareholders and we understand that certain of our compensation arrangements will not be deductible in full.

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Executive Compensation

Recoupment Policy

In an effort to mitigate any imprudent risk-taking behavior associated with incentive compensation, the Company has a policy that provides for the recoupment of performance-based cash compensation and all equity compensation (including both time- and performance-vesting equity awards) granted or paid to our current and former executive officers under circumstances involving a restatement of our financial statements. Performance-based compensation is recoverable from an executive officer (i) in the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under applicable securities laws (an “Accounting Restatement”) and (ii) a lower payment would have been made to the executive officer based upon the restated financial results. In addition, upon an Accounting Restatement, time-based equity compensation is recoverable in amounts as determined by the OP&C Committee. The recoupment policy does not apply to covered compensation after the third anniversary of the date on which such compensation was paid. We continue to monitor additional requirements that may be imposed pursuant to the listing standards of the U.S. stock exchanges and securities associations that would lead to modification of this policy.

Our People & Culture Committee Report

The OP&C Committee has reviewed and discussed the CD&A contained in this Proxy Statement with management. Based on such review and discussion, the OP&C Committee has recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

THE OUR PEOPLE & CULTURE COMMITTEE Robert J. Henkel, Chair Gwendolyn M. Bingham Rita F. Johnson-Mills Stephen W. Klemash Carissa L. Rollins

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2022 Summary Compensation Table

The following table summarizes the total compensation of our NEOs for 2022, and earlier years as applicable:

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)

Edward A. Pesicka President & Chief Executive Officer	2022	$974,954	—	$4,915,897	$273,000	$ 81,408	$6,245,259
	2021	912,000	—	4,400,000	2,280,000	88,578	7,680,578
	2020	912,000	—	4,400,000	2,280,000	36,179	7,628,179

Andrew G. Long Executive Vice President, Chief Executive Officer, Products & Healthcare Services, Former Executive Vice President & Chief Financial Officer	2022	$632,923	—	$2,261,365	$122,850	$ 47,321	$3,064,459
	2021	564,731	—	1,900,000	1,062,000	38,756	3,565,487
	2020	500,000	$250,000	700,000	800,000	89,266	2,339,266

Alexander J. Bruni Executive Vice President & Chief Financial Officer	2022	$397,161	—	$400,060	$62,646	$ 15,494	$875,361

Nicholas J. Pace Executive Vice President, General Counsel & Corporate Secretary	2022	$525,731	—	$1,278,152	$89,040	$ 36,541	$1,929,464
	2021	514,537	—	1,200,000	824,000	38,572	2,577,109
	2020	508,751	—	700,498	368,068	22,807	1,600,124

Daniel J. Starck Executive Vice President, President, Patient Direct & Chief Executive Officer of Apria, Inc.(5)	2022	$637,500	—	$4,341,851	$122,850	$ 22,750	$5,124,951

Tammy L. Gomez Executive Vice President & Chief Human Resources Officer(6)	2022	$221,154	$400,000(7)	$1,157,334	$73,500	$ 982,419	$2,834,407

Jeffrey T. Jochims Former Executive Vice President, Chief Operating Officer & President, Products & Healthcare Services(8)	2022	$587,538	—	$2,261,365	—	$ 16,294	$2,865,197
	2021	577,442	—	1,900,000	$1,062,000	38,233	3,577,675
	2020	534,296	—	800,000	872,435	25,276	2,232,007

(1)

The amounts in column (c) reflect the base salary earned by each NEO. Effective April 1, 2022, Messrs. Pesicka, Long, Pace and Jochims received base salary increases of 9.65%, 10.17%, 2.91% and 10.17%, respectively, as a result of their accomplishments in 2021 and responsibilities in 2022, and to keep their salaries generally aligned with the 50th percentile of our peer group.

Mr. Bruni’s base salary was set in October 2022 when he was appointed the Executive Vice President & CFO, replacing Mr. Long, who moved into the role of Executive Vice President, CEO, Products & Healthcare Services, replacing Mr. Jochims.

Mr. Starck’s base salary was set when he joined the Company in March 2022. Ms. Gomez’s base salary was set when she joined the Company in July 2022.

(2)

The amounts included in column (e) are the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, and column (e) includes awards subject to performance conditions. Of the total awards reflected in column (e) for 2022, the amount specified below for each NEO represents awards subject to performance and market conditions, which are valued at the grant date based on probable achievement at target levels:

Mr. Pesicka, $2,415,862; Mr. Long, $1,111,322; Mr. Pace, $628,133; Mr. Starck, $3,529,334; Ms. Gomez, $657,312; and Mr. Jochims, $1,111,322.

The grant date value of the above performance-based awards for 2022 would equal the following for each NEO assuming achievement of the highest level of performance conditions:

Mr. Pesicka, $4,831,725; Mr. Long, $2,222,645; Mr. Pace, $1,256,267; Mr. Starck, $7,058,668; Ms. Gomez, $1,314,625; and Mr. Jochims, $2,222,645.The amounts included in column (e) for Mr. Bruni reflect his annual grant of RSUs in recognition of his previous position as well as a special grant of RSUs in 2022. Mr. Bruni did not receive an additional grant when he was promoted to CFO.

The Company granted Mr. Starck RSUs and PSUs on May 10, 2022 following closing of the acquisition of Apria, Inc. by Owens & Minor. In addition to his annual equity grant, and as part of his agreement to join Owens & Minor, Mr. Starck received a one-time, three-year PSU award on May 10, 2022, with a grant value of $2,636,689. Mr. Starck’s PSU award is based on Patient Direct segment three-year AOI, modified by the Owens & Minor PSU achievement levels achieved over that same three-year period.

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The Company granted Ms. Gomez sign-on RSUs and PSUs on July 11, 2022 as an incentive to join Owens & Minor.

Assumptions used in the calculation of the stock awards included in column (e) are included in Note 11 “Share-Based Compensation” to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated herein by reference. The actual value an NEO may receive for stock awards depends on market prices, and there can be no assurance that the amounts shown are the amounts that will be realized.

(3)

The amounts included in column (f) reflect cash awards to the NEOs under the Company’s performance-based annual incentive programs. For Mr. Starck, the amount represents a prorated annual incentive award.

(4)	For 2022, the amounts included in column (g) consist of the following:

Name	Tax Planning Benefit[a]	Life Insurance Premiums	Defined Contribution Plans Company Match and Contribution[b]	Executive Physical	Other[c]	Total

Edward A. Pesicka	$15,000	$594	$12,200	$3,100	$50,514	$81,408

Andrew G. Long	3,500	594	43,227	—	—	47,321

Alexander J. Bruni	—	594	12,200	2,700	—	15,494

Nicholas J. Pace	3,500	594	27,547	3,900	1,000	36,541

Daniel J. Starck	—	—	22,750	—	—	22,750

Tammy L. Gomez	2,975	297	385	—	978,762	982,419

Jeffrey T. Jochims	3,500	594	12,200	—	—	16,294

(a)

Tax and financial planning benefit was $15,000 for Mr. Pesicka; $3,500 for Messrs. Long, Jochims and Pace, Ms. Gomez. NEOs are required to submit documentation for reimbursement up to the plan levels shown. For 2022, Messrs. Bruni and Starck were not eligible to participate in this program.

(b)

In 2022, the NEOs participated in the Company’s 401(k) program on the same basis as all U.S. based teammates, including a 4% match on contributions. Mr. Starck was not eligible for a company match on 401(k) contributions for 2022. Further, Messrs. Long and Pace elected to participate in the non-qualified Executive Deferred Compensation and Retirement Plan, and the Company matches up to 5% of the compensation deferred into the Executive Deferred Compensation and Retirement Plan, less the maximum Company match received under the 401(k) Plan.

For Mr. Starck, represents a matching contribution of $22,750 for the 2022 plan year to the Apria Deferred Compensation Plan, which was made by the Company in January 2023.

(c)	Other includes:

i.	For Mr. Pesicka, (A) imputed income for personal use of Company aircraft in the amount of $49,514 ($13,881 was incurred in 2021 and reported as 2022 income) and (B) the Company’s HSA match of $1,000.

ii.	The Company also reimbursed Ms. Gomez for amounts she was required to pay to her former employer for certain amounts realized from equity awards as a result of her joining Owens & Minor.

(5)

Mr. Starck joined the Company and assumed the Executive Vice President, President – Patient Direct & CEO of Apria, Inc. role effective March 29, 2022, as a result of the acquisition of Apria, Inc. by Owens & Minor.

(6)	Ms. Gomez joined the Company and assumed the role of Executive Vice President & CHRO effective July 11, 2022.

(7)

As an incentive to join Owens & Minor and in consideration of Ms. Gomez’s forfeiture of her potential annual bonus from her prior employer for 2022 performance, the OP&C Committee awarded Ms. Gomez a sign-on cash bonus of $400,000 when she joined the Company. $150,000 of the sign-on bonus was paid on the first regular payroll date after her date of hire, and the remaining $250,000 of the sign-on bonus was paid on the first regular payroll date after 90 days of employment. A repayment agreement requires Ms. Gomez to repay the bonus in the event she resigns from her position voluntarily or is terminated for cause prior to the second anniversary of her date of hire.

(8)

As further discussed in the Compensation Discussion & Analysis, Mr. Jochims, at the request of the Company, resigned from his position as an officer of the Company, effective October 12, 2022, but remained employed by the Company until January 1, 2023, at which time, his separation was treated as a termination without cause.

60            Owens & Minor, Inc.    ●    2023 Proxy Statement

Executive Compensation

2022 Grants of Plan-Based Awards

(a)		(b)	(c)	(d)		(e)		(f)	(g)	(h)	(i)	(l)

Name		Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)					Estimated Potential Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	Grant Date Fair Value of Stock Awards (4) ($)
	Award		Threshold ($)	Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)

Edward A. Pesicka	RSU	3/3/2022	—	—		—		—	—	—	58,453	$2,500,035
	PSU	4/29/2022	—	—		—		—	58,453	116,906	—	2,415,862
	AIP	2022	—	$1,300,000		$2,600,000		—	—	—	—	—

Andrew G. Long	RSU	3/3/2022	—	—		—		—	—	—	26,889	$1,150,043
	PSU	4/29/2022	—	—		—		—	26,889	53,778	—	1,111,322
	AIP	2022	—	$585,000		$1,170,000		—	—	—	—	—

Alexander J. Bruni	RSU	3/3/2022	—	—		—		—	—	—	7,015	$300,032
	RSU	8/10/2022	—	—		—		—	—	—	2,891	100,029
	AIP	2022	—	$420,000	(5)	$840,000	(5)	—	—	—	—	—

Nicholas J. Pace	RSU	3/3/2022	—	—		—		—	—	—	15,198	$650,018
	PSU	4/29/2022	—	—		—		—	15,198	30,396	—	628,133
	AIP	2022	—	$424,000		$848,000		—			—	—

Daniel J. Starck	RSU	5/10/2022	—	—		—		—	—	—	21,598	$812,517
	PSU	5/10/2022	—	—		—		—	85,394	170,788	—	3,529,334
	AIP	2022	—	$780,000		$1,560,000		—	—	—	—	—

Tammy L. Gomez	RSU	7/11/2022	—	—		—		—	—	—	15,904	$500,022
	PSU	7/11/2022	—	—		—		—	15,904	31,808	—	657,312
	AIP	2022	—	$350,000		$700,000		—	—	—	—	—

Jeffrey T. Jochims	RSU	3/3/2022	—	—		—		—	—	—	26,889	$1,150,043
	PSU	4/29/2022	—	—		—		—	26,889	53,778	—	1,111,322
	AIP	2022	—	$585,000	(6)	$1,170,000	(6)	—	—	—	—	—

(1)

The amounts included in columns (d) and (e) reflect the target and maximum amounts, respectively, payable to the NEOs under the Company’s performance-based annual incentive programs, which are described in more detail under “Compensation Discussion & Analysis—2022 AIP Awards” above. Mr. Starck received a pro-rated award per the terms of his offer letter for his service to the Company in 2022.

(2)	The amounts included in columns (g) and (h) reflect the target and maximum number, as applicable, of PSUs granted to the NEOs under the Company’s 2018 Stock Incentive Plan.

(3)	The amounts included in column (i) reflect time-based RSUs awarded to the NEOs under the Company’s 2018 Stock Incentive Plan.

(4)

The amounts in this column represent the grant date fair value of stock awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). For stock awards, the grant date fair value is the fair market value of the Company’s common stock on the grant date multiplied by the number of shares subject to the grant. For a discussion of the assumptions involved in the Company’s valuations, please see Note 11, “Shared-Based Compensation” to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated herein by reference. The actual value an NEO may receive for stock awards depends on market prices, and there can be no assurance that the amounts shown are the amounts that will be realized.

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Executive Compensation

(5)

Mr. Bruni had a lower target annual incentive opportunity of 50% of annual base salary prior to becoming an NEO in October 2022, at which time, his target annual incentive opportunity was increased to 80% of his annual base salary.

(6)	Mr. Jochims was not eligible for a bonus for 2022 performance based on the terms of his separation agreement.

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Executive Compensation

Outstanding Equity Awards at 2022 Fiscal Year-End Table

The following table summarizes information regarding outstanding equity awards held by the NEOs as of December 31, 2022.

	Stock Awards(1)

Name	Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)		Equity Incentive Plan awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Edward A. Pesicka	5/11/2020	100,139	(4)	$1,955,715	—		—
	3/1/2021	42,532	(5)	830,650	128,882	(6)	$2,517,065
	2/9/2022	606,898	(7)	11,852,718	—		—

	3/3/2022	58,453	(8)	1,141,587	—		—

	4/29/2022	—		—	116,906	(9)	2,283,174
Total		808,022		$15,780,670	245,788		$4,800,239

Andrew G. Long	5/11/2020	15,932	(4)	$311,152	—		—
	3/1/2021	18,366	(5)	358,688	55,654	(6)	$1,086,923
	2/9/2022	96,552	(7)	1,885,661	—		—

	3/3/2022	26,889	(8)	525,142	—		—

	4/29/2022	—		—	53,778	(9)	1,050,284
Total		157,739		$3,080,643	109,432		$2,137,207
Alexander J. Bruni	5/11/2020	9,651	(4)	$188,484	—		—
	3/1/2021	5,066	(5)	98,939	—		—
	3/3/2022	7,015	(8)	137,003	—		—

	8/10/2022	2,891	(10)	56,461	—		—
Total		24,623		$480,887	—		—
Nicholas J. Pace	5/11/2020	15,932	(4)	$311,152	—		—
	3/1/2021	11,600	(5)	226,548	35,150	(6)	$686,480
	2/9/2022	96,552	(7)	1,885,661	—		—

	3/3/2022	15,198	(8)	296,817	—		—

	4/29/2022	—		—	30,396	(9)	593,634
Total		139,282		$2,720,178	65,546		$1,280,114
Daniel J. Starck	5/10/2022	21,598	(8)	$421,809	170,788	(11)	$3,335,490
Total		21,598		$421,809	170,788		$3,335,490
Tammy L. Gomez	7/11/2022	15,904	(10)	$310,605	31,808	(9)	$621,210
Total		15,904		$310,605	31,808		$621,210
Jeffrey T. Jochims	5/11/2020	18,208	(12)	$355,602	—		—
	3/1/2021	18,366	(12)	358,688	55,654	(13)	$1,086,923
	2/9/2022	110,346	(14)	2,155,057	—		—
	3/3/2022	26,889	(15)	525,142	—		—
	4/29/2022	—		—	53,778	(13)	1,050,284
Total		173,809		$3,394,489	109,432		$2,137,207

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Executive Compensation

(1)

Prior to March 3, 2022, the Company granted awards to the NEOs in the form of restricted stock and performance shares. Following March 3, 2022, the Company has granted awards to NEOs in the form of RSUs and PSUs.

(2)

Amounts in this column represent the number of performance shares or PSUs, as applicable, outstanding based on the achievement of the maximum potential level of performance conditions. Actual amounts earned, if any, will be based on achievement of the applicable performance metrics.

(3)	Calculated based on the $19.53 closing price per share of our Common Stock on December 30, 2022.

(4)	Vest in substantially equal installments on an annual basis over a three-year period from the grant date.

(5)	Vest in substantially equal installments on an annual basis over a three-year period from the vesting commencement date of May 15, 2021.

(6)

Represents performance shares that could be earned in an amount ranging from 0% to 200% of the number of awarded shares based on the Company’s adjusted EPS performance for the two-year period from January 1, 2021 through December 31, 2022. Following the end of 2022, the OP&C Committee determined that the Company’s adjusted EPS was $6.57, resulting in achievement of 200% of the performance shares. The earned performance shares will vest following a one-year holding period, on March 15, 2024.

(7)

The original grant was awarded as performance shares tied to FY 2020 & FY 2021 performance. Following the measurement date, the award was cancelled and reissued in the form of a restricted stock grant in February 2022. The number of shares granted for the replacement restricted stock award was based on performance against predetermined FY 2020—FY 2021 defined metrics. In February 2022, assessment was approved at 200%, and an additional one-year vesting requirement is in place per the terms of the original performance share agreement, whereby the award will vest on March 15, 2023.

(8)	Vest substantially equal installments on an annual basis over a three-year period from the vesting commencement date of May 15, 2022.

(9)

Represents PSUs that can be earned in an amount ranging from 0% to 200% of the number of awarded shares based on the Company’s adjusted EPS performance for the three-year period January 1, 2022 through December 31, 2024. The OP&C Committee will determine if any shares have been earned following completion of 2024 and calculation of the three-year cumulative adjusted EPS and relative TSR as measured by the Russell 3000 Medical Equipment and Services Sector Index.

(10)	Vest substantially equal installments on an annual basis over a three-year period from the vesting commencement date of August 15, 2022.

(11)

Reflects both an annual grant of PSUs and a one-time PSU award. 21,598 of Mr. Starck’s PSU awards are subject only to the vesting terms set forth in note (9). 63,796 of Mr. Starck’s PSU awards are based on Patient Direct segment three-year AOI, modified by the Owens & Minor PSU achievement levels achieved over that same three-year period, as described above in note (9).

(12)

A pro-rated amount of Mr. Jochims’ unvested restricted stock awards consisting of 27,240 shares (in the aggregate) vested, and the remaining unvested shares of restricted stock were forfeited, as of January 1, 2023.

(13)	All of Mr. Jochims’ performance shares that were granted on March 1, 2021 and April 29, 2022 were forfeited as of January 1, 2023.

(14)

The original grant was awarded as performance shares tied to FY 2020 & FY 2021 performance. Following the measurement date, the award was cancelled and reissued in the form of a restricted stock grant in February 2022. The number of shares granted for the replacement restricted stock award was based on performance against predetermined FY 2020—FY 2021 defined metrics. In February 2022, assessment was approved at 200%, and an additional one-year vesting requirement was in place per the terms of the original performance share agreement. Pursuant to the terms of Mr. Jochims’ separation agreement, the award vested in full as of January 1, 2023.

(15)	A pro-rated amount of Mr. Jochims’ unvested RSU award consisting of 6,938 RSUs vested, and the remaining RSUs were forfeited, as of January 1, 2023.

64            Owens & Minor, Inc.    ●    2023 Proxy Statement

Executive Compensation

2022 Stock Awards Vested

The following table summarizes for each NEO information regarding shares of our Common Stock subject to restrictions, RSUs or performance shares held by the NEOs that vested during 2022. No stock appreciation rights or stock options were outstanding during 2022.

Stock Awards

	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Edward A. Pesicka	1,119,908	$21,871,803

Andrew G. Long	41,892	$818,151

Alexander J. Bruni	12,258	$239,399

Nicholas J. Pace	165,230	$3,226,942

Daniel J. Starck	—	—

Tammy L. Gomez	—	—

Jeffrey T. Jochims	44,168	$862,601

Retirement Compensation

We maintain market-competitive retirement programs for our executives as retirement compensation is an essential component of an overall total executive compensation package in that it provides security for the future needs of the executives and their families. Our NEOs are eligible to participate in the Company’s 401(k) Plan and receive Company matching contributions in the same manner as all other Company teammates. We also maintain an Executive Deferred Compensation and Retirement Plan (“EDCP”) in which members of senior management and other senior-level teammates are eligible to participate. The EDCP permits participants to defer up to 75% of their base salary and up to 100% of their annual cash bonus. The EDCP provides for similar investment options as our 401(k) Plan. The Company matches up to 5% of the compensation deferred into the EDCP, less the maximum Company match received under the 401(k) Plan.

Other Benefits

In addition to the components of compensation discussed above, we provide certain other limited benefits to executives to help maximize the time key executives are able to spend on the Company’s business and to ensure that our executive compensation program remains competitive in the marketplace for key executive talent. These other benefits consist of the following and are specifically disclosed by amount in footnote (4) to the Summary Compensation Table on page 60 of this Proxy Statement: tax and financial planning and tax return preparation assistance, funding of life insurance policy premiums, and an annual physical and access to a concierge medical practice. In addition, NEOs may participate in our health and welfare plans and teammate stock purchase plan on the same basis as other full-time teammates. We do not provide tax gross-ups on any income executives may realize as a result of the foregoing benefits.

Our Board of Directors has determined that it is in the best interest of the Company to encourage the use of our corporate aircraft for the personal travel of our President & Chief Executive Officer because it increases his time available for business purposes and enhances his safety and security. Our President & Chief Executive Officer also has a personal travel allowance on our corporate aircraft. He does not receive tax reimbursement for any imputed income associated with personal travel on our corporate aircraft.

Pension Benefits

Our NEOs do not participate in any defined benefit pension plans.

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Executive Compensation

Nonqualified Deferred Compensation Plan

The Company maintains an Executive Deferred Compensation and Retirement Plan (“EDCP”) in which members of senior management, including our NEOs, and other management-level teammates are eligible to elect to defer portions of their compensation to save for retirement or other life events. The EDCP permits participants to defer up to 75% of their base salary and up to 100% of their annual cash incentive. The EDCP provides for similar investment options as our 401(k) Plan. The Company matches up to 5% of compensation deferred into the EDCP, less the maximum Company match received by the participant under the 401(k) Plan. EDCP accounts are paid based on the participant’s election at the time of the deferral, subject to the requirements of Section 409A of the Internal Revenue Code, and may be paid in a lump sum, or a series of annual installments, or monthly installment. Participants may elect to receive these distributions upon separation from service or upon the occurrence of one or more specified dates. All EDCP accounts are considered unfunded general contractual obligations and are subject to the claims of our general, unsecured creditors.

The Company maintains the Apria Deferred Compensation Plan (the “Apria DCP”), a nonqualified plan, into which Apria executives (participants prior to the Company’s acquisition of Apria, Inc. on March 29, 2022) may defer up to 50% of their salary, up to 75% of their annual bonus and 100% of their annual 401(k) plan refund offset amount. In 2022, the Company matched 100% of participant Apria DCP contributions, up to 3.5% of the participant’s salary. Participants are 100% vested in matching contributions if they remain employed at the end of the applicable year. Apria DCP accounts are paid based on the participant’s election at the time of the deferral, subject to the requirements of Section 409A of the Internal Revenue Code, and may be paid in a lump sum or a series of annual installments. Participants may elect to receive these distributions upon separation from service or upon the occurrence of one or more specified dates.

The following table sets forth information regarding contributions to, earnings on and total balances in the EDCP or Apria DCP, as applicable, for the NEOs in 2022.

(a)	(b)	(c)	(d)	(e)	(f)

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings (losses) in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)

Edward A. Pesicka	—	—	—	—	—

Andrew G. Long EDCP	$95,580	$31,027	($21,846)	—	$165,058

Alexander J. Bruni	—	—	—	—	—

Nicholas J. Pace EDCP	$50,592	$15,347	($11,892)	—	$98,015

Daniel J. Starck(3) Apria DCP	$50,000	$22,750	($13,219)	—	$139,954

Tammy L. Gomez	—	—	—	—	—

Jeffrey T. Jochims EDCP	$159,300	—	($15,909)	—	$143,391

(1)	Company contributions included in “All Other Compensation” for 2022 in the Summary Compensation Table.

(2)	Deferred amounts earned returns based on the performance of the funds into which they were invested, which consist of generally the same funds available to the participants under our 401(k) Plan.

(3)

Mr. Starck continues to participate in the Apria DCP. At the time of acquisition on March 29, 2022, Mr. Starck’s plan balance was $103,172. A matching contribution of $22,750 for the 2022 plan year was made by the Company in January 2023.

66            Owens & Minor, Inc.    ●    2023 Proxy Statement

Executive Compensation

Potential Payments Upon Termination or Change in Control

Officer Severance Policy

The Company has an Officer Severance Policy that applies to corporate officers whose employment involuntarily terminated without cause (or who resign at the request of the Company) in a non-change in control situation. The policy was designed to provide consistent and fair treatment of these departing officers. Receipt of payments under the severance policy is also conditioned upon the officer’s agreement to certain restrictive covenants and a general release of claims in favor of the Company. The officer severance policy provides for the following payments and benefits:

Officer Position	Severance Amount	Severance Period	Other Benefits

Chief Executive Officer President Executive Vice President Senior Vice President	1.5 x the sum of: • Base salary • The lower of average actual bonus paid or target bonus for the three calendar years prior to the date of termination	18 months

Lump sum payment for employer portion of COBRA premiums based on the active employee rates during severance period

Up to six months of outplacement services

Tax preparation and financial counseling services during severance period or until alternate employment begins

For purposes of the Officer Severance Policy, “cause” is generally defined to include one or more of the following by a corporate officer: (i) misappropriation, theft or embezzlement of funds or property from the Company, (ii) conviction of, or entry of a plea of “nolo contendere” with respect to, a felony, or a misdemeanor which, in the reasonable opinion of the Company, is likely to cause material harm to the Company’s business, customer or supplier relations, financial condition or prospects, (iii) violation of the Company’s Code of Honor or any successor code of conduct, (iv) violation of any material law or regulation to the detriment of the Company, (v) engagement in conduct that results in or would be reasonably likely to result in material injury to the reputation of the Company, or (vi) failure to substantially perform (other than by reason of illness, temporary disability or approved leave of absence) the duties of the officer’s job.

The officer severance policy imposes certain non-competition and non-solicitation restrictive covenants on the executive officers for the duration of the severance period, and includes perpetual confidentiality provisions.

The severance policy does not address the disposition of outstanding equity awards upon an involuntary termination without cause. The treatment of outstanding equity awards is instead addressed in the applicable equity award agreements, as described in more detail on page 69 of this Proxy Statement below.

Change in Control Agreements

The Company has entered into change in control agreements (“CIC Agreements”) with each of its NEOs (other than Mr. Starck, whose severance arrangements are described in more detail below). In 2018, the Board approved a revised form of the CIC Agreement for new executives first employed by the Company following the fall of 2018, which includes Messrs. Pesicka, Long and Bruni, and Ms. Gomez. Mr. Pace entered into a CIC Agreement prior to the fall of 2018.

The purpose of the CIC Agreements is to encourage key management personnel to remain with the Company and to help avoid distractions and conflicts of interest in the event of a potential or actual change in control of the Company so that executives will focus on a fair and impartial review of the acquisition proposal and the maximization of shareholder value despite the risk of losing their employment. The OP&C Committee believes that the CIC Agreements help it to attract and retain key executive talent that could have other employment alternatives that may appear to be less risky absent these arrangements. The OP&C Committee further believes that these CIC Agreements are appropriately structured to provide a temporary level of income protection in the event of employment loss due to a change in control.

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Executive Compensation

The CIC Agreements do not provide for excise tax gross-up payments. In addition, the severance payment obligation under the CIC Agreements has a “double trigger” such that the payment of severance may only be made if there is a qualifying change in control and the executive’s employment with the Company is terminated by the Company without “cause” or by the executive for “good reason” within 24 months after such change in control, or if the executive’s employment is terminated without “cause” within 90 days prior to a change in control.

Termination of employment by the Company is for “cause” if it is because of the executive officer’s (i) willful and continued failure to substantially perform his or her duties (other than due to incapacity, illness, etc.) or (ii) willful engaging in conduct demonstrably and materially injurious to the Company. For purposes of the CIC Agreements, “good reason” generally includes, after a change in control, without the executive officer’s written consent, (a) a material diminution in authority, duties or responsibilities; (b) a material reduction in annual base salary and/or target bonus opportunity (or, for Mr. Pace only, a material reduction in certain benefits); (c) a relocation of place of employment by more than 35 miles or substantial increase in travel obligations; (d) a failure to pay compensation due to the executive officer; (e) a change in the executive officer’s reporting relationship; (f) the failure of the Company to obtain a satisfactory agreement from any successor to assume the CIC Agreements; or (g) any termination of employment that is not effected pursuant to a Notice of Termination (as defined in the CIC Agreements). In each case, “cause” and “good reason” are subject to certain notice and cure rights.

A change in control is generally deemed to have occurred under the CIC Agreements:

(i)	If any person acquires 30% or more of the Company’s voting securities (other than the Company or its subsidiaries);

(ii)

If the Company’s directors as of the commencement or renewal date of the CIC Agreement (the “Incumbent Board”) cease to constitute a majority of the Board (unless the members’ nominations or elections were approved by a majority of the Incumbent Board);

(iii)

Upon the merger or consolidation of the Company other than (a) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the voting power of the securities of the Company (or surviving entity) outstanding immediately after the merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Company in which no person acquires more than 30% of the combined voting power of the Company’s then-outstanding securities; or

(iv)	Upon the approval by shareholders of a plan of liquidation or sale of substantially all of the Company’s assets.

The current CIC Agreements provide the following payments and benefits to our NEOs subject to execution of a general release of claims in favor of the Company (except for Messrs. Pace and Starck whose CIC Agreement and severance arrangement, respectively, are discussed below):

(i)

A lump sum payment equal to (a) 2.0 multiplied by (b) the sum of the executive officer’s annual base salary plus the executive’s target annual bonus (in each case, as determined in accordance with the CIC Agreement);

(ii)

A lump sum amount representing a pro-rata portion of any annual incentive bonus earned by the executive officer through the date of termination, based on the accrued amount or, if not determinable, assuming achievement of performance goals at the target level; and

(iii)

A lump sum equal to the employer portion of COBRA premiums based on the active employee rates for two years and additional premiums for individual life insurance policies for two years (for executive officers receiving Company-provided life insurance).

For Mr. Pace, who entered into a CIC Agreement prior to the fall of 2018, the cash severance benefits in prongs (i) and (ii) above consist of a lump sum payment equal to (a) 2.99 times (1) the sum of his annual base salary plus (2) a payment equal to his average annual bonus for the three years preceding the date of termination or change in control (whichever is greater), and (b) 50% of his annual base salary, prorated based on the number of months employed during the calendar year of termination.

In consideration for any benefits paid, the CIC Agreements impose certain non-competition and non-solicitation restrictive covenants on the executive officers for a period of 12 months following the date of termination and prohibit the disclosure and use of confidential Company information. Each CIC Agreement continues in effect through December 31, 2023 and renews on a year-to-year basis on January 1 unless terminated by the Company with a notice of non-renewal delivered by September 30 of the preceding year.

68            Owens & Minor, Inc.    ●    2023 Proxy Statement

Executive Compensation

Mr. Starck’s Severance Arrangements

In connection with the acquisition of Apria, Inc., the Company agreed to assume Mr. Starck’s existing severance arrangements with Apria, Inc., subject to certain modifications that were made in connection with the acquisition. In the event of a termination of Mr. Starck’s employment by the Company without “cause” or a resignation by Mr. Starck for “good reason”, in each case, prior to March 29, 2024 (whether or not there is a subsequent change in control), subject to his execution of a release of claims in favor of the Company and continued compliance with any applicable restrictive covenants, Mr. Starck would be entitled to the following:

(i)

An amount equal to the sum of 2.5 times (a) base salary plus (b) target annual bonus, payable in substantially equal payments in accordance with the Company’s payroll practices for the 30-month period following the termination date;

(ii)	A pro-rata bonus based on the greater of his target and actual annual bonus for the year of termination, payable in lump sum within 30 days of the termination date;

(iii)

An amount determined by the Company to equal the cost of providing continuation coverage under COBRA for up to two years following the termination date, payable in substantially equal payments in accordance with the Company’s payroll practices; and

(iv)	Any outstanding equity awards will immediately vest in full.

In the event of a termination without “cause” or a resignation for “good reason” after March 29, 2024, subject to his execution of a release of claims and continued compliance with certain restrictive covenants, Mr. Starck will be entitled to receive severance pay in an aggregate amount equal to two times the sum of (i) his annual base salary, (ii) the average of his annual bonuses for the prior two years (or 100% if employed for less than two full annual bonus cycles), and (iii) an amount determined by the Company to equal his annual cost under COBRA, including the cost of his participation in the senior executive medical and dental programs. The severance payment is payable in periodic installments in accordance with the Company’s payroll practices over a period of 24 months.

For purposes of Mr. Starck’s severance arrangements, a “cause” event generally refers to the executive (i) engaging in or committing willful misconduct, (ii) engaging in or committing theft, fraud or other conduct constituting a felony, (iii) refusing or demonstrating an unwillingness to substantially perform his duties, (iv) refusing or demonstrating an unwillingness to reasonably cooperate in good faith with any Company government investigation or provide testimony therein, (v) engaging in or committing any willful act that is likely to and which does in fact have the effect of injuring the reputation or business of the Company, (vi) willfully violating his fiduciary duty or his duty of loyalty to the Company or the Company’s Code of Ethical Business Conduct in any material respect, (vii) using alcohol or drugs in a manner which materially and repeatedly interferes with the performance of his duties or which has the effect of materially injuring the reputation or business of the Company, or (viii) engaging in or committing any other material breach of his employment agreement. “Good reason” generally refers to any of the following, without the executive’s written consent and subject to certain notice and cure provisions: (a) any reduction in the executive’s combined annual base salary and target level bonus percentage, except for a general one-time “across-the-board” salary reduction not exceeding 10% across all executive officers of the Company, (b) a relocation increasing the executive’s one-way commute by more than 30 miles, or (c) the Company does not permit the executive to continue to serve in a mutually acceptable senior executive position.

Long-Term Incentive Awards under the 2018 Stock Incentive Plan

In general, the award agreements under the Company’s 2018 Stock Incentive Plan provide that, upon an involuntary termination without “cause” or a termination due to disability, a pro-rata portion of the NEOs’ time-based awards and earned performance-based awards (as applicable) vests as of the termination date (with vesting of time-based awards based on the number of months worked during the applicable vesting period).

Upon a termination due to death, the unvested portion of the NEOs’ time-based awards vests in full as of the termination date and NEOs are entitled to receive any performance-based awards that are earned based on achievement of performance conditions.

In addition, the Company’s outstanding time-based equity awards generally include the same “double-trigger” feature discussed above under the CIC Agreements for accelerated vesting upon a termination without “cause” in the event of a

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change in control. Performance-based awards are deemed earned based on the target performance levels if there is a change in control prior to the applicable measurement date. If outstanding equity awards under the 2018 Stock Incentive Plan are not assumed or substituted in connection with a change in control, unvested awards will vest in full upon the change in control. For purposes of the 2018 Stock Incentive Plan, the definition of “change in control” is generally consistent with the definition set forth in the CIC Agreements, except that shares issued by the Company directly to the acquirer shall not be considered when determining whether the 30% beneficial ownership threshold of the first prong has been met.

The same treatment generally applies to the equity awards of all teammates of the Company upon the termination scenarios noted above, including in the event of a change in control.

Table of Potential Payments Upon Termination or Change in Control

The following table reflects the estimated potential compensation payable to each of the NEOs under the Company’s compensation and benefit plans and arrangements in the event of certain terminations of employment, including following a change in control. Except as otherwise stated in footnote (4) to the table below, the amounts shown are estimates of the amounts that would be paid to the NEOs upon termination of their employment assuming that such termination was effective December 31, 2022. As Mr. Jochims entered into a separation agreement in connection with the termination of his employment as of January 1, 2023, his actual separation payments are described following the table.

Name and Principal Position	Cash Severance Payment ($)	Continuation of Medical / Welfare Benefits (present value) ($)	Acceleration and Continuation of Equity Awards(5) ($)	Parachute Excise Tax Impact(6) ($)	Total Termination Benefits ($)

Edward A. Pesicka President & Chief Executive Officer(1)

• Involuntary Termination Without Cause(2)	$3,450,000	$41,276	$14,342,207	$—	$17,833,483

• Voluntary Termination or Involuntary Termination With Cause	—	—	—	—	—

• Involuntary or Good Reason Termination after Change In Control	4,600,000	26,223	17,458,707	—	22,084,930

• Disability(3)	3,740,000	—	16,020,244	—	19,760,244

• Death(4)	—	—	17,458,706	—	17,458,707

Alexander J. Bruni Executive Vice President & Chief Financial Officer(1)

• Involuntary Termination Without Cause(2)	$1,417,500	$29,979	$265,042	$—	$1,712,521

• Voluntary Termination or Involuntary Termination With Cause	—	—	—	—	—

• Involuntary or Good Reason Termination after Change In Control	1,890,000	34,160	480,887	—	—

• Disability(3)	1,545,000	—	265,041	—	1,810,041

• Death(4)	—	—	480,887	—	480,887

Andrew G. Long Executive Vice President, Chief Executive Officer, Products & Healthcare Services, Former Executive Vice President & Chief Financial Officer(1)

• Involuntary Termination Without Cause(2)	$1,852,500	$29,979	$2,499,820	$—	$4,382,300

• Voluntary Termination or Involuntary Termination With Cause	—	—	—	—	—

• Involuntary or Good Reason Termination after Change In Control	2,470,000	34,160	3,805,264	—	6,309,424

• Disability(3)	1,362,500	—	3,224,442	—	4,586,942

• Death(4)	—	—	3,805,264	—	3,805,264

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Executive Compensation

Name and Principal Position	Cash Severance Payment ($)	Continuation of Medical / Welfare Benefits (present value) ($)	Acceleration and Continuation of Equity Awards(5) ($)	Parachute Excise Tax Impact ($)	Total Termination Benefits ($)

Daniel J. Starck Executive Vice President, President, Patient Direct & Chief Executive Officer of Apria, Inc.(1)

• Involuntary Termination Without Cause(2)	$2,145,000	$29,060	$90,229	$—	$2,264,288

• Voluntary Termination or Involuntary Termination With Cause	—	—	—	—	—

• Involuntary or Good Reason Termination after Change In Control	3,185,000	32,934	421,809	—	3,639,743

• Disability(3)	1,520,000	—	90,229	—	1,610,229

• Death(4)	—	—	421,809	—	421,809

Nicholas J. Pace Executive Vice President, General Counsel & Corporate Secretary(1)

• Involuntary Termination Without Cause(2)	$1,431,000	$24,169	$479,735	$—	$1,934,904

• Voluntary Termination or Involuntary Termination With Cause	—	—	—	—	—

• Involuntary or Good Reason Termination after Change In Control	2,892,764	26,414	5,063,485	—	7,982,662

• Disability(3)	1,240,000	—	2,823,042	—	4,063,042

• Death(4)	—	—	5,063,485	—	5,063,485

Tammy L. Gomez Executive Vice President & Chief Human Resources Officer(1)

• Involuntary Termination Without Cause(2)	$1,275,000	$24,169	$47,575	$—	$1,346,745

• Voluntary Termination or Involuntary Termination With Cause	—	—	—	—	—

• Involuntary or Good Reason Termination after Change In Control	1,700,000	26,413	310,605	—	2,037,019

• Disability(3)	1,240,000	—	47,575	—	1,287,575

• Death(4)	—	—	310,605	—	310,605

(1)

The amounts shown in the table do not include accrued salary and vacation payable through the date of the NEO’s termination of employment or the distribution of any balances under the EDCP or the Company’s 401(k) Plan.

(2)

Under the terms of each NEO’s applicable agreement, if the executive would be better off on an after-tax basis, any “parachute payments” under Section 280G of the Internal Revenue Code will be reduced to a level equal to the applicable Section 280G safe harbor.

(3)	A termination of employment due to disability entitles the NEOs to benefits under the Company’s disability plan, which is generally available to salaried teammates.

(4)	A termination of employment due to death entitles the NEOs to benefits under the Company’s life insurance plan, which is generally available to salaried teammates.

(5)

The amounts in this column represent the estimated benefit to the NEO due to accelerated vesting of equity awards as described in more detail on page 74 of this Proxy Statement and are calculated based on the number of shares subject to accelerated vesting multiplied by $19.53, the closing price of the Company’s Common Stock on December 30, 2022. Any performance shares that vest are valued based upon assumed performance at the target level.

As further described above, Mr. Jochims, at the request of the Company, resigned from his position as an officer of the Company, effective October 12, 2022, and entered into an agreement with customary broad form releases, as well as confidentiality, non-disparagement, noncompetition and non-solicitation restrictive covenants to the Company in connection with his separation. Mr. Jochims continued to serve the Company until January 1, 2023, to support a transition of his leadership duties. Mr. Jochims’ termination constituted a “termination without cause” and therefore the Company provided payments and benefits in January 2023 under the Company’s Officer Severance Policy as a “Severance Event” (as defined in the Officer Severance Policy), consisting of a cash separation payment of $1,791,359, reflecting (i) a lump sum payment of $1,751,109, equal to 1.5 times the sum of his base salary plus his average target annual bonus for 2020, 2021 and 2022; (ii) a lump sum payment of $25,000 to cover 18 months of the employer portion of COBRA health benefit

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Executive Compensation

premiums; and (iii) a lump sum payment of $15,250 for outplacement services and tax and financial advisory services. In addition, restrictions lapsed on 27,240 shares of unvested restricted stock, 6,938 unvested RSUs and 110,346 unvested performance shares that Mr. Jochims held as of January 1, 2023 (with an aggregate market value of $2,832,670 based on the closing price of the Company’s Common Stock on January 3, 2023).

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our teammates and the annual total compensation of Mr. Pesicka, our President and Chief Executive Officer. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

As disclosed in the Summary Compensation Table, the 2022 annual total compensation as determined under Item 402 of Regulation S-K for Mr. Pesicka was $6,245,259. The 2022 annual total compensation as determined under item 402 of Regulation S-K for the median teammate was $6,216. Based on the foregoing, our estimate of the ratio of Mr. Pesicka’s annual total compensation to the median teammate’s annual total compensation for 2022 is 1,005 to 1. Given the different methodologies that various public companies will use to determine an estimate of their pay ratios, the estimated ratio reported above should not be used as a basis for comparison between companies.

For 2022, we do not believe that there were significant changes in our teammate population or compensation arrangements that would significantly impact the pay ratio disclosure. Therefore, as allowed by the applicable SEC rules, we used our 2021 median employee for purposes of the pay ratio disclosure noted above.

On December 31, 2021, we and our subsidiaries employed a total of over 17,000 teammates. For 2021, we identified the median teammate based on total target compensation of each teammate within our global workforce as set forth in our human resources databases on December 31, 2021, which included target salary, cash bonus, equity compensation, and other compensation. For the over 10,000 teammates outside the United States, we converted their compensation to U.S. dollars using prevailing exchange rates as of December 31, 2021. We calculated the total annual compensation for the “median teammate” for 2022 in the same way Mr. Pesicka’s total annual compensation was calculated in the Summary Compensation Table. Our teammate population data described above does not include approximately 6,400 teammates of Apria, Inc., which we acquired in March 2022.

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Pay versus Performance
The following table sets forth certain information with respect to the Company’s financial performance and the compensation paid to our NEOs for the fiscal years ended on December 31, 2022, December 31, 2021 and December 31, 2020, as required by SEC rules.

Year	Summary Compensation Table Total for PEO (1) ($)	Compensation Actually Paid to PEO (1)(2) ($)		Average Summary Compensation Table Total for Non-PEO NEOs (3) ($)	Average Compensation Actually Paid to Non-PEO NEOs (3)(2) ($)		Value of Initial Fixed $100 Investment Based on:		Net Income (5) ($mm)	Adjusted EPS (6) ($)
							Total Shareholder Return (4) ($)	Peer Group Total Shareholder Return (4) ($)

2022	$6,245,259	($20,486,138	) (7)	$2,782,307	($1,231,650	) (7)	$378	$117	$22	$2.42

2021	$7,680,578	$42,840,278	(7)	$3,378,068	$7,915,780	(7)	$843	$151	$222	$4.10

2020	$7,628,179	$56,613,156	(7)	$2,277,468	$8,482,353	(7)	$524	$125	$30	$2.26

(1)	The name of the Principal Executive Officer of the Company (“PEO”) reflected in these columns for each of the applicable fiscal years is Edward A. Pesicka.

(2)
In calculating the ‘compensation actually paid’ (CAP) amounts reflected in these columns, the fair value or change in fair value, as applicable, of the equity award adjustments included in such calculations was computed in accordance with FASB ASC Topic 718. The valuation assumptions used to calculate such fair values did not materially differ from those disclosed at the time of grant (except for changes due to the relevant measurement date).

(3)
The names of each of the
non-PEO
NEOs reflected in these columns for each applicable fiscal year are as follows: (i) for fiscal year 2022, Andrew G. Long, Alexander J. Bruni, Nicholas J. Pace, Daniel J. Starck, Tammy L. Gomez and Jeffrey T. Jochims; (ii) for fiscal year 2021, Andrew G. Long, Jeffrey T. Jochims, Christopher M. Lowery, Nicholas J. Pace and Mark P. Zacur; and (iii) for fiscal year 2020, Andrew G. Long, Jeffrey T. Jochims and Christopher M. Lowery.

(4)
The Company TSR and the Company’s Peer Group TSR reflected in these columns for each applicable fiscal year is calculated based on a fixed investment of $100 at the applicable measurement point on the same cumulative basis as is used in Item 201(e) of Regulation
S-K.

The peer group used to determine the Company’s Peer Group TSR for each applicable fiscal year is the following published industry index, as disclosed in our 2022 Annual Report on Form
10-K
pursuant to Item 201(e) of Regulation
S-K:
Russell 3000 Medical Equipment and Services Sector Index.

(5)	Represents the amount of net income reflected in the Company’s audited financial statements for each applicable fiscal year.

(6)
We have selected Adjusted EPS as our most important financial measure (that is not otherwise required to be disclosed in the table) used to link CAP to our NEOs to company performance for fiscal year 2022. Adjusted EPS is a non-GAAP
financial measure, which excludes items and charges that (i) management does not believe reflect the Company’s core business and relate more to strategic, multi-year corporate activities; or (ii) relate to activities or actions that may have occurred without predictable trends from net income reported in accordance with U.S. GAAP. Charges excluded from Adjusted EPS and other non-GAAP
financial measures include intangible amortization, acquisition-related and exit and realignment charges, and other adjustments. Adjusted EPS and other non-GAAP
financial measures included in this Proxy Statement and a reconciliation to the most comparable GAAP equivalent financial measure for the years ended December 31, 2022, 2021, and 2020 are described in the Company’s Current Reports on Form
8-K
filed with the SEC on February 28, 2023 and February 23, 2022.

(7)
For fiscal years 2022, 2021 and 2020 the CAP to the PEO and the average CAP to the non-PEO
NEOs reflect the following adjustments made to the total compensation amounts reported in the Summary Compensation Table for fiscal years 2022, 2021 and 2020, as applicable, computed in accordance with Item 402(v) of Regulation
S-K:

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	2020		2021		2022

Adjustments	PEO	Avg. Non- PEO NEOs	PEO	Avg. Non- PEO NEOs	PEO	Avg. Non- PEO NEOs

Deduction for amounts reported in the “Stock Awards” and “Option Awards” columns in the SCT for applicable FY	$(4,400,000)	$(733,333)	$(4,400,000)	$(1,700,000)	$(4,915,897)	$(1,950,021)

Increase in fair value of awards granted during applicable FY that remain unvested as of applicable FY end, determined as of applicable FY end	$24,624,886	$4,104,161	$8,409,551	$2,841,429	$1,141,587	$378,830

Increase in fair value of awards granted during applicable FY that vested during applicable FY, determined as of vesting date	—	—	—	—	—	—

Change in fair value of awards granted during prior FY that were outstanding and unvested as of applicable FY end, determined based on change in fair value from prior FY end to applicable FY end	$28,689,464	$2,573,437	$29,692,842	$2,961,055	$(21,056,470)	$(2,249,301)

Change in fair value of awards granted during prior FY that vested during applicable FY, determined based on change in fair value from prior FY end to vesting date	$64,068	$259,703	$1,440,780	$433,444	$(1,903,417)	$(193,567)

Reduction of fair value of awards granted during prior FY that were forfeited during applicable FY, determined as of prior FY end	—	—	—	—	—	—

Increase based on dividends or other earnings paid during applicable FY prior to vesting date	$6,559	$918	$16,527	$1,784	$2,800	$103

Total adjustments	$48,984,977	$6,204,886	$35,159,700	$4,537,712	$(26,731,397)	$(4,013,956)
Pay versus Performance Comparative Disclosure
In accordance with Item 402(v) of Regulation
S-K,
the Company is providing the following graphs depicting the relationships between the information presented in the table above. The graphs below further depict the relationship between the compensation actually paid and the performance measures shown in the pay versus performance tabular disclosure above. In addition, the first graph below shows the relationship between Company total shareholder return and that of the Russell 3000 Medical Equipment and Services Sector Index. Compensation actually paid for purposes of the tabular disclosure and the following graphs were calculated in accordance with SEC rules and do not necessarily represent the actual amount of compensation earned by or actually paid to our NEOs during the applicable years.

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Executive Compensation

CAP and TSR

The peer group used to determine the Company’s Peer Group TSR for each applicable fiscal year is the following published industry index, as disclosed in our 2022 Annual Report on Form
10-K
pursuant to Item 201(e) of Regulation
S-K:
Russell 3000 Medical Equipment and Services Sector Index.
CAP and Net Income

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Executive Compensation

CAP and Adjusted EPS

Pay versus Performance Tabular List
The following table lists our most important performance measures used by us to link CAP to our NEOs to company performance for fiscal year 2022. The performance measures included in this table are not ranked by relative importance.

Most Important Performance Measures

Adjusted EPS

Revenue

Adjusted operating income

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Proposal 4: Advisory Shareholder Vote to Approve Executive Compensation

In accordance with Section 14A of the Exchange Act, shareholders have the opportunity to cast an advisory vote to approve the compensation of our NEOs as disclosed in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to approve, reject or abstain from voting with respect to our 2022 executive compensation programs and policies and the compensation paid to our NEOs. Although the vote is non-binding, we value our shareholders’ opinions and will consider the outcome of the vote in establishing compensation philosophy and making future compensation decisions. At the Company’s 2022 Annual Meeting, the majority of our shareholders voted to advise us to include a say-on-pay proposal every year, and the Board of Directors determined that the Company would hold an advisory shareholder vote on executive compensation every year. This non-binding advisory vote on the frequency of say-on-pay proposals must be held at least once every six years.

The Company’s goal for its executive compensation program is to attract, motivate and retain a talented team of executives who will provide leadership for our success in the intensely competitive global healthcare supply services industry. We seek to accomplish this goal in a manner that rewards performance, is aligned with long-term shareholder interests and is consistent with sound compensation governance principles. The OP&C Committee and the Board of Directors believe that the policies and procedures articulated in the CD&A (which begins on page 41 of this Proxy Statement) are effective in implementing our compensation philosophy and in achieving our long-term goals and that the compensation of our NEOs in 2022 reflects and supports these compensation policies and procedures and reflects our foundational pay for performance principles.

Accordingly, the Board of Directors recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement for the 2023 Annual Meeting of Shareholders pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure.”

The Board of Directors recommends a vote FOR the foregoing resolution approving, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement.

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Certain Relationships and Transactions

In accordance with the Audit Committee charter, the Audit Committee shall review and discuss with management and the independent auditor any transactions or courses of dealing with parties related to the Company which transactions are significant in size or involve terms that differ from those that would likely be negotiated with independent parties and which are relevant to an understanding of the Company’s financial statements. The Audit Committee charter further provides that the Audit Committee shall review and approve all transactions between the Company and any related person that are required to be disclosed pursuant to Regulation S-K Item 404. The Company has not entered any such related party transactions.

Shareholder Proposals

Shareholder Proposals under Rule 14a-8

Any shareholder desiring to make a proposal to be acted upon at the 2024 Annual Meeting of Shareholders must (i) follow the procedures, and comply with the requirements, set forth in Rule 14a-8 under Exchange Act and (ii) timely deliver such proposal to our Corporate Secretary at the Company’s principal office at 9120 Lockwood Boulevard, Mechanicsville, Virginia 23116 not later than November 30, 2023, in order for the proposal to be considered for inclusion in the Company’s Proxy Statement.

Director Nominations for Inclusion in our 2024 Proxy Materials (Proxy Access)

Under certain circumstances, our Bylaws permit a shareholder, or a group of up to 20 shareholders, owning 3% or more of the outstanding shares of the Company’s stock eligible to vote in the election of directors continuously for at least three years, to nominate and include in the Company’s Annual Meeting proxy materials director candidates. The maximum number of shareholder nominated director candidates that can included in the Company’s Annual Meeting proxy materials pursuant to the proxy access provisions of our Bylaws cannot exceed the greater of two or 20% of the number of directors in office as of the last day on which a shareholder notice may be delivered pursuant to Section 1.09 of the Bylaws. For a shareholder request to be timely under the proxy access provisions of our Bylaws, such request must be received by our Corporate Secretary at the Company’s principal office at 9120 Lockwood Boulevard, Mechanicsville, Virginia 23116 not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the anniversary date of the immediately preceding mailing date for the notice of annual meeting. Accordingly, requests to include shareholder-nominated candidates in our proxy materials for the 2024 Annual Meeting must be received by the Corporate Secretary no earlier than the close of business on December 13, 2024, and not later than January 12, 2024.

All proxy access shareholder requests must comply with the timing, disclosure, procedural and other requirements our Bylaws, which are available as described under “Corporate Governance — Corporate Governance Materials” on page 8 of this Proxy Statement.

Other Shareholder Proposals

Our bylaws establish an advance notice procedure for shareholder wishing to directly nominate a director candidate (other than for inclusion in our proxy statement) or to present business to be conducted at the 2024 Annual Meeting. Our Bylaws provide that a shareholder of record of the Company entitled to vote at such Annual Meeting may nominate persons for election as directors or propose such other business at the Annual Meeting if, among other things, such shareholder delivers written notice of such shareholder’s intent to make such nomination or nominations or propose such business (which business for the avoidance of doubt must constitute a proper matter for shareholder action) to our Corporate Secretary at the Company’s principal office at 9120 Lockwood Boulevard, Mechanicsville, Virginia 23116 not earlier than the close of business on the 150th day prior to nor later than the close of business on the 120th day before the anniversary of the date of the Company’s immediately preceding Annual Meeting. Accordingly, the Corporate Secretary must receive written notice of a shareholder nomination to be acted upon at the 2024 Annual Meeting no earlier than the close of business on December 13, 2024, and not later than January 12, 2024. However, in the event that the date of the 2024 Annual Meeting is more than 30 days before or more than 70 days after the anniversary date of the 2023 Annual Meeting, then to be timely the shareholder’s notice must be delivered not earlier than the close of business on the 150th day prior to such Annual Meeting and not later than the close of business on the later of the 120th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

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Certain Relationships and Transactions

All shareholder proposals and director nominations must comply with the timing, disclosure, procedural and other requirements our Bylaws, which are available as described under “Corporate Governance — Corporate Governance Materials” on page 8 of this Proxy Statement.

In addition to satisfying the forgoing requirements of the Bylaws, including the notice deadlines set forth above and therein, to comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19 under the Exchange Act.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company within the time limits described in the immediately preceding paragraph. The shareholder’s notice must contain the information required by our Bylaws, including but not limited to:

•	The information described above with respect to the shareholder proposing such business;

•

A brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented at the Annual Meeting and the reasons for conducting such business at the Annual Meeting; and

•	Any material interest of such shareholder and such beneficial owner in such business.

The requirements found in our Bylaws are separate from the requirements a shareholder must meet to have a proposal included in the Company’s Proxy Statement under the proxy rules.

Our Bylaws further permit a shareholder, or a group of up to 20 shareholders, owning 3% or more of the outstanding shares of the Company’s stock eligible to vote in the election of directors continuously for at least three years, to nominate and include in the Company’s Annual Meeting proxy materials director candidates to comprise generally up to two or 20% of the Board seats (whichever is greater), provided that such shareholder or group of shareholders satisfies the requirements set forth in Article I, Section 1.09 of the Bylaws.

In addition to satisfying the foregoing requirements under the Company’s Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 12, 2024.

Further Information About Attending the Virtual Annual Meeting

You are entitled to participate in the Annual Meeting only if you were a shareholder as of the close of business on the Record Date, or if you hold a valid proxy for the Annual Meeting. No physical meeting will be held. You will be able to virtually attend the Annual Meeting online and submit your questions during the meeting by visiting www.meetnow.global/MC6GDAD. You also will be able to vote your shares online by attending the Annual Meeting by webcast.

To participate in the Annual Meeting, you will need to log on using the control number from your proxy card or meeting notice. The control number can be found in the shaded box.

If you are a registered shareholder, you do not need to register to attend the Annual Meeting virtually on the Internet. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance in order to attend the meeting. To register to attend the Annual Meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your Owens & Minor holdings along with your name and email address to Computershare. You must contact the bank or broker who holds your shares to obtain your legal proxy. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, three business days prior to the meeting date. You will receive a confirmation of your registration by email after we receive your legal proxy. Requests for registration should be directed to us by emailing an image of your legal proxy, to legalproxy@computershare.com or by mail to Computershare, Owens & Minor, Inc. Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001.

If you do not have your control number, you may attend as a guest (non-shareholder) but will not have the option to vote your shares or ask questions at the virtual meeting.

The online meeting will begin promptly at 9:00 a.m., Eastern Daylight Time. We encourage you to access the meeting prior to the start time leaving ample time for the check in.

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Other Matters

The Board of Directors is not aware of any matters to be presented for action at the Annual Meeting other than as set forth in this Proxy Statement. However, if any other matters properly come before the Annual Meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

March 29, 2023

BY ORDER OF THE BOARD OF DIRECTORS

NICHOLAS J. PACE

Executive Vice President, General Counsel &

Corporate Secretary

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ANNEX A

OWENS & MINOR, INC.

2023 Omnibus Incentive Plan

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A-ii            Owens & Minor, Inc.    ●    2023 Proxy Statement

OWENS & MINOR, INC.

2023 OMNIBUS INCENTIVE PLAN

ARTICLE I

PURPOSE

The purpose of this Owens & Minor, Inc. 2023 Omnibus Incentive Plan (this “Plan”) is to promote the success of the Company’s business for the benefit of its shareholders by enabling the Company to offer Eligible Individuals cash and stock-based incentives in order to attract, retain, and reward such individuals and strengthen the mutuality of interests between such individuals and the Company’s shareholders. This Plan is effective as of the date set forth in Article XIV.

This Plan supersedes and replaces the Owens & Minor, Inc. 2018 Stock Incentive Plan, as amended (the “Prior Plan”), in its entirety. If the Company’s shareholders approve this Plan in accordance with Article XIV, then awards may not be granted under the Prior Plan on or following the Effective Date. Awards granted under the Prior Plan prior to the Effective Date will remain subject to the terms and conditions set forth in the Prior Plan.

ARTICLE II

DEFINITIONS

For purposes of this Plan, the following terms shall have the following meanings:

2.1    “Affiliate” means a corporation or other entity controlled by, controlling, or under common control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.

2.2    “Applicable Law” means the requirements relating to the administration of equity-based awards and the related shares under U.S. state corporate law, U.S. federal and state securities laws, the rules of any stock exchange or quotation system on which the shares are listed or quoted, and any other applicable laws, including tax laws, of any U.S. or non-U.S. jurisdictions where Awards are, or will be, granted under this Plan.

2.3    “Award” means any award under this Plan of any Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Units, Performance Award, Other Stock-Based Award, or Cash Award. All Awards shall be evidenced by and subject to the terms of an Award Agreement.

2.4    “Award Agreement” means the written or electronic agreement, contract, certificate, or other instrument or document evidencing the terms and conditions of an individual Award. Each Award Agreement shall be subject to the terms and conditions of this Plan.

2.5    “Board” means the Board of Directors of the Company.

2.6    “Cash Award” means an Award granted to an Eligible Individual pursuant to Section 9.3 of this Plan and payable in cash at such time or times and subject to such terms and conditions as determined by the Committee in its sole discretion.

2.7    “Cause” means, unless otherwise determined by the Committee in the applicable Award Agreement or unless the “Cause” definition set forth in Article X applies, with respect to a Participant’s Termination of Service, the following (a) in the case where there is no employment agreement, offer letter, consulting agreement, change in control agreement,

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or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award (or where there is such agreement in effect but it does not define “cause” (or words of like import)), the Participant’s (i) misappropriation, theft or embezzlement of funds or property from the Company or an Affiliate or securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company or an Affiliate; (ii) conviction of, or entry of a plea of nolo contendere with respect to, a felony (or state law equivalent), or a misdemeanor which, in the reasonable opinion of the Company, is likely to cause material harm to the Company’s or an Affiliate’s business, customer or supplier relations, financial condition or prospects; (iii) violation of the Company’s Code of Honor or any successor code of conduct or refusal to sign an acknowledgement to abide by the same; (iv) violation of any material law or regulation to the detriment of the Company or any Affiliate; (v) engagement in conduct that results in or would be reasonably likely to result in monetary, reputational, or other injury to the Company or an Affiliate if the Participant were to continue to be employed by the Company or an Affiliate; or (vi) failure to substantially perform or meet the performance expectations of the Company or an Affiliate related to (other than by reason of illness or temporary disability, regardless of whether such temporary disability is or becomes a total and permanent disability (as defined in Section 22(e)(3) of the Code), or by reason of approved leave of absence) the duties of the Participant’s job, or (b) in the case where there is an employment agreement, offer letter, consulting agreement, change in control agreement, or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award that defines “cause” (or words of like import), “cause” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “cause” only applies on occurrence of a change in control, such definition of “cause” shall not apply until a change in control (as defined in such agreement) actually takes place and then only with regard to a termination thereafter during the applicable protection period, as provided in such agreement.

2.8      “Change in Control” means and includes each of the following, unless otherwise determined by the Committee in the applicable Award Agreement or other written agreement with a Participant approved by the Committee:

(a)    any Person (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; provided, however, that Company securities acquired directly from the Company shall be disregarded for this purpose; provided, further, that acquisitions pursuant to a Business Combination (as defined below) that does not constitute a Change in Control as defined in Section 2.8(c) shall be excluded;

(b)    during any period of twelve (12) consecutive months, individuals who at the beginning of such period constitute the Board together with any new director(s) (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections 2.8(a), (c) or (d) and other than a director initially elected or nominated as a result of an actual or threatened election contest with respect to directors) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of a majority of the directors then still in office who either (i) were directors at the beginning of such period or (ii) were so elected or nominated with such approval, cease for any reason to constitute at least a majority of the Board;

(c)    there is consummated a merger, reorganization or consolidation of the Company or in which equity securities of the Company are issued (each, a “Business Combination”), other than (i) a merger, reorganization or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its direct or indirect parent) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity (or, as applicable, a direct or indirect parent of the Company or such surviving entity) outstanding immediately after such merger, reorganization or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than thirty percent (30%) of the combined voting power of the Company’s then outstanding securities;

(d)    there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(e)    the shareholders of the Company approve a plan of complete liquidation of the Company.

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In addition, if a Change in Control (as defined in Sections 2.8(a), (b), (c) or (d) above) constitutes a payment event with respect to any applicable Award that provides for the deferral of compensation and is subject to Section 409A of the Code, no payment will be made under that Award on account of a Change in Control unless the event described in Sections 2.8(a), (b), (c) or (d) above, as applicable, constitutes a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5).

2.9    “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. Any reference to any section of the Code shall also be a reference to any successor provision and any guidance and treasury regulation promulgated thereunder.

2.10    “Committee” means any committee of the Board duly authorized by the Board to administer this Plan; provided, however, that unless otherwise determined by the Board, the Committee shall consist solely of two or more members of the Board who are each (a) a “non-employee director” within the meaning of Rule 16b-3(b), and (b) “independent” under the listing standards or rules of the securities exchange upon which the Common Stock is traded, but only to the extent such independence is required in order to take the action at issue pursuant to such standards or rules. If no committee is duly authorized by the Board to administer this Plan, the term “Committee” shall be deemed to refer to the Board for all purposes under this Plan. The Board may abolish any Committee or re-vest in itself any previously delegated authority from time to time, and will retain the right to exercise the authority of the Committee to the extent consistent with Applicable Law.

2.11    “Common Stock” means the common stock, $2.00 par value per share, of the Company.

2.12    “Company” means Owens & Minor, Inc., a Virginia corporation, and its successors by operation of law.

2.13    “Consultant” means any natural person who is an advisor or consultant or other service provider to the Company or any of its Affiliates.

2.14    “Disability” shall have the meaning ascribed to it under Section 22(e)(3) of the Code. The determination of whether an individual has a Disability shall be determined by the Committee.

2.15    “Dividend Equivalent Rights” means a right granted to a Participant under this Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.

2.16    “Effective Date” means the effective date of this Plan as defined in Article XIV.

2.17    “Eligible Employee” means each employee of the Company or any of its Affiliates.

2.18    “Eligible Individual” means an Eligible Employee, Non-Employee Director, or Consultant who is designated by the Committee in its discretion as eligible to receive Awards subject to the terms and conditions set forth herein.

2.19    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. Reference to a specific section of the Exchange Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.

2.20    “Fair Market Value” means, as of any applicable date, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, (a) if the Common Stock is listed on any established stock exchange, the closing price of a share of Common Stock as reported on the composite tape for such exchange on the last trading day immediately preceding such date, or if no sale occurred on such day, then on the next preceding day on which a sale of the Common Stock occurred on such exchange, all as reported by such source as the Committee may select, (b) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price of a share of Common Stock on the last trading day immediately preceding such date, or if no sales occurred on such date, then on the last date preceding such date on which a sale occurred, all as reported by such source as the Committee may select or (c) if the Common Stock is not publicly traded, the Committee will determine the Fair Market Value in its discretion.

2.21    “Family Member” means “family member” as defined in Section A.1.(a)(5) of the general instructions of Form S-8.

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2.22    “Incentive Stock Option” means any Stock Option granted to an Eligible Employee who is an employee of the Company or its Subsidiaries under this Plan and that is intended to be, and is designated as, an “Incentive Stock Option” within the meaning of Section 422 of the Code.

2.23    “Non-Employee Director” means a director on the Board who is not an employee of the Company.

2.24    “Non-Qualified Stock Option” means any Stock Option granted under this Plan that is not an Incentive Stock Option.

2.25    “Other Stock-Based Award” means an Award granted under Article IX of this Plan that is valued in whole or in part by reference to, or is payable in or otherwise based on, Shares, but may be settled in the form of Shares or cash.

2.26    “Participant” means an Eligible Individual to whom an Award has been granted pursuant to this Plan.

2.27    “Performance Award” means an Award granted under Article VIII of this Plan contingent upon achieving certain Performance Goals.

2.28    “Performance Goals” means goals established by the Committee as contingencies for Awards to vest and/or become exercisable or distributable.

2.29    “Performance Period” means the designated period during which the Performance Goals must be satisfied with respect to the Award to which the Performance Goals relate.

2.30    “Person” means any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act.

2.31    “Prior Plan Award” means an award outstanding under the Prior Plan as of the Effective Date.

2.32    “Restricted Stock” means an Award of Shares granted under Article VII of this Plan.

2.33    “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Committee to be of equal value as of such settlement date, subject to certain vesting conditions and other restrictions.

2.34    “Rule 16b-3” means Rule 16b-3 under Section 16(b) of the Exchange Act as then in effect or any successor provision.

2.35    “Section 409A of the Code” means the nonqualified deferred compensation rules under Section 409A of the Code and any applicable treasury regulations and other official guidance thereunder.

2.36    “Securities Act” means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder. Reference to a specific section of the Securities Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.

2.37    “Shares” means shares of Common Stock.

2.38    “Stock Appreciation Right” means a stock appreciation right granted under Article VI of this Plan.

2.39    “Stock Option” or “Option” means any option to purchase Shares granted pursuant to Article VI of this Plan.

2.40    “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

2.41    “Ten Percent Shareholder” means a Person owning stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or its Subsidiaries.

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2.42    “Termination of Service” means the termination of the applicable Participant’s employment with, or performance of services for, the Company and its Affiliates. Unless otherwise determined by the Committee, (a) if a Participant’s employment or services with the Company and its Affiliates terminates but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity, such change in status shall not be deemed a Termination of Service with the Company and its Affiliates and (b) a Participant employed by, or performing services for an Affiliate that ceases to be an Affiliate shall also be deemed to have incurred a Termination of Service provided the Participant does not immediately thereafter become an employee of the Company or another Affiliate. Notwithstanding the foregoing provisions of this definition, with respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, a Participant shall not be considered to have experienced a “Termination of Service” unless the Participant has experienced a “separation from service” within the meaning of Section 409A of the Code.

ARTICLE III

ADMINISTRATION

3.1      Authority of the Committee. This Plan shall be administered by the Committee. Subject to the terms of this Plan and Applicable Law, the Committee shall have full authority to grant Awards to Eligible Individuals under this Plan. In particular, the Committee shall have the authority to:

(a)    determine whether and to what extent Awards, or any combination thereof, are to be granted hereunder to one or more Eligible Individuals;

(b)    determine the number of Shares to be covered by each Award granted hereunder;

(c)    determine the terms and conditions, not inconsistent with the terms of this Plan, of any Award granted hereunder (including, but not limited to, the exercise or purchase price (if any), any restriction or limitation, any vesting schedule or acceleration thereof, or any forfeiture restrictions or waiver thereof, regarding any Award and the Shares, if any, relating thereto, based on such factors, if any, as the Committee shall determine, in its sole discretion);

(d)    determine the amount of cash to be covered by each Award granted hereunder;

(e)    determine whether, to what extent, and under what circumstances grants of Options and other Awards under this Plan are to operate on a tandem basis and/or in conjunction with or apart from other awards made by the Company outside of this Plan;

(f)    determine whether and under what circumstances an Award may be settled in cash, Shares, other property, or a combination of the foregoing;

(g)    determine whether, to what extent and under what circumstances cash, Shares, or other property and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or at the election of the Participant;

(h)    modify, waive, amend, or adjust the terms and conditions of any Award, at any time or from time to time, including but not limited to Performance Goals;

(i)    determine whether a Stock Option is an Incentive Stock Option or Non-Qualified Stock Option;

(j)    determine whether to require a Participant, as a condition of the granting of any Award, to not sell or otherwise dispose of Shares acquired pursuant to the exercise or vesting of an Award for a period of time as determined by the Committee, in its sole discretion, following the date of the acquisition of such Award or Shares;

(k)    modify, extend, or renew an Award, subject to Article XI and Section 6.8(g) of this Plan; and

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(l)    determine how the Disability, death, retirement, authorized leave of absence or any other change or purported change in a Participant’s status affects an Award and the extent to which, and the period during which, a Participant, the Participant’s legal representative, conservator, guardian or beneficiary may exercise rights under the Award, if applicable.

3.2      Guidelines. Subject to Article XI of this Plan, the Committee shall have the authority to adopt, alter, and repeal such administrative rules, guidelines, and practices governing this Plan and perform all acts, including the delegation of its responsibilities (to the extent permitted by Applicable Law and applicable stock exchange rules), as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of this Plan and any Award issued under this Plan (and any agreements or sub-plans relating thereto); and to otherwise supervise the administration of this Plan. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in this Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of this Plan. The Committee may adopt special rules, sub-plans, guidelines, and provisions for persons who are residing in or employed in, or subject to, the taxes of any domestic or foreign jurisdictions to satisfy or accommodate applicable foreign laws or to qualify for preferred tax treatment of such domestic or foreign jurisdictions.

3.3      Decisions Final. Any decision, interpretation, or other action made or taken in good faith by or at the direction of the Company, the Board, or the Committee (or any of its members) arising out of or in connection with this Plan shall be within the absolute discretion of all and each of them, as the case may be, and shall be final, binding, and conclusive on the Company and all employees and Participants and their respective heirs, executors, administrators, successors, and assigns.

3.4      Designation of Consultants/Liability; Delegation of Authority.

(a)    The Committee may employ such legal counsel, consultants, and agents as it may deem desirable for the administration of this Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee or the Board in the engagement of any such counsel, consultant, or agent shall be paid by the Company. The Committee, its members, and any person designated pursuant to this Section 3.4 shall not be liable for any action or determination made in good faith with respect to this Plan. To the maximum extent permitted by Applicable Law, no officer of the Company or member or former member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to this Plan or any Award granted under it.

(b)    The Committee may delegate any or all of its powers and duties under this Plan to a subcommittee of directors or to any officer of the Company, including the power to perform administrative functions (including executing agreements or other documents on behalf of the Committee) and grant Awards; provided, that such delegation does not (i) violate Applicable Law, or (ii) result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company. Upon any such delegation, all references in this Plan to the “Committee,” shall be deemed to include any subcommittee or officer of the Company to whom such powers have been delegated by the Committee. Any such delegation shall not limit the right of such subcommittee members or such an officer to receive Awards; provided, however, that such subcommittee members and any such officer may not grant Awards to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate, or take any action with respect to any Award previously granted to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate. The Committee may also designate employees or professional advisors who are not executive officers of the Company or members of the Board to assist in administering this Plan, provided, however, that such individuals may not be delegated the authority to grant or modify any Awards that will, or may, be settled in Shares.

3.5      Indemnification. To the maximum extent permitted by Applicable Law and to the extent not covered by insurance directly insuring such person, each current and former officer or employee of the Company or any of its Affiliates and member or former member of the Committee or the Board shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel acceptable to the Committee) or liability (including any sum paid in settlement of a claim with the approval of the Committee), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the administration of this Plan, except to the extent arising out of such officer’s, employee’s, member’s, or former member’s own fraud or bad faith. Such indemnification shall be in addition to any right of indemnification that the current or former employee, officer or member may have under Applicable Law or under the by-laws of the Company or any of its Affiliates. Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by an individual with regard to Awards granted to such individual under this Plan.

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ARTICLE IV

SHARE LIMITATION

4.1      Shares. The aggregate number of Shares that may be issued pursuant to this Plan shall not exceed 4,025,000 Shares (subject to any increase or decrease pursuant to this Article IV), which may be either authorized and unissued Shares or Shares held in or acquired for the treasury of the Company or both. The aggregate number of Shares that may be issued or used with respect to any Incentive Stock Option shall not exceed 4,025,000 Shares (subject to any increase or decrease pursuant to this Section 4.1). Any Award under this Plan settled in cash shall not be counted against the foregoing maximum share limitations. Any Shares (a) subject to an Award or a Prior Plan Award that expires or is canceled, forfeited, or terminated without issuance of the full number of Shares to which the Award or the Prior Plan Award related or (b) subject to an Award or a Prior Plan Award other than an Option or Stock Appreciation Right that is delivered, withheld or surrendered to satisfy any tax withholding obligations, will, in the case of each of the foregoing clauses (a) and (b), again be available for issuance under this Plan; provided, however, that Shares subject to a Prior Plan Award that was granted pursuant to an exception under Section 303A.08 of the NYSE Listed Company Manual that become available for issuance under this Plan shall remain subject to the terms and conditions set forth in such exception. Notwithstanding anything to the contrary contained herein, Shares subject to an Option or Stock Appreciation Right under this Plan or a Prior Plan Award shall not again be available for issuance under this Plan if such Shares are (i) Shares tendered, withheld or surrendered in payment of the exercise or purchase price of such Option or Stock Appreciation Right or taxes relating to such Option or Stock Appreciation Right, (ii) Shares that were not issued or delivered as a result of the net settlement or net exercise of such Option or Stock Appreciation Right or (iii) Shares repurchased on the open market with the proceeds of an Option’s exercise price.

4.2      Substitute Awards. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Committee may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate (“Substitute Awards”). Substitute Awards may be granted on such terms as the Committee deems appropriate, notwithstanding limitations on Awards in this Plan. Substitute Awards will not count against the Shares authorized for grant under this Plan (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under this Plan as provided under Section 4.1 above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under this Plan, as set forth in Section 4.1 above. Additionally, in the event that a Person acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grants pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under this Plan and shall not reduce the Shares authorized for grant under this Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under this Plan as provided under Section 4.1 above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Eligible Employees or Non-Employee Directors prior to such acquisition or combination.

4.3      Adjustments.

(a)    The existence of this Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize (i) any adjustment, recapitalization, reorganization, or other change in the Company’s capital structure or its business, (ii) any merger or consolidation of the Company or any Affiliate, (iii) any issuance of bonds, debentures, or preferred or prior preference stock ahead of or affecting the Shares, (iv) the dissolution or liquidation of the Company or any Affiliate, (v) any sale or transfer of all or part of the assets or business of the Company or any Affiliate, or (vi) any other corporate act or proceeding.

(b)    Subject to the provisions of Section 10.1:

(i)    If the Company at any time subdivides (by any split, recapitalization or otherwise) the outstanding Shares into a greater number of Shares, or combines (by reverse split, combination, or otherwise) its outstanding Shares into a lesser

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number of Shares, then the respective exercise prices for outstanding Awards that provide for a Participant-elected exercise and the number of Shares covered by outstanding Awards shall be appropriately adjusted by the Committee to prevent dilution or enlargement of the rights granted to, or available for, Participants under this Plan; provided, that the Committee in its sole discretion shall determine whether an adjustment is appropriate.

(ii)    Excepting transactions covered by Section 4.3(b)(i), if the Company effects any merger, consolidation, statutory exchange, spin-off, reorganization, sale or transfer of all or substantially all the Company’s assets or business, or other corporate transaction or event in such a manner that the Company’s outstanding Shares are converted into the right to receive (or the holders of Common Stock are entitled to receive in exchange therefor), either immediately or upon liquidation of the Company, securities or other property of the Company or other entity, then, subject to the provisions of Section 10.1, (A) the aggregate number or kind of securities that thereafter may be issued under this Plan, (B) the number or kind of securities or other property (including cash) to be issued pursuant to Awards granted under this Plan (including as a result of the assumption of this Plan and the obligations hereunder by a successor entity, as applicable), or (C) the exercise or purchase price thereof, shall be appropriately adjusted by the Committee to prevent dilution or enlargement of the rights granted to, or available for, Participants under this Plan.

(iii)    If there shall occur any change in the capital structure of the Company other than those covered by Section 4.3(b)(i) or 4.3(b)(ii), any conversion, any adjustment, or any issuance of any class of securities convertible or exercisable into, or exercisable for, any class of equity securities of the Company, then the Committee shall adjust any Award and make such other adjustments to this Plan to prevent dilution or enlargement of the rights granted to, or available for, Participants under this Plan.

(iv)    In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other extraordinary transaction or change affecting the Shares or the Share price, including any securities offering or other similar transaction, for administrative convenience, the Committee may refuse to permit the exercise of any Award for up to sixty (60) days before or after such transaction.

(v)    The Committee may adjust the Performance Goals applicable to any Awards to reflect any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations, and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis, or other Company public filing.

(vi)    Any such adjustment determined by the Committee pursuant to this Section 4.3(b) shall be final, binding, and conclusive on the Company and all Participants and their respective heirs, executors, administrators, successors, and permitted assigns. Any adjustment to, or assumption or substitution of, an Award under this Section 4.3(b) shall be intended to comply with the requirements of Section 409A of the Code and Treasury Regulation §1.424-1 (and any amendments thereto), to the extent applicable. Except as expressly provided in this Section 4.3 or in the applicable Award Agreement, a Participant shall have no additional rights under this Plan by reason of any transaction or event described in this Section 4.3.

4.4    Annual Limit on Non-Employee Director Compensation. In each calendar year during any part of which this Plan is in effect, a Non-Employee Director may not receive Awards for such individual’s service on the Board that, taken together with any cash fees paid to such Non-Employee Director during such calendar year for such individual’s service on the Board, have a value in excess of $750,000 (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes); provided, that (a) the Committee may make exceptions to this limit, except that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous decisions involving compensation for Non-Employee Directors and (b) for any calendar year in which a Non-Employee Director serves as lead director or non-executive chair of the Board, such limit shall be increased to $1,500,000; provided, further, that the limit set forth in this Section 4.4 shall be applied without regard to Awards or other compensation, if any, provided to a Non-Employee Director during any period in which such individual was an employee of the Company or any Affiliate or was otherwise providing services to the Company or to any Affiliate other than in the capacity as a Non-Employee Director.

4.5    Minimum Vesting Schedule. A vesting period of at least one (1)-year shall apply to all Awards issued under this Plan; provided that (a) up to five percent (5%) of the Shares reserved for issuance under this Plan as of the Effective Date

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may be issued pursuant to Awards that do not comply with such minimum one (1)-year vesting period and (b) an Award granted to a Non-Employee Director may vest on the earlier of (i) the date that is one (1) year following the date on which such Award is granted or (ii) the first annual meeting of the Company’s shareholders that occurs following the date such Award is granted, provided that such vesting period may not be less than fifty (50) weeks following the date such Award is granted.

ARTICLE V

ELIGIBILITY

5.1    General Eligibility. All current and prospective Eligible Individuals are eligible to be granted Awards. Eligibility for the grant of Awards and actual participation in this Plan shall be determined by the Committee in its sole discretion. No Eligible Individual will automatically be granted any Award under this Plan.

5.2    Incentive Stock Options. Notwithstanding the foregoing, only Eligible Employees who are employees of the Company or its Subsidiaries are eligible to be granted Incentive Stock Options under this Plan. Eligibility for the grant of an Incentive Stock Option and actual participation in this Plan shall be determined by the Committee in its sole discretion.

5.3    General Requirement. The vesting and exercise of Awards granted to a prospective Eligible Individual are conditioned upon such individual actually becoming an Eligible Employee, Consultant, or Non-Employee Director, as applicable.

ARTICLE VI

STOCK OPTIONS; STOCK APPRECIATION RIGHTS

6.1    General. Stock Options or Stock Appreciation Rights may be granted alone or in addition to other Awards granted under this Plan. Each Stock Option granted under this Plan shall be of one of two types: (a) an Incentive Stock Option or (b) a Non-Qualified Stock Option. Stock Options and Stock Appreciation Rights granted under this Plan shall be evidenced by an Award Agreement and subject to the terms, conditions and limitations in this Plan, including any limitations applicable to Incentive Stock Options.

6.2    Grants. The Committee shall have the authority to grant to any Eligible Individual one or more Incentive Stock Options, Non-Qualified Stock Options, and/or Stock Appreciation Rights; provided, however, that Incentive Stock Options may only be granted to an Eligible Employee who is an employee of the Company or its Subsidiaries. To the extent that any Stock Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Stock Option or the portion thereof which does not so qualify shall constitute a separate Non-Qualified Stock Option.

6.3    Exercise Price. The exercise price per Share subject to a Stock Option or Stock Appreciation Right shall be determined by the Committee at the time of grant, provided that the per share exercise price of a Stock Option or Stock Appreciation Right shall not be less than 100% (or, in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, 110%) of the Fair Market Value at the time of grant. Notwithstanding the foregoing, in the case of a Stock Option or Stock Appreciation Right that is a Substitute Award, the exercise price per Share for such Stock Option or Stock Appreciation Right may be less than the Fair Market Value on the date of grant; provided, that, such exercise price is determined in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code.

6.4    Term. The term of each Stock Option or Stock Appreciation Right shall be fixed by the Committee, provided that no Stock Option or Stock Appreciation Right shall be exercisable more than ten (10) years (or, in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, five (5) years) after the date on which the Stock Option or Stock Appreciation Right, as applicable, is granted.

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6.5      Exercisability. Unless otherwise provided by the Committee in accordance with the provisions of this Section 6.5, Stock Options and Stock Appreciation Rights granted under this Plan shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the time of grant. Subject to Section 4.5, the Committee may, but shall not be required to, provide for an acceleration of vesting and exercisability upon the occurrence of a specified event. Unless otherwise determined by the Committee, if the exercise of a Non-Qualified Stock Option or Stock Appreciation Right within the permitted time periods is prohibited because such exercise would violate the registration requirements under the Securities Act or any other Applicable Law or the rules of any securities exchange or interdealer quotation system, the Company’s insider trading policy (including any blackout periods) or a “lock-up” agreement entered into in connection with the issuance of securities by the Company, then the expiration of such Non-Qualified Stock Option or Stock Appreciation Right shall be extended until the date that is thirty (30) days after the end of the period during which the exercise of the Non-Qualified Stock Option or Stock Appreciation Right would be in violation of such registration requirement or other Applicable Law or rules, blackout period or lock-up agreement, as determined by the Committee; provided, however, that in no event shall any such extension result in any Non-Qualified Stock Option or Stock Appreciation Right remaining exercisable after the ten (10)-year term of the applicable Non-Qualified Stock Option or Stock Appreciation Right.

6.6      Method of Exercise. Subject to any applicable waiting period or exercisability provisions under Section 6.5, to the extent vested, Stock Options and Stock Appreciation Rights may be exercised in whole or in part at any time during the term of the applicable Stock Option or Stock Appreciation Right, by giving written notice of exercise (which may be electronic) to the Company specifying the number of Stock Options or Stock Appreciation Rights, as applicable, being exercised. Such notice shall be accompanied by payment in full of the exercise price (which shall equal the product of such number of Shares to be purchased multiplied by the applicable exercise price). The exercise price for the Stock Options may be paid upon such terms and conditions as shall be established by the Committee and set forth in the applicable Award Agreement. Without limiting the foregoing, the Committee may establish payment terms for the exercise of Stock Options pursuant to which the Company may withhold a number of Shares that otherwise would be issued to the Participant in connection with the exercise of the Stock Option having a Fair Market Value on the date of exercise equal to the exercise price, or that permit the Participant to deliver cash or Shares with a Fair Market Value equal to the exercise price on the date of payment, or through a simultaneous sale through a broker of Shares acquired on exercise, all as permitted by Applicable Law. No Shares shall be issued until payment therefor, as provided herein, has been made or provided for. Upon the exercise of a Stock Appreciation Right a Participant shall be entitled to receive, for each right exercised, up to, but no more than, an amount in cash and/or Shares (as chosen by the Committee in its sole discretion) equal in value to the excess of the Fair Market Value of one (1) Share on the date that the right is exercised over the Fair Market Value of one (1) Share on the date that the right was awarded to the Participant.

6.7      Non-Transferability. No Stock Option or Stock Appreciation Right shall be transferable by the Participant other than by will or by the laws of descent and distribution, and all Stock Options and Stock Appreciation Rights shall be exercisable, during the Participant’s lifetime, only by the Participant. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, at the time of grant or thereafter that a Non-Qualified Stock Option that is otherwise not transferable pursuant to this Section 6.7 is transferable to a Family Member of the Participant in whole or in part and in such circumstances, and under such conditions, as specified by the Committee. A Non-Qualified Stock Option that is transferred to a Family Member pursuant to the preceding sentence (a) may not be subsequently transferred other than by will or by the laws of descent and distribution and (b) remains subject to the terms of this Plan and the applicable Award Agreement. Any Shares acquired upon the exercise of a Non-Qualified Stock Option by a permissible transferee of a Non-Qualified Stock Option or a permissible transferee pursuant to a transfer after the exercise of the Non-Qualified Stock Option shall be subject to the terms of this Plan and the applicable Award Agreement.

6.8      Termination. Unless otherwise determined by the Committee at grant or, if no rights of the Participant are reduced, thereafter, subject to the provisions of the applicable Award Agreement and this Plan, upon a Participant’s Termination of Service for any reason, Stock Appreciation Rights may remain exercisable following a Participant’s Termination of Service as follows:

(a)    Termination by Death or Disability. Unless otherwise provided in the applicable Award Agreement, or otherwise determined by the Committee at the time of grant or, if no rights of the Participant are reduced, thereafter, if a Participant’s Termination of Service is by reason of death or Disability, all Stock Options and Stock Appreciation Rights that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination of Service may be exercised by the Participant (or in the case of the Participant’s death, by the legal representative of the Participant’s estate)

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at any time within a period of one (1) year from the date of such Termination of Service, but in no event beyond the expiration of the stated term of such Stock Options and Stock Appreciation Rights; provided, however, that, in the event of a Participant’s Termination of Service by reason of Disability, if the Participant dies within such exercise period, all unexercised Stock Options and Stock Appreciation Rights held by such Participant shall thereafter be exercisable, to the extent to which they were exercisable at the time of death, for a period of one (1) year from the date of such death, but in no event beyond the expiration of the stated term of such Stock Options and/or Stock Appreciation Rights.

(b)    Involuntary Termination Without Cause. Unless otherwise provided in the applicable Award Agreement or otherwise determined by the Committee at the time of grant or, if no rights of the Participant are reduced, thereafter, if a Participant’s Termination of Service is by involuntary termination by the Company without Cause, all Stock Options and Stock Appreciation Rights that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination of Service may be exercised by the Participant at any time within a period of ninety (90) days from the date of such Termination of Service, but in no event beyond the expiration of the stated term of such Stock Options or Stock Appreciation Rights.

(c)    Voluntary Resignation. Unless otherwise provided in the applicable Award Agreement or otherwise determined by the Committee at the time of grant or, if no rights of the Participant are reduced, thereafter, if a Participant’s Termination of Service is voluntary (other than a voluntary termination described in Section 6.8(d)(ii) hereof), all Stock Options and Stock Appreciation Rights that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination of Service may be exercised by the Participant at any time within a period of thirty (30) days from the date of such Termination of Service, but in no event beyond the expiration of the stated term of such Stock Options or Stock Appreciation Rights.

(d)    Termination for Cause. Unless otherwise provided in the applicable Award Agreement or determined by the Committee at the time of grant, or if no rights of the Participant are reduced, thereafter, if a Participant’s Termination of Service (i) is for Cause or (ii) is a voluntary Termination of Service (as provided in Section 6.8(c)) after the occurrence of an event that would be grounds for a Termination of Service for Cause, all Stock Options and Stock Appreciation Rights, whether vested or not vested, that are held by such Participant shall thereupon immediately terminate and expire as of the date of such Termination of Service.

(e)    Unvested Stock Options and Stock Appreciation Rights. Unless otherwise provided in the applicable Award Agreement or determined by the Committee at the time of grant or, if no rights of the Participant are reduced, thereafter, Stock Options and Stock Appreciation Rights that are not vested as of the date of a Participant’s Termination of Service for any reason shall terminate and expire as of the date of such Termination of Service.

(f)    Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by an Eligible Employee during any calendar year under this Plan and/or any other stock option plan of the Company or any Subsidiary exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options. In addition, if an Eligible Employee does not remain employed by the Company or any Subsidiary at all times from the time an Incentive Stock Option is granted until three (3) months prior to the date of exercise thereof (or such other period as required by Applicable Law), such Stock Option shall be treated as a Non-Qualified Stock Option. Should any provision of this Plan not be necessary in order for the Stock Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may amend this Plan accordingly, without the necessity of obtaining the approval of the shareholders of the Company.

(g)    Modification, Extension and Renewal of Stock Options. The Committee may (i) modify, extend, or renew outstanding Stock Options granted under this Plan (provided that the rights of a Participant are not reduced without such Participant’s consent and provided, further that such action does not subject the Stock Options to Section 409A of the Code without the consent of the Participant), and (ii) accept the surrender of outstanding Stock Options (to the extent not theretofore exercised) and authorize the granting of new Stock Options in substitution therefor (to the extent not theretofore exercised). Notwithstanding the foregoing, an outstanding Option may not be modified to reduce the exercise price thereof nor may a new Option at a lower price be substituted for a surrendered Option (other than adjustments or substitutions in accordance with Article IV), unless such action is approved by the shareholders of the Company.

6.9      Automatic Exercise. The Committee may include a provision in an Award Agreement providing for the automatic exercise of a Non-Qualified Stock Option or Stock Appreciation Right on a cashless basis on the last day of the term of such

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Option or Stock Appreciation Right if the Participant has failed to exercise the Non-Qualified Stock Option or Stock Appreciation Right as of such date, with respect to which the Fair Market Value of the Shares underlying the Non-Qualified Stock Option or Stock Appreciation Right exceeds the exercise price of such Non-Qualified Stock Option or Stock Appreciation Right on the date of expiration of such Option or Stock Appreciation Right, subject to Section 13.5.

6.10    Dividends. No dividends or Dividend Equivalent Rights shall be granted with respect to Stock Options or Stock Appreciation Rights.

6.11    Other Terms and Conditions. As the Committee shall deem appropriate, Stock Options and Stock Appreciation Rights may be subject to additional terms and conditions or other provisions, which shall not be inconsistent with any of the terms of this Plan.

ARTICLE VII

RESTRICTED STOCK; RESTRICTED STOCK UNITS

7.1      Awards of Restricted Stock and Restricted Stock Units. Shares of Restricted Stock and Restricted Stock Units may be granted alone or in addition to other Awards granted under this Plan. The Committee shall determine the Eligible Individuals to whom, and the time or times at which, grants of Restricted Stock and/or Restricted Stock Units shall be made, the number of shares of Restricted Stock or Restricted Stock Units to be awarded, the price (if any) to be paid by the Participant (subject to Section 7.2), the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Awards. The Committee shall determine and set forth in the Award Agreement the terms and conditions for each Award of Restricted Stock and Restricted Stock Units, subject to the conditions and limitations contained in this Plan, including any vesting or forfeiture conditions.

The Committee may condition the grant or vesting of Restricted Stock and Restricted Stock Units upon the attainment of specified Performance Goals or such other factor as the Committee may determine in its sole discretion.

7.2      Awards and Certificates. Restricted Stock and Restricted Stock Units granted under this Plan shall be evidenced by an Award Agreement and subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions not inconsistent with the terms of this Plan, as the Committee shall deem desirable:

(a)    Restricted Stock.

(i)    Purchase Price. The purchase price of Restricted Stock shall be fixed by the Committee. The purchase price for shares of Restricted Stock may be zero to the extent permitted by Applicable Law, and, to the extent not so permitted, such purchase price may not be less than par value.

(ii)    Legend. Each Participant receiving Restricted Stock shall be issued a stock certificate in respect of such shares of Restricted Stock, unless the Committee elects to use another system, such as book entries by the Company’s transfer agent, as evidencing ownership of shares of Restricted Stock. Such certificate shall be registered in the name of such Participant, and shall, in addition to such legends required by Applicable Law, bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

(iii)    Custody. If stock certificates are issued in respect of shares of Restricted Stock, the Committee may require that any stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any grant of Restricted Stock, the Participant shall have delivered a duly signed stock power or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, which would permit transfer to the Company of all or a portion of the shares subject to the Award of Restricted Stock in the event that such Award is forfeited in whole or part.

(iv)    Rights as a Shareholder. Except as provided in Section 7.3(a) and this Section 7.2(a) or as otherwise determined by the Committee in an Award Agreement, the Participant shall have, with respect to the shares of

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Restricted Stock, all of the rights of a holder of Shares, including, without limitation, the right to receive dividends, the right to vote such shares, and, subject to and conditioned upon the full vesting of shares of Restricted Stock, the right to tender such shares; provided that the Award Agreement shall specify on what terms and conditions the applicable Participant shall be entitled to dividends payable on the Shares. Any dividends payable with respect to an Award of Restricted Stock shall be payable to the Participant only if, when and to the extent such underlying Award vests. The dividends payable with respect to Awards of Restricted Stock that do not vest shall be forfeited.

(v)    Lapse of Restrictions. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock, the certificates for such Shares shall be delivered to the Participant. All legends shall be removed from said certificates at the time of delivery to the Participant, except as otherwise required by Applicable Law or other limitations imposed by the Committee.

(b)    Restricted Stock Units.

(i)    Settlement. The Committee may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practical after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A of the Code.

(ii)    Rights as a Shareholder. A Participant will have no rights of a shareholder with respect to Shares subject to any Restricted Stock Unit unless and until Shares are delivered in settlement of the Restricted Stock Units.

(iii)    Dividend Equivalent Rights. If the Committee so provides, a grant of Restricted Stock Units may provide a Participant with the right to receive Dividend Equivalent Rights. Dividend Equivalent Rights may be paid currently or credited to an account for the Participant, settled in cash or Shares, and subject to the same restrictions on transferability and forfeitability as the Restricted Stock Units with respect to which the Dividend Equivalent Rights are granted and subject to other terms and conditions as set forth in the Award Agreement. Any Dividend Equivalent Rights granted with respect to an Award shall be payable to the Participant only if, when and to the extent such underlying Award vests. The Dividend Equivalent Rights granted with respect to Awards that do not vest shall be forfeited.

7.3      Restrictions and Conditions.

(a)    Restriction Period.

(i)    The Participant shall not be permitted to transfer shares of Restricted Stock awarded under this Plan or vest in Restricted Stock Units during the period or periods set by the Committee (the “Restriction Period”) commencing on the date of such Award, as set forth in the applicable Award Agreement and such agreement shall set forth a vesting schedule and any event that would accelerate vesting of the Restricted Stock and/or Restricted Stock Units. Within these limits, based on service, attainment of Performance Goals pursuant to Section 7.3(a)(i), and/or such other factors or criteria as the Committee may determine in its sole discretion, the Committee may condition the grant or provide for the lapse of such restrictions in installments in whole or in part, or may accelerate the vesting of all or any part of any Award of Restricted Stock or Restricted Stock Units and/or waive the deferral limitations for all or any part of any Award of Restricted Stock or Restricted Stock Units.

(ii)    If the grant of shares of Restricted Stock or Restricted Stock Units or the lapse of restrictions or vesting schedule is based on the attainment of Performance Goals, the Committee shall establish the objective Performance Goals and the applicable vesting percentage applicable to each Participant or class of Participants in the applicable Award Agreement prior to the beginning of the applicable fiscal year or at such later date as otherwise determined by the Committee and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions), and other similar types of events or circumstances.

(b)    Termination. Unless otherwise provided in the applicable Award Agreement or determined by the Committee at grant or, if no rights of the Participant are reduced, thereafter, upon a Participant’s Termination of Service for any reason during the relevant Restriction Period, all Restricted Stock or Restricted Stock Units still subject to restriction will be forfeited in accordance with the terms and conditions established by the Committee at grant or thereafter.

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ARTICLE VIII

PERFORMANCE AWARDS

The Committee may grant a Performance Award to a Participant payable upon the attainment of specific Performance Goals either alone or in addition to other Awards granted under this Plan. The Performance Goals to be achieved during the Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. The conditions for grant or vesting and the other provisions of Performance Awards (including, without limitation, any applicable Performance Goals) need not be the same with respect to each Participant. Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee as set forth in the applicable Award Agreement. If the Committee so provides, a grant of a Performance Award may provide a Participant with the right to receive dividends or Dividend Equivalent Rights; provided that any dividends or Dividend Equivalent Rights credited with respect to a Performance Award shall be subject to the same restrictions on transferability and forfeitability to the same extent as the Performance Award and subject to other terms and conditions as set forth in the Award Agreement. Any dividends or Dividend Equivalent Rights granted with respect to an Award shall be payable to the Participant only if, when and to the extent such underlying Award vests. The Dividend Equivalent Rights granted with respect to Awards that do not vest shall be forfeited.

ARTICLE IX

OTHER STOCK-BASED AND CASH AWARDS

9.1    Other Stock-Based Awards. The Committee is authorized to grant to Eligible Individuals Other Stock-Based Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, including but not limited to, Shares awarded purely as a bonus and not subject to restrictions or conditions, Shares in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company, stock equivalent units, and Awards valued by reference to the book value of Shares. Other Stock-Based Awards may be granted either alone or in addition to or in tandem with other Awards granted under this Plan.

Subject to the provisions of this Plan, the Committee shall have authority to determine the Eligible Individuals, to whom, and the time or times at which, such Other Stock-Based Awards shall be made, the number of Shares to be awarded pursuant to such Awards, and all other conditions of the Awards. The Committee may also provide for the grant of Shares under such Awards upon the completion of a specified Performance Period. The Committee may condition the grant or vesting of Other Stock-Based Awards upon the attainment of specified Performance Goals as the Committee may determine, in its sole discretion.

9.2      Terms and Conditions. Other Stock-Based Awards made pursuant to this Article IX shall be evidenced by an Award Agreement and subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions not inconsistent with the terms of this Plan, as the Committee shall deem desirable:

(a)    Non-Transferability. Subject to the applicable provisions of the Award Agreement and this Plan, Shares subject to Other Stock-Based Awards may not be transferred prior to the date on which the Shares are issued or, if later, the date on which any applicable restriction, performance, or deferral period lapses.

(b)    Vesting. Any Other Stock-Based Award and any Shares covered by any such Other Stock-Based Award shall vest or be forfeited to the extent so provided in the Award Agreement, as determined by the Committee, in its sole discretion.

(c)    Price. Shares under this Article IX may be issued for no cash consideration. Shares purchased pursuant to a purchase right awarded pursuant to an Other Stock-Based Award shall be priced, as determined by the Committee in its sole discretion.

9.3      Cash Awards. The Committee may from time to time grant Cash Awards to Eligible Individuals in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as

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may be required by Applicable Law, as it shall determine in its sole discretion. Cash Awards may be granted subject to the satisfaction of vesting conditions or may be awarded purely as a bonus and not subject to restrictions or conditions, and if subject to vesting conditions, the Committee may accelerate the vesting of such Awards at any time in its sole discretion. The grant of a Cash Award shall not require a segregation of any of the Company’s assets for satisfaction of the Company’s payment obligation thereunder.

9.4    Dividends. If the Committee so provides, a grant of an Other Stock-Based Award or Cash Award may provide a Participant with the right to receive dividends or Dividend Equivalent Rights; provided that any dividends or Dividend Equivalent Rights credited with respect to an Other Stock-Based Award or Cash Award shall be subject to the same restrictions on transferability and forfeitability to the same extent as the Other Stock-Based Award or Cash Award and subject to other terms and conditions as set forth in the Award Agreement. Any dividends or Dividend Equivalent Rights granted with respect to an Award shall be payable to the Participant only if, when and to the extent such underlying Award vests. The Dividend Equivalent Rights granted with respect to Awards that do not vest shall be forfeited.

ARTICLE X

CHANGE IN CONTROL PROVISIONS

10.1    Treatment of Awards Assumed or Substituted by a Successor Entity. Unless otherwise provided by the Committee in an Award Agreement or any applicable employment agreement, offer letter, consulting agreement, change in control agreement, or similar agreement in effect between the Company or an Affiliate and a Participant:

(a)    In the event of a Change in Control in which the surviving entity (together with its affiliates, the “Surviving Entity”) assumes outstanding Awards or substitutes similar awards under the Surviving Entity’s equity compensation plan for outstanding Awards on the same terms and conditions as the original Awards, such Awards that are assumed or substituted shall not vest solely as a result of the occurrence of the Change in Control.

(b)    If, within twenty-four (24) months following the date on which such Change in Control occurs, a Participant’s service, consulting relationship or employment with the Surviving Entity is terminated by the Surviving Entity without Cause or the Participant resigns for Good Reason, any outstanding Awards or substitute awards shall become immediately vested and exercisable, as applicable. Unless the applicable Award Agreement specifically provides for different treatment upon the circumstances described in this Section 10.1(b), Awards that vest based on performance shall be settled at the greater of (i) the target level of performance as set forth in the Award Agreement, and (ii) the actual performance achieved, measured and calculated as of the date of the Change in Control pursuant to a shortened performance period ending on the occurrence of the Change in Control. With regard to each Award, a Participant shall not be considered to have resigned for Good Reason unless either (A) the Award Agreement governing such Award includes such provision or (B) the Participant is covered by a severance plan of the Company or an Affiliate or is party to an employment, severance or similar agreement with the Company or an Affiliate (including, without limitation, an Executive Severance Agreement), in each case, that includes provisions in which the Participant is permitted to resign for Good Reason.

(c)    Solely for purposes of this Section 10.1, “Cause” shall mean, with respect to a Participant’s Termination of Service, (i) the willful and continued failure by such Participant to substantially perform his or her duties with the Surviving Entity (other than any such failure resulting from such Participant’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to such Participant by the Surviving Entity, which demand specifically identifies the manner in which the Surviving Entity believes that such Participant has not substantially performed his or her duties, or (ii) the willful engagement by such Participant in conduct that is demonstrably and materially injurious to the Surviving Entity, monetarily or otherwise. For purposes of this paragraph, no act, or failure to act, on a Participant’s part shall be deemed “willful” unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of the Surviving Entity.

10.2    Treatment of Awards not Assumed or Substituted. Unless otherwise provided by the Committee in an Award Agreement or any applicable employment agreement, offer letter, consulting agreement, change in control agreement, or similar agreement in effect between the Company or an Affiliate and a Participant, upon a Change in Control in which outstanding Awards are not assumed or substitute awards are not granted by the Surviving Entity as provided in Section 10.1 above, any such Awards shall become immediately vested and exercisable, as applicable, and any restrictions

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then in force will lapse, with performance-based Awards deemed earned at the greater of (a) the target level of performance as set forth in the Award Agreement, and (b) the actual performance achieved, measured and calculated as of the date of the Change in Control pursuant to a shortened performance period ending on the occurrence of the Change in Control.

ARTICLE XI

TERMINATION OR AMENDMENT OF PLAN

Notwithstanding any other provision of this Plan, the Board or the Committee may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of this Plan (including any amendment deemed necessary to ensure that the Company may comply with any Applicable Law), or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by Applicable Law or specifically provided herein, the rights of a Participant with respect to Awards granted prior to such amendment, suspension, or termination may not be materially impaired without the consent of such Participant and, provided, further, that without the approval of the holders of the Shares entitled to vote in accordance with Applicable Law, no amendment may be made that would (a) increase the aggregate number of Shares that may be issued under this Plan (except by operation of Section 4.1); (b) change the classification of individuals eligible to receive Awards under this Plan; (c) reduce the exercise price of any Stock Option or Stock Appreciation Right; (d) grant any new Stock Option, Stock Appreciation Right, or other award in substitution for, or upon the cancellation of, any previously granted Stock Option or Stock Appreciation Right that has the effect of reducing the exercise price thereof; (e) exchange any Stock Option or Stock Appreciation Right for Common Stock, cash, or other consideration when the exercise price per Share under such Stock Option or Stock Appreciation Right exceeds the Fair Market Value of a Share; or (f) take any action that would be considered a “repricing” of a Stock Option or Stock Appreciation Right under the applicable listing standards of the national exchange on which the Common Stock is listed (if any). Notwithstanding anything herein to the contrary, the Board or the Committee may amend this Plan or any Award Agreement at any time without a Participant’s consent to comply with Applicable Law, including Section 409A of the Code. The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Article IV or as otherwise specifically provided herein, no such amendment or other action by the Committee shall materially impair the rights of any Participant without the Participant’s consent.

ARTICLE XII

UNFUNDED STATUS OF PLAN

This Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payment as to which a Participant has a fixed and vested interest but which is not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any right that is greater than those of a general unsecured creditor of the Company.

ARTICLE XIII

GENERAL PROVISIONS

13.1    Lock-Up; Legend. The Committee may require each person receiving Shares pursuant to a Stock Option or other Award under this Plan to represent to and agree with the Company in writing that the Participant is acquiring the Shares without a view to distribution thereof. The Company may, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during any period determined by the underwriter or the Company. In addition to any legend required by this Plan, the certificates for such Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares delivered under this Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then

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listed or any national securities exchange system upon whose system the Common Stock is then quoted, and any Applicable Law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. If the Shares are held in book-entry form, then the book-entry will indicate any restrictions on such Shares.

13.2    Dividends and Dividend Equivalents Subject to Forfeiture. Any dividend or Dividend Equivalent Rights credited with respect to an Award (except for dividends paid following the grant of an Award of unrestricted (i.e., fully vested) Shares) shall be subject to the same restrictions on transferability and forfeitability to the same extent as the Award with respect to which such Shares or other property has been distributed and subject to such other terms and conditions as set forth in the Award Agreement. Any dividends or Dividend Equivalent Rights granted with respect to an Award shall be payable to the Participant only if, when and to the extent such underlying Award vests. The Dividend Equivalent Rights granted with respect to Awards that do not vest shall be forfeited.

13.3    Other Plans. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

13.4    No Right to Employment/Directorship/Consultancy. Neither this Plan nor the grant of any Award hereunder shall give any Participant or other employee, Consultant or Non-Employee Director any right with respect to continuance of employment, consultancy or directorship by the Company or any Affiliate, nor shall there be a limitation in any way on the right of the Company or any Affiliate by which an employee is employed or a Consultant or Non-Employee Director is retained to terminate such employment, consultancy, or directorship at any time.

13.5    Withholding of Taxes. A Participant shall be required to pay to the Company or one of its Affiliates, as applicable, or make arrangements satisfactory to the Company regarding the payment of, any income tax, social insurance contribution or other applicable taxes that are required to be withheld in respect of an Award. The Committee may (but is not obligated to), in its sole discretion, permit or require a Participant to satisfy all or any portion of the applicable taxes that are required to be withheld with respect to an Award by (a) the delivery of Shares (which are not subject to any pledge or other security interest) that have been both held by the Participant and vested for at least six (6) months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment under applicable accounting standards) having an aggregate Fair Market Value equal to such withholding liability (or portion thereof); (b) having the Company withhold from the Shares otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant upon the grant, exercise, vesting, or settlement of the Award, as applicable, a number of Shares with an aggregate Fair Market Value equal to the amount of such withholding liability; or (c) by any other means specified in the applicable Award Agreement or otherwise determined by the Committee.

13.6    Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan. The Committee shall determine whether cash, additional Awards, or other securities or property shall be used or paid in lieu of fractional Shares or whether any fractional shares should be rounded, forfeited, or otherwise eliminated.

13.7    No Assignment of Benefits. No Award or other benefit payable under this Plan shall, except as otherwise specifically provided in this Plan or under Applicable Law or permitted by the Committee, be transferable in any manner, and any attempt to transfer any such benefit shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.

13.8    Clawbacks. All awards, amounts, or benefits received or outstanding under this Plan will be subject to clawback, cancellation, recoupment, rescission, payback, reduction, or other similar action in accordance with any Company clawback or similar policy or any Applicable Law related to such actions. A Participant’s acceptance of an Award will constitute the Participant’s acknowledgement of and consent to the Company’s application, implementation, and enforcement of any applicable Company clawback or similar policy that may apply to the Participant, whether adopted before or after the Effective Date, and any Applicable Law relating to clawback, cancellation, recoupment, rescission, payback, or reduction of compensation, and the Participant’s agreement that the Company may take any actions that may be necessary to effectuate any such policy or Applicable Law, without further consideration or action.

Owens & Minor, Inc.    ●    2023 Proxy Statement            A-17

Annex A

13.9    Listing and Other Conditions.

(a)    Unless otherwise determined by the Committee, as long as the Common Stock is listed on a national securities exchange or system sponsored by a national securities association, the issuance of Shares pursuant to an Award shall be conditioned upon such Shares being listed on such exchange or system. The Company shall have no obligation to issue such Shares unless and until such Shares are so listed, and the right to exercise any Option or other Award with respect to such Shares shall be suspended until such listing has been effected.

(b)    If at any time counsel to the Company advises the Company that any sale or delivery of Shares pursuant to an Award is or may in the circumstances be unlawful or result in the imposition of excise taxes on the Company under Applicable Law, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act or otherwise, with respect to Shares or Awards, and the right to exercise any Option or other Award shall be suspended until, based on the advice of said counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company.

(c)    Upon termination of any period of suspension under this Section 13.9, any Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all Shares available before such suspension and as to Shares which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Award.

(d)    A Participant shall be required to supply the Company with certificates, representations, and information that the Company requests and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent, or approval that the Company deems necessary or appropriate.

13.10    Governing Law. This Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the Commonwealth of Virginia, without reference to principles of conflict of laws.

13.11    Construction. Wherever any words are used in this Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

13.12    Other Benefits. No Award granted or paid out under this Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates or affect any benefit or compensation under any other plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

13.13    Costs. The Company shall bear all expenses associated with administering this Plan, including expenses of issuing Shares pursuant to Awards hereunder.

13.14    No Right to Same Benefits. The provisions of Awards need not be the same with respect to each Participant and such Awards to individual Participants need not be the same in subsequent years.

13.15    Death/Disability. The Committee may in its discretion require the transferee of a Participant to supply it with written notice of the Participant’s death or Disability and to supply it with a copy of the will (in the case of the Participant’s death) or such other evidence as the Committee deems necessary to establish the validity of the transfer of an Award. The Committee may also require the agreement of the transferee to be bound by all of the terms and conditions of this Plan.

13.16    Section 16(b) of the Exchange Act. It is the intent of the Company that this Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of this Plan would conflict with the intent expressed in this Section 13.16, such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.

13.17    Deferral of Awards. The Committee may establish one or more programs under this Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Participant to payment or receipt of Shares

A-18            Owens & Minor, Inc.    ●    2023 Proxy Statement

Annex A

or other consideration under an Award. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules, and procedures that the Committee deems advisable for the administration of any such deferral program.

13.18    Section 409A of the Code. This Plan and Awards are intended to comply with or be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed, and interpreted in accordance with such intent. To the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, any provision in this Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with or be exempt from Section 409A of the Code and, to the extent such provision cannot be amended to comply therewith or be exempt therefrom, such provision shall be null and void. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee or the Company and, in the event that any amount or benefit under this Plan becomes subject to penalties under Section 409A of the Code, responsibility for payment of such penalties shall rest solely with the affected Participants and not with the Company. Notwithstanding any contrary provision in this Plan or Award Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be made under this Plan to a “specified employee” (as defined under Section 409A of the Code) as a result of such employee’s separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such separation from service (or, if earlier, until the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) upon expiration of such delay period.

13.19    Data Privacy. As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this Section 13.19 by and among, as applicable, the Company and its Affiliates, for the exclusive purpose of implementing, administering, and managing this Plan and Awards and the Participant’s participation in this Plan. In furtherance of such implementation, administration, and management, the Company and its Affiliates may hold certain personal information about a Participant, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its Affiliates, and details of all Awards (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan, the Company and its Affiliates may each transfer the Data to any third parties assisting the Company in the implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan. Recipients of the Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any shares of Common Stock. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage this Plan and Awards and the Participant’s participation in this Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel the Participant’s eligibility to participate in this Plan, and in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

13.20    Successor and Assigns. This Plan shall be binding on all successors and permitted assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator, or trustee of such estate.

13.21    Severability of Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

Owens & Minor, Inc.    ●    2023 Proxy Statement            A-19

Annex A

13.22    Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.

ARTICLE XIV

EFFECTIVE DATE OF PLAN

This Plan shall become effective on the date this Plan is approved by the shareholders of the Company in accordance with the requirements of the laws of the Commonwealth of Virginia. If this Plan is not approved by the Company’s shareholders, this Plan will not become effective and no Awards will be granted under this Plan and the Prior Plan will continue in full force and effect in accordance with its terms.

ARTICLE XV

TERM OF PLAN

No Award shall be granted pursuant to this Plan on or after the tenth (10th) anniversary of the earlier of the date that this Plan is adopted or the date of shareholder approval, but Awards granted prior to such tenth (10th) anniversary may extend beyond that date.

*    *    *    *    *

A-20            Owens & Minor, Inc.    ●    2023 Proxy Statement

CORPORATE OFFICE
804.723.7000
www.owens-minor.com

STREET ADDRESS
9120 Lockwood Boulevard
Mechanicsville, VA 23116

MAILING ADDRESS
Post Office Box 27626
Richmond, VA 23261-7626

Owens & Minor®

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.

Online Go to www.envisionreports.com/OMI or scan the QR code – login details are located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/OMI

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4.

1.	Election of nine Directors, each for a one-year term and until their respective successors are elected and qualified:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Mark A. Beck	☐	☐	☐	02 - Gwendolyn M. Bingham	☐	☐	☐	03 - Kenneth Gardner-Smith	☐	☐	☐

04 - Robert J. Henkel	☐	☐	☐	05 - Rita F. Johnson-Mills	☐	☐	☐	06 - Stephen W. Klemash	☐	☐	☐

07 - Teresa L. Kline	☐	☐	☐	08 - Edward A. Pesicka	☐	☐	☐	09 - Carissa L. Rollins	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Approval of the Owens & Minor, Inc. 2023 Omnibus Incentive Plan	☐	☐	☐	3.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023	☐	☐	☐

4.	Advisory vote to approve the compensation of the Company’s named executive officers	☐	☐	☐	5.	To transact any other business properly before the Annual Meeting

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

1 U P X

03S5WB

Owens & Minor will host the Annual Meeting in a virtual meeting format only, via the Internet on

Thursday, May 11, 2023 at 9:00 a.m. Eastern Daylight Time, virtually via the internet at www.meetnow.global/MC6GDAD.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.

The 2023 Proxy Statement and the 2022 Annual Report/Form 10-K to Shareholders are available at: www.envisionreports.com/OMI

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/OMI

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy – Owens & Minor, Inc.

Annual Meeting of Shareholders to be held May 11, 2023

This Proxy is solicited by the Board of Directors of Owens & Minor, Inc.

Mark A. Beck, Stephen W. Klemash and Edward A. Pesicka, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Owens & Minor, Inc. to be held on May 11, 2023 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote “FOR” all nominees named in Proposal 1 and “FOR” Proposals 2, 3 and 4. The Proxies, in their discretion, are further authorized to vote upon such other business as may properly come before the 2023 Annual Meeting of Shareholders and any postponements or adjournments thereof.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.